Exhibit 10.1

CREDIT AGREEMENT

dated as of August 18, 2017

among

INNOVIVA, INC.,
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent

_____________________________________________________________

MORGAN STANLEY SENIOR FUNDING, INC.,
as Sole Lead Arranger

MORGAN STANLEY SENIOR FUNDING, INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Bookrunners

BANK OF AMERICA, N.A.,

as Documentation Agent

i

4.6.	Litigation and Adverse Proceedings	80
4.7.	Insurance	80
4.8.	Ownership of Property; Liens	80
4.9.	Intellectual Property; Royalty Rights	81
4.10.	Taxes	82
4.11.	Federal Reserve Regulations	82
4.12.	Labor Matters	82
4.13.	ERISA	82
4.14.	Investment Company Act	83
4.15.	Capital Stock and Ownership Interests of Subsidiaries	83
4.16.	Use of Proceeds	83
4.17.	Environmental Matters	83
4.18.	Accuracy of Information, etc.	84
4.19.	Security Documents	85
4.20.	Solvency	85
4.21.	Senior Indebtedness	85
4.22.	EEA Financial Institution	85
4.23.	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	85

SECTION 5.	CONDITIONS PRECEDENT	86

5.1.	Conditions to Extension of Credit	86
5.2.	Conditions to Each Incremental Term Loan	89

SECTION 6.	AFFIRMATIVE COVENANTS	89

6.1.	Financial Statements	89
6.2.	Certificates; Other Information	90
6.3.	Payment of Taxes	91
6.4.	Maintenance of Existence; Compliance	91
6.5.	Maintenance of Property; Insurance	92
6.6.	Inspection of Property; Books and Records; Discussions	92
6.7.	Notices	93
6.8.	Environmental Laws	93
6.9.	Intellectual Property; Royalty Rights	94
6.10.	Post-Closing; Additional Collateral, etc.	94
6.11.	Further Assurances	96
6.12.	Rated Credit Facility; Corporate Ratings	97
6.13.	Use of Proceeds	97
6.14.	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	97
6.15.	Designation of Subsidiaries	97

SECTION 7.	NEGATIVE COVENANTS	98

7.1.	Indebtedness	98
7.2.	Liens	101
7.3.	Fundamental Changes	105

7.4.	Disposition of Property	106
7.5.	Restricted Payments	109
7.6.	Investments	111
7.7.	Optional Payments and Modifications of Certain Debt Instruments	113
7.8.	Transactions with Affiliates	115
7.9.	Lines of Business	116
7.10.	Hedge Agreements	116
7.11.	Changes in Fiscal Periods	116
7.12.	Negative Pledge Clauses	116
7.13.	Clauses Restricting Subsidiary Distributions	117

SECTION 8.	EVENTS OF DEFAULT	119

8.1.	Events of Default	119

SECTION 9.	THE AGENTS	121

9.1.	Appointment and Authority	121
9.2.	Rights as a Lender	122
9.3.	Exculpatory Provisions	122
9.4.	Reliance	123
9.5.	Delegation of Duties	124
9.6.	Resignation of Administrative Agent or Collateral Agent	124
9.7.	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	125
9.8.	No Other Duties	126
9.9.	Administrative Agent May File Proofs of Claim	126
9.10.	Collateral and Guarantee Matters	126
9.11.	Additional Secured Parties	128
9.12.	Withholding Tax	128
9.13.	Certain ERISA Matters	129

SECTION 10.	MISCELLANEOUS	131

10.1.	Amendments and Waivers	131
10.2.	Notices	134
10.3.	No Waiver; Cumulative Remedies	137
10.4.	Survival of Representations and Warranties	137
10.5.	Payment of Expenses and Taxes; Indemnity	137
10.6.	Successors and Assigns; Participations and Assignments	140
10.7.	Sharing of Payments; Set-off	146
10.8.	Counterparts	146
10.9.	Severability	147
10.10.	Integration	147
10.11.	GOVERNING LAW	147
10.12.	Submission To Jurisdiction; Waivers	147
10.13.	Acknowledgments	148
10.14.	Intercreditor Agreements	149

10.15.	Confidentiality	149
10.16.	WAIVERS OF JURY TRIAL	150
10.17.	Judgment Currency	151
10.18.	Patriot Act Notice	151
10.19.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	151

SCHEDULES:

1.1	Commitments
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
7.1	Existing Indebtedness
7.2	Existing Liens
7.6	Existing Investments
7.8	Existing Affiliate Transactions
7.12	Clauses Restricting Negative Pledges
7.13	Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Borrowing Notice
C	Guarantee and Collateral Agreement
D-1	Form of Tax Status Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
D-2	Form of Tax Status Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
D-3	Form of Tax Status Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
D-4	Form of Tax Status Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
E	Form of Note
F-1	Form of Closing Certificate
F-2	Form of Compliance Certificate
G	Form of Interest Election Request
H	Form of Borrower Assignment and Assumption
I	Form of Perfection Certificate

v

CREDIT AGREEMENT dated as of August 18, 2017 among INNOVIVA, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as “Lenders,” and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower intends to repay all outstanding amounts under the Borrower’s LABA PhaRMASM 9.0% Fixed Rate Term Notes due 2029 (the “2029 Notes”), terminate any commitments in respect of the 2029 Notes and terminate all guarantees and Liens in support of the 2029 Notes (collectively, the “Refinancing”).

WHEREAS, the Borrower has requested that the Lenders make available the Initial Term Commitments and the Initial Term Loans on the Effective Date, the proceeds of which will be used, together with cash on hand of the Borrower, to finance the Refinancing and to pay related fees and expenses.

WHEREAS, the Lenders are willing to make available the Initial Term Commitments and the Initial Term Loans for such purposes on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1.                            Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2023 Convertible Notes”: the Borrower’s 2.125% Convertible Subordinated Notes due 2023.

“2029 Notes”: as defined in the recitals to this Agreement.

“2025 Convertible Notes”: the Borrower’s 2.50% Convertible Senior Notes due 2025.

“ABR”: a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) Prime Rate, (b) ½ of 1% per annum above the Federal Funds Effective Rate, (c) the LIBOR Rate for an Interest Period of one month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day) and (d) in the case of the Initial Term Loans, 2.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in

ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

“ABR Loans”: Term Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Change”: as defined in Section 1.2(e).

“Acquired Person”: as defined in Section 7.1(i).

“Additional Refinancing Lender”: as defined in Section 2.6.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Lender”: as defined in Section 3.13.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities, by contract or otherwise; provided, however, that for purposes of Section 7.8, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 20% of any class of Capital Stock of the person specified or (ii) any person that is an officer or director of the person specified.

“Agent Fee Letter”: the Agent Fee Letter dated July 31, 2017 between the Borrower and Morgan Stanley Senior Funding, Inc.

“Agents”: the collective reference to the Administrative Agent, the Collateral Agent, the Lead Arranger, the Joint Bookrunners and the Documentation Agent.

“Agreement”: this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or that prohibit bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws”: any laws relating to terrorism or money laundering, including Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin”: in the case of the Initial Term Loans, 4.50% per annum for LIBOR Rate Loans and 3.50% per annum for ABR Loans.

“Approved Electronic Communications”: collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Agent or Lender by means of electronic communications pursuant to Section 10.2(b) or Section 10.2(d), including through the Platform.

“Approved Fund”: with respect to any Lender, any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, or similar extensions of credit in the ordinary course and is administered or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property, including, without limitation, any issuance of Capital Stock of any Restricted Subsidiary of the Borrower to a Person other than to any Group Member (excluding in any case any such Disposition permitted by Section 7.4 other than Section 7.4(p), Section 7.4(r) and Section 7.4(t)) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, and, if applicable, the Borrower, substantially in the form of Exhibit A (or any other form approved by the Borrower and the Administrative Agent).

“Assignment Effective Date”: as defined in Section 10.6(d).

“Available Amount” at any time, an amount, to the extent Not Otherwise Applied, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)                                 $25,000,000; plus

(b)                                 the aggregate amount of net cash proceeds of any capital contributions (that is converted or exchanged for Qualified Capital Stock) or issuances of Qualified Capital Stock (or for Qualified Capital Stock issued upon conversion of debt securities) received or made by the Borrower (other than Section 7.5(d)) after the Effective Date; plus

(c)                                  the Retained Excess Cash Flow Amount; plus

(d)                                 100% of the aggregate net cash proceeds and the fair market value (as reasonably determined by the Borrower) of marketable securities or other property contributed (without the payment, surrender or issuance of any value) to the Qualified Capital Stock of the Borrower after the Effective Date by any Person other than the Borrower or a Restricted Subsidiary; plus

(e)                                  the fair market value of all Qualified Capital Stock of the Borrower issued upon conversion or exchange of Indebtedness or Disqualified Capital Stock of the Borrower or any of its Restricted Subsidiaries incurred after the Effective Date; plus

(f)                                   the aggregate amount received by the Borrower or any Restricted Subsidiary after the Effective Date from cash (or Cash Equivalents) dividends and distributions made by any Unrestricted Subsidiary and returns of principal, cash repayments, interest and similar payments made by any Unrestricted Subsidiary in respect of Investments made by the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary (solely to the extent such Investments in such Unrestricted Subsidiary were made using the Available Amount), and the net cash proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of assets or the Capital Stock of any Unrestricted Subsidiary to any Person other than the Borrower or a Restricted Subsidiary after the Effective Date (solely to the extent such Investments in such Unrestricted Subsidiary were made using the Available Amount); plus

(g)                                  in the event that the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Effective Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary, so long as the Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary), the fair market value (as determined in good faith by the Borrower) of the Investment in such Unrestricted Subsidiary at the time of such redesignation, in each case solely to the extent such Investments in such Unrestricted Subsidiary were made using the Available Amount; plus

(h)                                 the aggregate amount of Retained Declined Proceeds; plus

(i)                                     to the extent not otherwise included, the aggregate amount of Returns to the Borrower or any Restricted Subsidiary in respect of Investments made pursuant to Section 7.6(t); minus

(j)                                    any usage of such Available Amount pursuant to Sections 7.5(g), 7.6(t) and 7.7(a)(iii).

“Available Amount Condition”: after giving effect to any usage of the Available Amount pursuant to Section 7.5(g) or Section 7.7(a)(iii), the Consolidated Leverage Ratio, on a pro forma basis, as of the last day of the period of four (4) fiscal quarters most recently completed for which financial statements have been delivered pursuant to Section 6.1 is less than or equal to 3.81:1.00.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial  Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the  European Union, the implementing law for such EEA Member Country from time to time  which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Benefited Lender”: as defined in Section 10.7(a).

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Person”: as defined in Section 4.23(c).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrower Assignment and Assumption”: an assignment and assumption entered into by a Lender and the Borrower and accepted by the Administrative Agent, substantially in the form of Exhibit H (or any other form approved by the Borrower and the Administrative Agent).

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Term Loans hereunder.

“Business Day”: (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or any LIBOR Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets (including Capitalized Software Expenditures) or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, excluding (i) expenditures financed with any Reinvestment Deferred Amount to the extent otherwise not taken into account in determining Consolidated Net Income,

(ii) any Permitted Acquisitions and any other Investments permitted hereunder, (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit and (iv) expenditures to the extent they are made with the cash and Cash Equivalent proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Borrower after the Effective Date.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, however, that all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall, at the option of the Borrower, continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to Section 6.1.

“Capital Stock”: with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Effective Date, but excluding debt securities convertible or exchangeable into such equity interests.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Equivalents”: as at any date of determination, any of the following: (a) securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the government of the United States of America or (ii) issued by any agency of the United States of America and the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender, the Administrative Agent or any Joint Bookrunner or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has (or whose parent company has) a rating of at least BBB+ from S&P or Baa1 from Moody’s; (d) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-2 by S&P or P-2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; (g) Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); (h) other short-term investments utilized by any Foreign Subsidiary in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and (i) shares of money market, mutual or similar funds which (i) invest exclusively in assets satisfying the requirements of clauses (a) through (h) of this definition; (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Agreement”: any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“CFC”: any Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and any Subsidiary of a CFC.

“Change of Control”: an event or series of events by which, at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis.  For the avoidance of doubt, the formation of a holding company to own the equity interests of the Borrower pursuant to a Permitted Reorganization Transaction shall not constitute a Change of Control, provided a Change of Control is not otherwise occurring.

“Code”: the Internal Revenue Code of 1986, as amended from time to time (unless otherwise provided for within).

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: the Term Commitment of any Lender.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from to time, and any successor statute.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit F-2.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated August 2017 and furnished to the Lenders in connection with the syndication of the Initial Term Loans.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower at such date, but excluding the current portion of any Funded Debt, the current portion of interest expense (other than interest expense that is due and unpaid) and the current portion of current and deferred Taxes based upon income or profits of the Loan Parties.

“Consolidated EBITDA”: for any period, for the Borrower and the Restricted Subsidiaries on a consolidated basis, without duplication, an amount equal to Consolidated Net Income for such period plus (a) the following, in each case (other than clause (xiv) below), to the extent deducted or excluded (and not added back) in calculating such Consolidated Net Income:

(i)                                     provisions for Taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes;

(ii)                                  interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Term Loans) for such period, including and together with (A) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (B) non-cash interest payments, (C) the interest component of Capital Lease Obligations, (D) net payments, if any, pursuant to interest Hedge Agreements with respect to Indebtedness, (E) amortization of deferred financing fees, debt issuance costs, commissions and fees, (F) the interest component of any pension or other post-employment benefit expense and (G) to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed);

(iii)                               depreciation and amortization expense;

(iv)                              non-cash stock-based compensation expense for such period;

(v)                                 all extraordinary, unusual or nonrecurring cash expenses, charges and losses for such period;

(vi)                              non-cash purchase accounting adjustments;

(vii)                           costs and expenses incurred in connection with the Transaction;

(viii)                        any net loss from disposed or discontinued operations;

(ix)                              all costs and expenses incurred or paid in connection with Investments (including Permitted Acquisitions) whether or not such Investment is consummated;

(x)                                 the amount of any minority interest expense (or income (loss) allocable to noncontrolling interests) consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary of the Borrower;

(xi)                              all costs and expenses incurred in connection with the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder or issuance of Capital Stock whether or not consummated;

(xii)                           other charges, expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period, including any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges in any future period);

(xiii)                        the aggregate net loss on the Disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business;

(xiv)                       the amount of cost savings, operating expense reductions and synergies related to acquisitions, Dispositions, other Specified Transactions, cost savings initiatives and other initiatives projected by the Borrower in good faith as a result of actions taken or committed to be taken (including pursuant to internal procedures) no later than twelve (12) months after such acquisition, Disposition, other Specified Transaction or identification of cost savings initiative or other initiative (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable and (B) the benefits resulting therefrom are anticipated by the Borrower to be realized commencing not later than twelve (12) months of such actions having been taken, or having been committed to be taken;

(xv)                          any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount (A) is not denied by the applicable carrier or indemnitor in writing within 180 days of the occurrence of such event and (B) is in fact indemnified or reimbursed within 365 days of such determination (with a subtraction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period);

(xvi)                       to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount (A) is not denied by the applicable carrier or indemnitor in writing within 180 days of the occurrence of such event and (B) is in fact reimbursed within 365 days of the date of such determination (with a subtraction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption;

(xvii)                    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back;

(xviii)                 expenses during such period in connection with Earn-Out Obligations and other deferred payments in connection with any acquisitions permitted under this Agreement, to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such Earn-Out Obligations or other deferred payments exceeds the liability booked by the applicable Person therefor; and

(xix)                       the amount of any (A) retention charges (including charges or expenses in respect of incentive plans) and recruiting, relocation and signing bonuses and expenses and (B) restructuring charges or reserves, integration costs, transition costs, start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to information technology and accounting functions, integration and facilities opening costs or any one-time costs;

less (b) the following to the extent added in calculating such Consolidated Net Income of the Loan Parties:

(A)                               all interest income for such period,

(B)                               all Tax benefits for such period to the extent not netted in determining the amount for clause (a)(i) above,

(C)                               non-cash purchase accounting adjustments,

(D)                               (i) the aggregate net gain from the Disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business, (ii) any net gain from disposed or discontinued operations, (iii) all extraordinary, unusual or nonrecurring gains for such period, and (iv) all non-cash items increasing Consolidated Net Income which do not represent a cash item in such period or any future period (but excluding any such items (x) in respect of which cash was received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period),

(E)                                the amount of minority interest income (or income (loss) allocable to noncontrolling interests) consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary of the Borrower, and

(F)                                 gains during such period in connection with Earn-Out Obligations and other deferred payments in connection with any acquisitions permitted under this Agreement, to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such Earn-Out Obligations or other deferred payments is less than the liability booked by the applicable Person therefor.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended June 30, 2017, March 31, 2017, December 31, 2016, and September 30, 2016, Consolidated EBITDA for such fiscal quarters shall be $53,800,000, $35,400,000, $43,700,000 and $33,200,000, respectively, in each case as may be subject to addbacks and adjustments (without duplication) pursuant to clause (a)(xiv) above and Section 1.3 for the applicable test period.

“Consolidated Funded Debt”: at any date, the aggregate principal amount, without duplication, of all Indebtedness of the type described in clauses (a), (c), (e), (f) (to the extent of any unreimbursed drawings) and (g) of the definition of such term of the Loan Parties and Guarantee Obligations of the Loan Parties in respect of such types of Indebtedness at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio”: at any date, the ratio of (a) Consolidated Funded Debt as of such date minus the aggregate amount of unrestricted cash and Cash Equivalents not to exceed $75,000,000 included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication:

(a) the undistributed earnings of any Restricted Subsidiary that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), its Organizational Documents or Requirement of Law applicable to such Restricted Subsidiary;

(b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is designated a Restricted Subsidiary, as applicable, or is merged into or consolidated with the Borrower or any Restricted Subsidiary or that Person’s assets are acquired by the Borrower or any Restricted Subsidiary (except to the extent required for any calculation of Consolidated EBITDA on a pro forma basis in accordance with the terms hereof);

(c) the income (or loss) of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or any Restricted Subsidiary by such Person in such period;

(d) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(e) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any Permitted Acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes;

(f) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedge Agreements or (iii) other derivative instruments;

(g) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133; and (ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from Hedge Agreements for currency exchange risk.

In addition, Consolidated Net Income shall include the amount of any cash payments received in any period with respect to royalties and other assets that may be classified as financial assets and that would not otherwise be included in Consolidated Net Income.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date; provided that, for purposes of calculating any change in Consolidated Working Capital, (x) changes in balance sheet classification (i.e., long-term to short-term and non-cash adjustments resulting from application of the business combination/acquisition accounting rules) during any fiscal period, due to timing, shall be adjusted to eliminate any distortions and (y) acquisitions occurring during any fiscal period shall be disregarded or shall be deemed to have occurred on the first day of such period).

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Convertible Indebtedness”: Indebtedness of the Borrower outstanding as of the Effective Date or otherwise permitted to be incurred under the terms of this Agreement that is either (a) convertible into common stock or other Qualified Capital Stock  of the Borrower or a parent company of the Borrower (and cash in lieu of fractional shares), cash or any combination of such common stock or Qualified Capital Stock and cash (in an amount determined by reference to the price of such common stock or other Qualified Capital Stock) or (b) sold as units with call options, warrants, forwards or other rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock or other Qualified Capital Stock  of the Borrower or parent company of the Borrower  and/or cash (in an amount determined by reference to the price of such common stock).

“Corporate Family Rating”: an opinion issued by Moody’s of a corporate family’s ability to honor all of its financial obligations that is assigned to a corporate family as if it had a single class of debt and a single consolidated legal entity structure.

“Corporate Rating”: an opinion issued by S&P of an obligor’s overall financial capacity (its creditworthiness) to pay its financial obligations.

“Credit Agreement Refinanced Debt”:  as defined in the definition of Credit Agreement Refinancing Indebtedness.

“Credit Agreement Refinancing Indebtedness”:  (a) Other Term Loans obtained pursuant to a Refinancing Amendment, (b) Permitted First Priority Replacement Debt, (c) Permitted Junior Priority Replacement Debt and/or (d) Permitted Unsecured Replacement Debt, in each case, issued, incurred or obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, restructure or refinance, in whole or in part, any or all Tranches of then existing Term Loans (in each case including any successive Credit Agreement Refinancing Indebtedness) (the “Credit Agreement Refinanced Debt”); provided that (v) such Credit Agreement Refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Credit Agreement Refinanced Debt, plus premiums and accrued and unpaid interest, fees and expenses in respect thereof plus other costs, fees and expenses (including upfront fees and original issue discount) incurred in connection with such Credit Agreement Refinancing Indebtedness, (w) such Credit Agreement Refinancing Indebtedness does not mature prior to the maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity at such time of, the corresponding Tranche of Credit Agreement Refinanced Debt (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Credit Agreement Refinanced Debt) (or, if such Credit Agreement Refinancing Indebtedness is unsecured or is subordinated in right of payment to the Obligations, such Credit Agreement Refinancing Indebtedness does not mature or have any amortization prior to the then Latest Maturity Date at the time of issuance or incurrence of such Credit Agreement Refinancing Indebtedness and shall have no greater mandatory prepayments than such Credit Agreement Refinanced Debt (other than (1) asset sale or similar event provisions that provide for the prior repayment in full of the Term Loans, (2) change of control provisions that provide for the prior repayment in full of the Term Loans, (3) maturity payments and customary mandatory prepayments for customary bridge financings that, subject to customary conditions, provide for automatic conversion or exchange into Indebtedness that otherwise complies with the requirements of this definition, (4) AHYDO payments and (5), with respect to convertible notes and bonds, fundamental change offers and pursuant to settlements upon conversion)), (x) such Credit Agreement Refinancing Indebtedness shall not be incurred or guaranteed by any Restricted Subsidiary that did not incur or guarantee such Credit Agreement Refinanced Debt, (y) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued and unpaid interest, fees then due and premiums (if any) in connection therewith shall be paid substantially contemporaneously with, and to the extent of the incurrence of the Credit Agreement Refinancing Indebtedness, and (z) such Credit Agreement Refinancing Indebtedness shall have other terms and conditions (excluding pricing, fees, rate floors and optional prepayment or redemption terms and any provisions customary for convertible notes and bonds) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Credit Agreement Refinancing Indebtedness than, those applicable to the Credit Agreement Refinanced Debt (except to the extent (1) such terms are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any Credit Agreement Refinancing Indebtedness, no consent shall be required from the Administrative Agent to the extent that such financial maintenance covenant is also added for the benefit of the Lenders hereunder) or (2) applicable solely to periods after the Latest Maturity Date).  For the avoidance of doubt, Credit Agreement Refinancing Indebtedness consisting of Other Term Loans shall be subject to the requirements set forth in Section 2.6 and all accrued fees in connection therewith shall be paid substantially contemporaneously with the incurrence of the Credit Agreement Refinancing Indebtedness.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

“Designated Non-Cash Consideration”: means the fair market value of non-cash consideration received by a Group Member in connection with a Disposition pursuant to Section 7.4(r) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposition”: with respect to any Property, any sale, lease, exclusive license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock that is not Qualified Capital Stock.  For the avoidance of doubt, the Existing Convertible Notes shall not constitute Disqualified Capital Stock.

“Disqualified Institution”: (i) any competitors of the Borrower or of GlaxoSmithKline plc that are each identified in writing by the Borrower to the Administrative Agent prior to the Effective Date and that are in the same or a similar line of business as the Borrower or GlaxoSmithKline plc, together with any affiliates (in each case other than a bona fide debt fund or an investment vehicle that is primarily engaged in the marketing, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course) that are readily identifiable as such on the basis of their name, (ii) any persons that are engaged as principals primarily in private equity or venture capital and certain banks, financial institutions, other institutional lenders and investors and other entities, including “activist” funds and royalty funds, in each case designated in writing by the Borrower to the Administrative Agent prior to the Effective Date and (iii) solely with respect to any competitor of the Borrower or of GlaxoSmithKline plc, following the Effective Date that are identified in writing by the Borrower with the consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed; provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in any Term Loans to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be.

“Documentation Agent”: Bank of America, N.A., in its capacity as documentation agent under this Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary that is a “United States Person,” as defined in the Code, other than a CFC or a FSHCO.

“Earn-Out Obligations”: those certain unsecured obligations of the Borrower or any Subsidiary arising in connection with any acquisition of assets or businesses permitted under Section 7.6 to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith.

“ECF Percentage”: 25%; provided that, with respect to each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2018, the ECF Percentage shall be (a) 50% if the First Lien Secured Leverage Ratio as of the last day of such fiscal year is greater than 1.55:1.00 and (b) 0% if the First Lien Secured Leverage Ratio as of the last day of such fiscal year is less than 0.55:1.00.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA  Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution  established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: August 18, 2017.

“Eligible Assignee”: any Assignee permitted by and consented to in accordance with Section 10.6(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Disqualified Institution.

“Engagement Letter”: the Engagement Letter dated July 31, 2017 among the Borrower, Morgan Stanley Senior Funding, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally binding requirements (including, without limitation, principles of common law) of any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or, as pertains to exposure to Materials of Environmental Concern, health and safety, or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or release of, or exposure to, Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties, attorney or consultant fees or indemnities) resulting from or based upon (a) non-compliance with any Environmental Law or any Environmental Permit, (b) exposure to any Materials of Environmental Concern, (c) Release or threatened Release of any Materials of Environmental Concern, (d) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse) or (e) any contract, agreement or other consensual arrangement to the extent that liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all Governmental Authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.  Any former ERISA Affiliate of the Group Members shall continue to be considered an ERISA Affiliate of the Group Members within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of any Group Member and with respect to liabilities arising after such period for which any Group Member would be liable under the Code or ERISA.

“ERISA Event”: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Single Employer Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by PBGC regulation in effect on the date hereof); (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Single Employer Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan; (d) the termination of any Single Employer Plan or the withdrawal or partial withdrawal of any Group Member from any Single Employer Plan or Multiemployer Plan, in each case which would reasonably be expected to result in a material liability to any Group Member; (e) a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the receipt by any Group Member or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan; (h) the adoption of any amendment to a Single Employer Plan that would require the provision of security pursuant to Section 436(f) of the Code; (i) the receipt by any Group Member or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Group Member or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (j) the failure by any Group Member or any of their respective ERISA Affiliates to make a required contribution to a Multiemployer Plan; (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in material liability to any Group Member; (l) the receipt from the IRS of notice of disqualification of any Plan intended to qualify under Section 401(a) of the Code, or the disqualification of any trust forming part of any Plan intended to qualify for exemption from taxation under Section 501(a) of the Code; (m) the imposition of a lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Single Employer Plan; (n) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Group Member or any of their respective ERISA Affiliates in connection with any Plan; or (o) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition on any Group Member or any of their respective ERISA Affiliates of any  fine, penalty, tax or related charge under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule  published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for the fiscal quarters of the Borrower ending on September 30, 2017 and December 31, 2017, or any fiscal year of the Borrower ending after December 31, 2017 (each such fiscal quarter or fiscal year, a “fiscal period”), the excess, if any, of:

(a)                                 the sum, without duplication, of:

(i)                                     Consolidated Net Income for such fiscal period;

(ii)                                  the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future fiscal period or amortization of a prepaid cash gain that was paid in a prior fiscal period);

(iii)                               decreases in Consolidated Working Capital for such fiscal period;

(iv)                              the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and the Restricted Subsidiaries during such fiscal period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; and

(v)                                 expenses deducted from Consolidated Net Income during such fiscal period in respect of expenditures made during any prior fiscal period for which a deduction from Excess Cash Flow was made in such prior fiscal period pursuant to clause (b)(viii), (ix) or (xiii) below, minus

(b)                                 the sum, without duplication, of:

(i)                                     the amount of all non-cash credits included in arriving at such Consolidated Net Income;

(ii)                                  the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such fiscal period on account of Capital Expenditures, acquisitions, permitted Investments (including Permitted Acquisitions) and Earn-Out Obligations, in each case from Internally Generated Cash;

(iii)                               the aggregate amount of all principal payments of Indebtedness (including the Term Loans (but other than mandatory prepayments made under Section 3.2(c) and the Voluntary Prepaid Amount (as defined in Section 3.2(c))), but excluding payments in respect of any revolving credit facility unless there is an equivalent permanent reduction in commitments thereunder) of the Borrower and the Restricted Subsidiaries made during such fiscal period from Internally Generated Cash;

(iv)                              increases in Consolidated Working Capital for such fiscal period;

(v)                                 the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and the Restricted Subsidiaries during such fiscal period (other than sales of inventory in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(vi)                              cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) from Internally Generated Cash;

(vii)                           Restricted Payments made in cash from Internally Generated Cash (other than to the Borrower or a Restricted Subsidiary);

(viii)                        the amount of cash Taxes actually paid in such fiscal period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such fiscal period;

(ix)                              fees, expenses or charges paid in cash related to any acquisitions or permitted Investments (including Permitted Acquisitions), the issuance, payment, amendment or refinancing of Indebtedness permitted under Section 7.1 hereof and the issuance of Capital Stock and Dispositions permitted under Section 7.4 hereof, including, in each case, any such transaction undertaken but not completed, to the extent not deducted in arriving at such Consolidated Net Income;

(x)                                 any premium paid in cash during such period in connection with the prepayment, redemption, purchase, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder;

(xi)                              without duplication of amounts deducted in prior fiscal periods (A) the aggregate consideration required to be paid in cash by a Group Member pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal period relating to acquisitions or permitted Investments (including Permitted Acquisitions) or (B) any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries relating to Capital Expenditures or acquisitions of intellectual property (the “Planned Expenditures”), in each case to be consummated or made during the fiscal period of the Borrower following the end of such fiscal period; provided that, to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such acquisitions, Investments, Capital Expenditures or acquisitions of intellectual property during such fiscal period is less than the Contract Consideration and the Planned Expenditures, as applicable, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such fiscal period;

(xii)                           any payment of cash to be amortized or expensed over a future period and recorded as a long term asset (it being understood that the amortization or expense of such payment shall not reduce Excess Cash Flow in any future fiscal period); and

(xiii)                        cash expenditures in respect of Hedge Agreements to the extent not deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 3.2(c).

“Excess Cash Flow Payment Period”: with respect to the prepayment required on each Excess Cash Flow Application Date, the immediately preceding fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2018.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Assets”: (a) any fee owned Real Property (other than Material Owned Real Property) and any leasehold rights and interests in Real Property (it being understood that there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters), (b) commercial tort claims where the amount of damages claimed by the applicable Loan Party in its reasonable determination is less than $2,500,000, (c) governmental licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable Requirements of Law (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization that has not been obtained, other than to the extent such prohibition or limitation on possessing a security interest therein is rendered ineffective under the UCC or other applicable Requirements of Law notwithstanding such prohibition or limitation, (d) (i) any lease, license, permit or agreement to the extent that a grant of a security interest therein is prohibited by applicable Requirements of Law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable Requirements of Law notwithstanding such prohibition or (ii) any lease, license, permit or agreement or any property subject to a purchase money security interest or any property governed by any such lease in respect of a Capital Lease Obligation or similar arrangement to which a Loan Party is a party to the extent and for so long as it would violate or invalidate the terms thereof or of such purchase money arrangement or of such lease in respect of such Capital Lease Obligation or such similar arrangement (in each case, after giving effect to the relevant provisions of the UCC or other applicable Requirements of Law) or would give rise to a termination right of an unaffiliated third party thereunder or under such purchase money arrangement or such lease in respect of such Capital Lease Obligation or such similar arrangement or require consent of an unaffiliated third party thereunder or under such purchase money arrangement or such lease in respect of such Capital Lease Obligation or such similar arrangement (except to the extent such provision is overridden by the UCC or other Requirements of Law), (e) (i) Margin Stock, (ii) Capital Stock in any Person other than Wholly Owned Restricted Subsidiaries that cannot be pledged without the consent of unaffiliated third parties, (iii) the Capital Stock of TRC, to the extent TRC remains a non-Wholly Owned Subsidiary and (iv) voting Capital Stock in any CFC or FSHCO representing in excess of 65% of the total combined voting power of all classes of voting Capital Stock in such CFC or FSHCO, (f) any property or assets to the extent the creation or perfection of pledges thereof, or security interests therein, could reasonably be expected to result in material adverse tax consequences to the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower, (g) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and acceptance thereof by the United States Patent and Trademark Office, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of or void such intent-to-use trademark application or any registration that may issue therefrom under applicable federal law, (h) particular assets if and for so long as, if reasonably agreed by the Administrative Agent and the Borrower, the cost of creating a pledge or security interest in such assets exceed the practical benefits to be obtained by the Secured Parties therefrom, (i) any acquired property (including property acquired through acquisition or merger of or amalgamation with another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge other than to the extent such prohibition on possessing a security interest or pledge therein is rendered ineffective under the UCC or other applicable Requirements of Law notwithstanding such prohibition or limitation, (j) any assets located outside the United States to the extent that such assets require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction, including any intellectual property registered in any non-U.S. jurisdiction, (k) (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts, (E) zero balance accounts and (F) accounts which, individually, maintain an average daily balance of less than $1,000,000 and, in the case of clauses (A) through (F), the funds or other property held in or maintained in any such account and (l) cash permitted to be pledged pursuant to Section 7.2(gg), to the extent such cash is pledged; provided that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (l) (unless such proceeds, replacements or substitutions would independently constitute Excluded Assets referred to in clauses (a) through (l)).

“Excluded Indebtedness”: all Indebtedness permitted by Section 7.1.

“Excluded Perfection Assets”: (a) motor vehicles and other assets subject to certificates of title (in each case to the extent not constituting inventory), (b) letter of credit rights, except to the extent constituting support obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than the filing of a UCC financing statement) and (c) particular assets if and for so long as, if reasonably agreed by the Administrative Agent and the Borrower, the cost of perfecting a pledge or security interest in such assets exceed the practical benefits to be obtained by the Secured Parties therefrom.

“Excluded Subsidiary”: (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower or a Subsidiary Guarantor (it being understood, for the avoidance of doubt, that TRC is not a Wholly Owned Subsidiary of the Borrower as of the Effective Date), (b) any CFC, (c) any FSHCO, (d) any direct or indirect subsidiary of a CFC or a FSHCO, (e) any Unrestricted Subsidiary, (f) any Immaterial Subsidiary, (g) any Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of such entity providing a guarantee or pledging assets to secure the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom and (h) any special purpose Subsidiary that is designated as an Excluded Subsidiary by the Borrower that incurs Indebtedness permitted hereunder for the purpose of financing (or refinancing previously incurred Indebtedness that financed) Permitted Acquisitions, for so long as such Subsidiary is a special purpose Subsidiary (as determined by the Borrower); provided that any such Indebtedness shall be non-recourse to the Loan Parties and the Loan Parties shall not provide any guarantees or Liens in support of such Indebtedness (it being understood, for the avoidance of doubt, that LABA Royalty Sub, LLC, a Delaware limited liability company, is hereby designated by the Borrower as such a special purpose Subsidiary as of the Effective Date).

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap  Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap  Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange  Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the  application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity  Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor, or the grant of such security interest, as applicable, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one  swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes”: with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by its net income or net profits (however denominated), franchise Taxes and branch profits (or similar) Taxes imposed on it, in each case, by any jurisdiction (or any political subdivision thereof) (i) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and such jurisdiction (other than a connection arising primarily as a result of the execution, delivery, or performance by the recipient of its obligations under the Loan Documents, receipt of payments under, perfection of a security interest under or engagement in any transaction pursuant to the Loan Documents or enforcement of rights under the Loan Documents, or sale or assignment of an interest in any Loan or Loan Document), (b) any U.S. federal withholding Tax that (i) is imposed on amounts payable to a Lender under any laws in effect at the time such Lender becomes a party hereto, other than pursuant to an assignment request by the Borrower under Section 3.13 (or designates a new lending office, other than pursuant to a request by the Borrower under Section 3.12), except to the extent that, in the case where a Lender designated a new lending office, such Lender, or in the case of an assignment, the assignor, was entitled, immediately prior to the time of designation of a new lending office or assignment as the case may be, to receive amounts from the Borrower with respect to such Tax pursuant to Section 3.10; or (ii) is attributable to such Lender’s failure to comply with Sections 3.10(e) and (f) and (c) any United States federal withholding Tax that is imposed pursuant to FATCA.

“Executive Order No. 13224”: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same as been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Convertible Notes”: the 2023 Convertible Notes and the 2025 Convertible Notes, collectively.

“Extension”: as defined in Section 3.16.

“Extension Amendment”: as defined in Section 3.16.

“Extension Offer”: as defined in Section 3.16.

“Extension Term Loan”: as defined in Section 3.16.

“FATCA”: current Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative guidance (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS) promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“FEMA”: the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“First Lien Secured Leverage Ratio”: at any date, the ratio of (a) Consolidated Funded Debt secured by a first priority Lien on all or any portion of the Collateral or any other assets of any of the Loan Parties as of such date minus the aggregate amount of unrestricted cash and Cash Equivalents not to exceed $75,000,000 included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender”: any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Proceeds”: as defined in Section 3.2(g).

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Excess Cash Flow”: as defined in Section 3.2(g).

“FSHCO”: any Subsidiary that owns (directly or indirectly) no material assets other than Capital Stock (or Capital Stock and debt interests) of one or more CFCs.

“Funded Debt”: as to any Person, without duplication, (1) all Indebtedness of the type described in clauses (a), (c), (e), (f) (to the extent of any unreimbursed drawings thereunder) and (h), (2) Indebtedness of the type described in clause (g) of the definition of such term of such Person that matures more than one (1) year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and (3) in the case of the Borrower, Indebtedness in respect of the Term Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time subject to Section 1.2(e).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any securities exchange.

“Governmental Authorization”: any permit, license, authorization, certification, registration, approval, clearance, directive, consent order or consent decree of or from any Governmental Authority necessary in connection with any Group Member’s business.

“Group Members”: the collective reference to the Borrower and the Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of the Effective Date among the Loan Parties, the Administrative Agent and the Collateral Agent, in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: collectively, the Subsidiary Guarantors.

“Hedge Agreements”: any agreement with respect to any cap, floor, swap, forward, option, future or other derivative transaction or any combination of such transactions or any similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Immaterial Subsidiary”: any Subsidiary now existing or hereafter acquired or formed and each successor thereto, (a) which accounts for not more than (i) 5% of the consolidated net revenues (after intercompany eliminations) of the Borrower and the Restricted Subsidiaries and (ii) 5% of the consolidated assets (after intercompany eliminations) of the Borrower and the Restricted Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter, and (b) if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than (i) 10% of such consolidated net revenues (after intercompany eliminations) and (ii) 10% of the consolidated assets (after intercompany eliminations), each as described in clause (b) above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated net revenues or consolidated assets and then in descending order) necessary to account for at least 90% of the consolidated net revenues and 90% of the consolidated assets, each as described in clause (b) above.

“Incremental Amendment”: as defined in Section 2.4(c).

“Incremental Equivalent Debt”: any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries; provided that (i) subject to the provisos to this definition, the amount of Incremental Equivalent Debt shall not exceed, immediately after giving effect to the incurrence of such Incremental Equivalent Debt, the sum of (1) (x) if such Incremental Equivalent Debt is secured on a pari passu basis with the Liens securing the Obligations, an amount such that the First Lien Secured Leverage Ratio calculated on a pro forma basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1(a) or (b) shall not be greater than 2.00:1.00 (excluding the cash proceeds of any borrowing under such Incremental Equivalent Debt that are to remain on the consolidated balance sheet of the Borrower following application of proceeds to any transaction or transactions to be given pro forma effect with such Incremental Equivalent Debt) or (y) if such Incremental Equivalent Debt is secured on a junior basis to the Liens securing the Obligations or is unsecured or subordinated in right of payment to the Obligations, the Consolidated Leverage Ratio calculated on a pro forma basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1(a) or (b) shall not be greater than 3.56:1.00 (excluding the cash proceeds of any borrowing under such Incremental Equivalent Debt that are to remain on the consolidated balance sheet of the Borrower following application of proceeds to any transaction or transactions to be given pro forma effect with such Incremental Equivalent Debt) (such Incremental Equivalent Debt described in the foregoing clauses (1)(x) and (1)(y), the “Incremental Equivalent Ratio Debt”) plus (2) the sum of (x) the greater of

$75,000,000 and 45% of LTM EBITDA on the date of determination (net of any Indebtedness incurred pursuant to Section 2.4(a)(iii)(2)(x)) plus (y) the amount of any voluntary prepayments of Term Loans (which shall be deemed for this purpose to include the amount of any repurchases of Offer Loans and repurchases of Term Loans in the open market pursuant to Section 10.6(b)(v), in each case limited to the amount of cash actually paid in respect of such repurchases), other than to the extent made with the proceeds of long-term Indebtedness (net of any Indebtedness incurred pursuant to Section 2.4(a)(iii)(2)(y)) (such amounts described in the foregoing clauses (2)(x) and (2)(y), the “Incremental Equivalent Base Amount”); provided that the financial incurrence tests set forth in the foregoing clauses (i)(1)(x) and (i)(1)(y) shall not apply to the incurrence of Incremental Equivalent Debt pursuant to the Incremental Equivalent Base Amount and any such Incremental Equivalent Debt may, at the sole discretion of the Borrower, be incurred under clauses (i)(1)(x) and (i)(1)(y) regardless of whether there is capacity to incur such Incremental Equivalent Debt under clause (i)(2); and (ii) in the event that the Yield for any Incremental Equivalent Debt in the form of loans incurred on or prior to the 18-month anniversary of the Effective Date that is pari passu in right of payment and with respect to the Collateral with the Initial Term Loans is higher than the Yield for the Initial Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary so that the Yield for the Initial Term Loans is equal to the Yield for such Incremental Equivalent Debt minus 50 basis points, provided that, in the event an interest rate floor for such Incremental Equivalent Debt is higher than the correlative interest rate floor for the Initial Term Loans, such differential between such floors shall be equated to the applicable Yield for purposes of determining whether an increase to the Applicable Margin for the Initial Term Loans shall be required but only to the extent that an increase in such interest rate floor with respect to the Initial Term Loans would cause an increase in the interest rate then in effect for the Initial Term Loans at the time of determination hereunder and, in such case, then such interest rate floor (but not the interest rate margin) applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors.  For purposes of such calculation of Yield, any Incremental Equivalent Debt that are fixed rate loans shall be swapped to a floating rate on a customary matched maturity basis.  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the amount described in the foregoing clauses (i)(1)(x) and (i)(1)(y) are calculated without giving effect to any Incremental Equivalent Debt incurred on a substantially concurrent basis  in reliance on the foregoing clause (i)(2).  Except as set forth in this definition, Incremental Equivalent Debt shall have such terms as determined by the Borrower and the lenders providing such Incremental Equivalent Debt; provided that Incremental Equivalent Debt shall have terms and conditions (excluding pricing, fees, rate floors and optional prepayment or redemption terms or any provisions customary for convertible notes or bonds) that are either (1) not materially less favorable (when taken as a whole) (as determined by the Borrower) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) (except to the extent (A) such terms are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any Incremental Equivalent Debt, no consent shall be required from the Administrative Agent to the extent that such financial maintenance covenant is also added for the benefit of the Lenders hereunder) or (B) applicable solely to periods after the Latest Maturity Date), (2) customary for issuances of high yield debt securities at the time of incurrence or (3) not materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the Loan Documents (taken as a whole) (except to the extent (A) such terms are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any Incremental Equivalent Debt, no consent shall be required from the Administrative Agent to the extent that such financial maintenance covenant is also added for the benefit of the Lenders hereunder) or (B) applicable solely to periods after the Latest Maturity Date).  Incremental Equivalent Debt shall be secured on a pari passu basis with or junior basis to the Liens securing the Obligations or shall be unsecured or shall be subordinated in right of payment to the Obligations.  No Restricted Subsidiary shall be a guarantor with respect to any Incremental Equivalent Debt unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed the Obligations, and the obligations in respect of such Incremental Equivalent Debt shall not be secured by Liens on the assets of the Borrower and the Restricted Subsidiaries other than assets constituting Collateral.  No Incremental Equivalent Debt secured on a pari passu basis with the Liens securing the Obligations shall have a final maturity date earlier than the then existing Latest Maturity Date.  No Incremental Equivalent Debt that is secured on a junior basis to the Liens securing the Obligations or that is unsecured or subordinated in right of payment to the Obligations shall have a final maturity date earlier than 91 days after the then existing Latest Maturity Date, and shall have no greater amortization or mandatory prepayments than the then-remaining Initial Term Loans (other than, with respect to convertible notes and bonds, fundamental change offers and pursuant to settlements upon conversion).  No Incremental Equivalent Debt shall have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then-remaining Initial Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans).  Subject to the foregoing, Incremental Equivalent Debt secured on a pari passu basis with the Liens securing the Obligations shall have amortization as determined by the Borrower and the lenders providing such Incremental Equivalent Debts. To the extent any Incremental Equivalent Debt is secured by liens on the Collateral, the agent, representative or trustee in respect of such Incremental Equivalent Debt shall become a party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Incremental Lender”: as defined in Section 2.4(c).

“Incremental Term Facility”: as defined in Section 2.4(a).

“Incremental Term Commitment”: as to any Incremental Lender, the obligation of such Incremental Lender, if any, to make an Incremental Term Loan to the Borrower hereunder in connection with an Incremental Amendment in a principal amount not to exceed the amount set forth in such Incremental Amendment or in the Assignment and Assumption pursuant to which such Incremental Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Incremental Term Loan”: a term loan made under an Incremental Term Facility.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (but excluding (i) trade payables, (ii) payroll liabilities incurred in the ordinary course of such Person’s business, (iii) Earn-Out Obligations until such Earn-Out Obligation becomes fixed in amount and a liability on the balance sheet of such Person in accordance with GAAP and (iv) expenses accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such property as determined by such Person in good faith on the date of determination and (ii) the amount of such Indebtedness of other Persons, and (j) for the purposes of Sections 7.1 and 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above (including as such clause applies to Section 8(e)), the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated. For the avoidance of doubt Indebtedness does not include compensation and benefits paid, to be paid, provided or to be provided, in the ordinary course of business and not yet overdue.

“Indemnified Liabilities”: as defined in Section 10.5(b).

“Indemnified Taxes”: (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and, (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Indemnitee”: as defined in Section 10.5(b).

“Independent Financial Advisor”: an accounting, appraisal, investment banking or consulting firm of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Initial Term Commitment”: as to any Initial Term Lender, the obligation of such Initial Term Lender, if any, to make an Initial Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Initial Term Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Initial Term Commitments on the Effective Date is $250,000,000.

“Initial Term Facility”: the Initial Term Commitments and the Initial Term Loans made thereunder.

“Initial Term Lender”: each Lender that has an Initial Term Commitment or that holds an Initial Term Loan.

“Initial Term Loan”: as defined in Section 2.1.

“Initial Term Loan Maturity Date”: the date that is five (5) years after the Effective Date.

“Intellectual Property”: collectively, all United States and foreign (a) patents, patent applications, certificates of inventions, industrial designs, together with any and all inventions described and claimed therein, and reissues, divisions, continuations, extensions and continuations-in-part thereof and amendments thereto; (b) trademarks, service marks, certification marks, trade names, slogans, logos, trade dress, Internet Domain Names, and other source identifiers, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof, together with any and all registrations and applications for any of the foregoing, goodwill connected with the use thereof and symbolized thereby, and extensions and renewals thereof and amendments thereto; (c) copyrights (whether statutory or common law, and whether published or unpublished), copyrightable subject matter, and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all registrations and applications therefor, and renewals and extensions thereof and amendments thereto; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”); (e) trade secrets and proprietary or confidential information, data and databases, know-how and proprietary processes, designs, inventions, and any other similar intangible rights, to the extent not covered by the foregoing, whether statutory or common law, whether registered or unregistered; and (f) rights, priorities, and privileges corresponding to any of the foregoing or other similar intangible assets throughout the world (including, without limitation, rights and remedies to sue for past, present and future infringements, misappropriations and other violations of any of the foregoing).

“Intellectual Property Security Agreements”: an intellectual property security agreement or such other agreement, as applicable, in the form or forms attached to the Guarantee and Collateral Agreement (or any other form approved by the Borrower and the Administrative Agent) pursuant to which each Loan Party which owns any Intellectual Property which is the subject of a registration or application with the United States Patent and Trademark Office or the

United States Copyright Office (such Intellectual Property, “Registered Intellectual Property”) grants to the Collateral Agent, for the benefit of the Secured Parties a security interest in such Intellectual Property.

“Intercreditor Agreement”: any intercreditor agreement referred to herein that is required to be entered into in order for the Borrower or a Restricted Subsidiary to issue or incur the Indebtedness or Liens, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBOR Rate Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: as to any LIBOR Rate Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months (or if consented to by all Lenders, twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months (or if consented to by all Lenders, twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 12:00 Noon, New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Borrower may not select an Interest Period that would extend beyond the relevant Term Loan Maturity Date; and

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Internally Generated Cash”: with respect to any period, any cash of the Borrower or any Subsidiary Guarantor generated during such period, excluding Net Cash Proceeds and any cash constituting proceeds from an incurrence of Indebtedness, an issuance of Capital Stock or a capital contribution, in each case, except to the extent such proceeds are included as income in calculating Consolidated Net Income for such period.

“Internet Domain Names”: all Internet domain names and associated URL addresses.

“Interpolated Rate”: at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Investments”: as defined in Section 7.6.

“IRS”: the United States Internal Revenue Service.

“Joint Bookrunners”: Morgan Stanley Senior Funding, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), each in its capacity as a joint bookrunner under this Agreement, and any other joint bookrunner with respect to any Tranche of Term Loans.

“Junior Financing”: any Indebtedness of the Borrower or any Restricted Subsidiary or any Indebtedness of the Borrower or any Restricted Subsidiary that is, or that is required to be, contractually subordinated in payment or lien priority to the Obligations, and shall include the 2023 Convertible Notes.

“Junior Financing Documentation”: any documentation governing any Junior Financing.

“Latest Maturity Date”: at any date of determination, the latest maturity date applicable to any Term Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan, Extension Term Loan or Other Term Loan.

“LCA Election”: the Borrower’s election to treat a specified investment as a Limited Condition Acquisition.

“LCA Test Date”: as defined in Section 1.3(c).

“Lead Arranger”: Morgan Stanley Senior Funding, Inc., in its capacity as sole lead arranger under this Agreement.

“Lenders”: each Term Lender, Incremental Lender, Additional Refinancing Lender and lenders holdings Extension Term Loans.

“LIBOR Rate”:

(a)  for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the interest settlement rates for deposits in Dollars (as set forth by (i) the ICE Benchmark Administration as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), (ii) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (iii) any service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the Interpolated Rate; and

(b)  for any interest calculation with respect to an ABR Loan on any date, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such date by reference to the interest settlement rates for deposits in Dollars with a term of one month (as set forth by (i) the ICE Benchmark Administration as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), (ii) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (iii) any service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the Interpolated Rate;

in the case of each of clauses (a) and (b) above, multiplied by Statutory Reserves; provided that notwithstanding the foregoing, the LIBOR Rate (before giving effect to any adjustment for Statutory Reserves) shall, in respect of the Initial Term Loans, be deemed not to be less than 1.00% per annum at any time.

“LIBOR Rate Loans”: Term Loans the rate of interest applicable to which is based upon the LIBOR Rate.

“LIBOR Tranche”: the collective reference to LIBOR Rate Loans under a particular loan facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Lien”: with respect to any property or asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, charge or security interest in, on, of or with respect to such property or asset and (b) any right, title or interest of any Person (including any vendor or lessor) under any conditional sale agreement, capital lease or title retention agreement (or any capital or financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” any Permitted Acquisition or other Investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents”: this Agreement, the Security Documents, any Intercreditor Agreement, any Refinancing Amendment, any Incremental Amendment, any Extension Amendment and the Notes.

“Loan Party”: each of the Borrower and the Subsidiary Guarantors.

“LTM EBITDA” as of any date of determination, Consolidated EBITDA calculated on a trailing twelve-month basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1(a) or (b) ending prior to such date.

“Margin Stock”: as defined in Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Material Adverse Effect”: a material adverse effect on and/or material adverse developments with respect to (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment Obligations under the Loan Documents or (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, the Collateral Agent any Agent, any Lender or any other Secured Party, taken as a whole, under any Loan Document.

“Material Indebtedness”: any Indebtedness of the Borrower or any Restricted Subsidiary the outstanding principal amount of which exceeds $40,000,000.

“Material Owned Real Property”: as defined in Section 6.10(b).

“Materials of Environmental Concern”: any material, substance or waste that is listed, regulated, or otherwise defined as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar regulatory intent or meaning) under applicable Environmental Law, or which would give rise to liability under any Environmental Law, including but not limited to petroleum (including crude oil or any fraction thereof), petroleum by-products, toxic mold, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos or asbestos-containing material, flammable or explosive substances, or pesticides.

“Maximum Rate”: as defined in Section 3.5(e).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which the Collateral Agent for the benefit of the Secured Parties is granted a Lien pursuant to the Mortgages pursuant to Section 6.10.

“Mortgages”: any mortgages, trust deed, deeds of trust or other comparable instrument, covering the Material Owned Real Property required to be mortgaged pursuant to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Borrower.

“Multiemployer Plan”: a Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds”:

(a)                                 in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents that exceed $1,000,000 (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or held in escrow or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received and net of costs, amounts and taxes set forth below), net of:

(i)                                     attorneys’ fees, accountants’ fees, investment banking fees and other professional and transactional fees actually incurred in connection therewith or reasonably estimated to be payable by the Borrower;

(ii)                                  amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document);

(iii)                               other fees and expenses actually incurred in connection therewith;

(iv)                              taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(v)                                 amounts provided as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in an Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale); provided that such amounts shall be considered Net Cash Proceeds upon release of such reserve; and

(b)                                 in connection with any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lenders”: any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of each Lender, each affected Lender or each Lender or each affected Lender with respect to a particular Tranche of Term Loans, in each case, in accordance with the terms of Section 10.1 and (ii) has been approved by the Required Lenders (or, (x) in the case of any consent, waiver or amendment that requires the approval of each Lender or each affected Lender, in each case, with respect to a particular Tranche of Term Loans, the Required Lenders in respect of such Tranche or (y) in the case of a Permitted Repricing Amendment, all other Lenders holding a Tranche of Term Loans subject to such repricing that will continue as repriced or modified Term Loans).

“Non-Defaulting Lender”: at any time, a Lender that is not a Defaulting Lender.

“Non-Public Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD promulgated by the SEC under the Securities Act and the Exchange Act.

“Not Otherwise Applied”: with reference to any amount of proceeds of any transaction, that (a) was not required to be applied to prepay the Term Loans pursuant to Section 3.2(c) and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Notes”: the collective reference to any promissory note evidencing Term Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loans and all other obligations and liabilities of the Loan Parties to any Agent or to any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that, notwithstanding anything to the contrary contained herein or in the other Loan Documents, the Obligations shall exclude any Excluded Swap Obligations of any Guarantor.

“OFAC”: as defined in Section 4.23(a).

“Offer”: as defined in Section 10.6(b).

“Offer Loans”: as defined in Section 10.6(b).

“Organizational Documents”: as to any Person, the Certificate of Incorporation, Certificate of Formation, By-Laws, Limited Liability Company Agreement, Memorandum and Articles of Association, Partnership Agreement or other similar organizational or governing documents of such Person.

“Other Applicable Indebtedness”: as defined in Section 3.2(b).

“Other Taxes”: any and all present or future stamp, court, documentary, intangible, recording, filing, excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Loans”: one or more Tranches of Term Loans made pursuant to or that result from a Refinancing Amendment.

“Parent Company”: with respect to a Lender, the bank holding company (as defined in Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant”: as defined in Section 10.6(e).

“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Payment in Full”: (a) the termination of all Commitments and (b) the payment in full in cash of all Term Loans and other amounts owing to any Lender, Agent or other Secured Party in respect of the Obligations (other than Unasserted Contingent Obligations not then due and obligations in respect of Specified Hedge Agreements and Specified Cash Management Agreements).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate”: a perfection certificate in the form of Exhibit I or any other form approved by the Collateral Agent.

“Permitted Acquisition”: any acquisition (in one transaction or a series of related transactions), whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a majority of the Capital Stock of, or assets constituting a business line or unit or a division of, any Person; provided:

(a)                                 immediately prior to, and immediately after giving effect thereto, no Event of Default (or, in the case of a Limited Condition Acquisition, no Event of Default arising under Section 8.1(a) or Section 8.1(f) and no other Event of Default the absence of which is a condition to the effectiveness of such Limited Condition Acquisition) shall have occurred and be continuing or would result therefrom;

(b)                                 the Borrower shall comply with Section 6.10 and Section 6.11 to the extent applicable (and subject to the time periods therein);

(c)                                  the Consolidated Leverage Ratio, in each case, calculated on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.1 shall be either (x) no greater than 4.06:1.00 or (y) no greater than the Consolidated Leverage Ratio as of the last day of the most recent period of four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.1;

(d)                                 with respect to any such transaction involving acquisition consideration in an aggregate amount greater than $10,000,000, the Borrower shall have delivered to the Administrative Agent on or before the date of such proposed acquisition, a certificate duly executed by a Responsible Officer of the Borrower evidencing in reasonable detail compliance with the requirements of clause (c) above; and

(e)                                  any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and the Restricted Subsidiaries are engaged, or are permitted to be engaged, as provided in Section 7.9, as of the time of such acquisition.

It is understood and agreed that any purchase of bonds, notes, debentures or other securities or rights secured by or otherwise supported by, or convertible, exercisable, or exchangeable into the right to receive, royalties owned by a licensor or any other Person without purchasing interests in the underlying agreements or patents shall be treated as a purchase of assets, and not as an Investment in bonds, notes, debentures or other securities for purposes of this Agreement.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted First Priority Replacement Debt”: any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any other Loan Party in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such

Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis with the Obligations to the extent secured by such Collateral, (ii) such Indebtedness satisfies the requirements set forth in clauses (v) through (z) of the definition of Credit Agreement Refinancing Indebtedness, (iii) either the security agreements relating to such Indebtedness are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Borrower and the Administrative Agent) or all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect, in each case taken as a whole (as determined by the Borrower), and (iv) the secured parties thereunder, or a trustee or collateral agent or other representative on their behalf, shall have become a party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, which shall be entered into or shall be amended prior to or concurrently with the first issuance of Permitted First Priority Replacement Debt in accordance with the terms thereof to provide for the sharing of the Collateral on a pari passu basis among the holders of the Obligations and the holders of such Permitted First Priority Replacement Debt.

“Permitted Junior Priority Replacement Debt”: any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any other Loan Party in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Replacement Debt, (ii) such Indebtedness satisfies the requirements set forth in clauses (v) through (z) of the definition of Credit Agreement Refinancing Indebtedness, (iii) either the security agreements relating to such Indebtedness are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Borrower and the Administrative Agent (taking into account the second lien (or other junior lien) nature of all security therefor) or all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect, in each case taken as a whole (as determined by the Borrower), and (iv) the secured parties thereunder, or a trustee or collateral agent or other representative on their behalf, shall have become a party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, which shall be entered into or shall be amended prior to or concurrently with the first issuance of Permitted Junior Priority Replacement Debt in accordance with the terms thereof to provide for the sharing of the Collateral among the holders of the Obligations and the holders of such Permitted Junior Priority Replacement Debt consistent with the terms of this definition.

“Permitted Refinancing”: any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted under Section 7.1(e), such modification, refinancing, refunding, renewal, restructuring, replacement or extension has a maturity no earlier and a Weighted Average Life to Maturity no shorter than the Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended; (iii) if the Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended is unsecured, such modification, refinancing, refunding, renewal, restructuring, replacement or extension is unsecured; (iv) if the Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable (taken as a whole (as reasonably determined by the Borrowers) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended; (v) if the Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended is secured, such modification, refinancing, refunding, renewal, restructuring, replacement or extension shall not expand the scope of the collateral securing the Indebtedness being modified, refinanced, refunded, renewed , restructured, replaced or extended; (vi) if the Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended is subject to an Intercreditor Agreement, an agent, trustee or other representative validly acting on behalf of the holders of such modified, refinanced, refunded, renewed, restructured, replaced or extended Indebtedness shall become a party to such Intercreditor Agreement; and (vii) the primary obligors and guarantors in respect of such Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended remain the same (or constitute a subset thereof).

“Permitted Repricing Amendment”: as defined in Section 10.1.

“Permitted Reorganization Transaction”: any reorganization and other activities related to tax planning and tax reorganization (as determined by the Borrower in good faith) so long as such reorganization and other activities do not result in a “significant modification” of the Term Loans for U.S. federal income tax purposes and do not materially impair the security interests of the Lenders and are otherwise not materially adverse to the Lenders and after giving effect to such reorganization and other activities, the Borrower and its Restricted Subsidiaries otherwise comply with Section 6.10 and Section 6.11.  It is understood and agreed that the following transactions shall not be deemed to be materially adverse to the Lenders: (i) the Borrower forms a Delaware limited liability company as a direct Wholly Owned Subsidiary (“New LLC”), (ii) New LLC forms a direct Wholly Owned Subsidiary and such Wholly Owned Subsidiary merges with and into the Borrower, with the Borrower surviving as a direct Wholly Owned Subsidiary of New LLC, (iii) in connection with such merger, the public shareholders of the Borrower receive limited liability company interests of New LLC in exchange for their shares of the Borrower, and (iv) (a) New LLC becomes a Guarantor (as defined in the Guarantee and Collateral Agreement) and Grantor (as defined in the Guarantee and Collateral Agreement) (including providing a pledge of all of the outstanding Capital Stock of the Borrower) under the Guarantee and Collateral Agreement and complies with the other provisions of Section 6.10, (b) New LLC becomes subject to a customary passivity covenant, (c) New LLC is required to directly own and control at all times all outstanding Capital Stock of the Borrower and (d) New LLC otherwise becomes subject to this Agreement and the other Loan Documents in a manner customary for passive holding companies.

“Permitted Unsecured Replacement Debt”: any unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any other Loan Party in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness satisfies the requirements set forth in clauses (v) through (z) of the definition of Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of the Borrower or any Restricted Subsidiary and (iii) to the extent such Indebtedness is subordinated in right of payment with the Term Loans hereunder, such Indebtedness is subject to a subordination agreement reasonably satisfactory to the Administrative Agent.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s common stock sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by the Borrower or any of its ERISA Affiliates or with respect to which the Borrower or any of its ERISA Affiliates has or would reasonably be expected to have liability, contingent or otherwise, under ERISA.

“Platform”: shall mean Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Pledged Equity Interests”: as defined in the Guarantee and Collateral Agreement.

“Portfolio Interest Exemption”: as defined in Section 3.10.

“Prime Rate”: the prime rate published in The Wall Street Journal from time to time; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates).

“Property”: any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: any Lender that does not wish to receive Non-Public Information with respect to the Borrower or its Subsidiaries or their respective securities.

“Qualified Capital Stock”: any Capital Stock (other than warrants, rights or options referenced in the definition thereof) that either (a) does not have a maturity and is not mandatorily redeemable (other than for Qualified Capital Stock), or (b) by its terms (or by the terms of any employee stock option, incentive stock or other equity-based plan or arrangement under which it is issued or by the terms of any security into which it is convertible or for which it is exchangeable  (or from which it was converted or exchanged)), or upon the happening of any event, (x) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock) (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations have been paid in full in cash), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the ninety-first day following the Latest Maturity Date, or (y) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (or has been converted or  exchanged from) (i) debt securities or (ii) any Capital Stock referred to in clauses (a) or (b)(x) above, in each case, at any time on or after the ninety-first day following the Latest Maturity Date.

“Qualified Counterparty”: with respect to any Hedge Agreement or Cash Management Agreement, any counterparty thereto that is, or that at the time such Hedge Agreement or Cash Management Agreement, as applicable, was entered into, was, a Lender, the Lead Arranger, a Joint Bookrunner or an Affiliate of any of the foregoing Persons (or, in the case of any such Hedge Agreement or Cash Management Agreement, as applicable, entered into prior to the Effective Date, any counterparty that was a Lender, the Lead Arranger, a Joint Bookrunner or an Affiliate of any of the foregoing Persons on the Effective Date).

“Quarterly Payment Date”: March 31, June 30, September 30 and December 31 of each year.

“Ratio Calculation Date”: as defined in Section 1.3(a)(i).

“Real Property”: all real property held or used by any Group Member, which relevant Group Member owns in fee or in which it holds a leasehold interest as a tenant, including as of the Effective Date.

“Recovery Event”: any settlement of or payment in excess of $5,000,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Referenced SEC Filings”: the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”), the Borrower’s Definitive Proxy Statement on Schedule 14A filed on March 22, 2017, as amended, but only to the extent that such information was incorporated by reference into the 2016 Annual Report, the Borrower’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and the Borrower’s Current Reports on Form 8-K and Form 8-K/A filed on January 30, 2017, February 9, 2017, February 23, 2017, March 7, 2017, April 10, 2017, April 26, 2017, April 27, 2017, April 28, 2017, May 2, 2017, May 5, 2017, June 2, 2017, July 21, 2017, July 26, 2017, August 1, 2017, August 2, 2017 and August 7, 2017 (excluding in each case, if applicable, Items 2.02 and 7.01).

“Refinancing”: as defined in the recitals to this Agreement.

“Refinancing Amendment”: any amendment to this Agreement in form reasonably satisfactory to the Borrower executed by (a) each Loan Party (and to the extent it directly adversely affects the rights or increases the obligations of the Administrative Agent or the Collateral Agent, the Administrative Agent or Collateral Agent, as applicable) and (b) each Additional Refinancing Lender that agrees to provide any portion of the Other Term Loans being incurred pursuant thereto, in accordance with Section 2.6.

“Register”: as defined in Section 10.6(d).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Registered Intellectual Property”: as defined in the definition of Intellectual Property Security Agreements.

“Regulation S-X”: Regulation S-X promulgated under the Securities Act.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 3.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower, (directly or indirectly through a Restricted Subsidiary) intends and expects to reinvest all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event in its business (including by making Permitted Acquisitions and funding research and development costs).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount reinvested prior to the relevant Reinvestment Prepayment Date in the Borrower’s or the Restricted Subsidiaries’ businesses (including by making Permitted Acquisitions and funding research and development costs).

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve (12) months (or if the Borrower or a Restricted Subsidiary, as the case may be has entered into a legally binding commitment to reinvest such Reinvestment Deferred Amount during such twelve (12) month period, eighteen (18) months) after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, reinvest the relevant Reinvestment Deferred Amount in accordance with this Agreement.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors and other representatives of such Person and of such Person’s Affiliates.

“Related Party Register”: as defined in Section 10.6(d).

“Release”: with respect to Materials of Environmental Concern, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Materials of Environmental Concern).

“Removal Effective Date”: as defined in Section 9.6(b).

“Repricing Transaction”: (a) the prepayment pursuant to Section 3.1 or 3.2(a), refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence of any new indebtedness having an effective interest cost or weighted average yield (excluding any arrangement, structuring, underwriting or similar fee paid to any Person in connection therewith that are not shared generally with all Persons providing such new indebtedness) at the time of incurrence thereof that is less than the effective interest cost or weighted average yield of such Initial Term Loans at the time of such incurrence or (b) any amendment to this Agreement that, directly or indirectly, reduces the effective interest cost or weighted average yield of such Initial Term Loans (or any Lender must assign its Initial Term Loans as a result of its failure to consent to any such amendment).  No “Repricing Transaction” shall be deemed to occur in connection with any Change of Control or Transformative Acquisition.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Term Commitments then in effect.

“Required Prepayment Date”: as defined in Section 3.2(h).

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date”: as defined in Section 9.6(a).

“Responsible Officer”: the chief executive officer, president, chief financial officer treasurer, any vice president or secretary of the Borrower or any other person designated by the board of directors in a resolution (unless otherwise specified), but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower (unless otherwise specified).

“Restricted Payments”: as defined in Section 7.5.

“Restricted Subsidiary”: shall mean any Subsidiary that is not an Unrestricted Subsidiary.

“Retained Declined Proceeds”: as defined in Section 3.2(h).

“Retained Excess Cash Flow Amount”: at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow (commencing with the fiscal quarter ending September 30, 2017) that was not required to be applied to prepay the Term Loans in accordance with Section 3.2(c).

“Return”: with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof.

“Royalty Rights”: the contractual right to receive royalties, income, fees or other payments from any Person in connection with such Person’s exploitation of Intellectual Property, including, without limitation, any right to receive royalty payments, income, fees or other payments from Glaxo Group Limited or any Affiliate or licensee of Glaxo Group Limited.

“S&P”: Standard & Poor’s Ratings Services.

“Sanctioned Country” shall mean, at any time, a country or territory that is subject to comprehensive Sanctions.  For the avoidance of doubt, as of the Effective Date, Sanctioned Countries are the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and Sudan.

“Sanctioned Person” at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council or the European Union, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person described in the foregoing clauses (a) and (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate”: as defined in the definition of Interpolated Rate.

“SEC”: the U.S. Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Lenders, the Agents, and the Qualified Counterparties, and each of their successors and assigns.

“Securities Act”: the Securities Act of 1933, as amended.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Control Agreements, the Intellectual Property Security Agreements and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document, any Specified Hedge Agreement or any Specified Cash Management Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Software”: as defined in the definition of Intellectual Property.

“Solvent”: as to any Person, that as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” shall mean liability on a “claim,” (ii) “claim” shall mean any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) such other quoted terms used in this definition shall be determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

“Special Flood Hazard Area”: an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“specified currency”: as defined in Section 10.17.

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by (a) the Borrower and (b) any Qualified Counterparty, as counterparty, in each case to the extent the Borrower designates in writing to the Administrative Agent that such Cash

Management Agreement is a Specified Cash Management Agreement; provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Cash Management Agreements; provided, however, that notwithstanding such release, nothing herein shall limit the contractual rights of any such Qualified Counterparty set forth in such Specified Cash Management Agreement.

“Specified Hedge Agreement”: any Hedge Agreement entered into by (a) the Borrower and (b) any Qualified Counterparty, as counterparty, in each case to the extent the Borrower designates in writing to the Administrative Agent that such Hedge Agreement is a Specified Hedge Agreement; provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements; provided, however, that notwithstanding such release, nothing herein shall limit the contractual rights of any such Qualified Counterparty set forth in such Specified Hedge Agreement.

“Specified Transaction”:  any (a) disposition of all or substantially all the assets of or all the Capital Stock of any Restricted Subsidiary or of any product line, business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries, (b) Permitted Acquisitions, (c) Investment that results in a Person becoming a Restricted Subsidiary, (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary or (e) the proposed incurrence of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or making of a Restricted Payment or payment in respect of Indebtedness or other event in respect of which calculation of Consolidated EBITDA or compliance with any financial ratio is by the terms of this Agreement required to be calculated on a pro forma basis.

“Statutory Reserves”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower that guarantees the Obligations pursuant to a Loan Document or pursuant to Section 6.10.

“Survey”: a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, provided that the Borrower shall have a reasonable amount of time to deliver such redated survey, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue customary endorsements or (b) otherwise acceptable to the Administrative Agent.

“Swap Obligations”: with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the  meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Status Certificate”: a certificate substantially in the form of Exhibit D-1, D-2, D-3 or D-4, as applicable.

“Taxes”: taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed with respect thereto.

“Term Commitments”: each of the Initial Term Commitments and the Incremental Term Commitments, as the context may require.

“Term Facilities”: each of the Initial Term Facility, each Incremental Term Facility and each Tranche of Other Term Loans or Extension Term Loans, as the context may require.

“Term Lender”: each Initial Term Lender, each Incremental Lender and each Lender that holds Other Term Loans or Extension Term Loans, as the context may require.

“Term Loan Maturity Date”: (a) in the case of the Initial Term Facility, the Initial Term Loan Maturity Date and (b) in the case of any Incremental Term Loan, Other Term Loan or Extension Term Loan, the maturity date with respect thereto as set forth in the relevant Incremental Amendment, Refinancing Amendment or Extension Amendment, as applicable.

“Term Loans”: each of the Initial Term Loans, together with any Incremental Term Loans, Other Term Loans and Extension Term Loans, as the context may require.

“Title Company”: any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Total Term Commitments”: at any time, the aggregate amount of the Term Commitments then in effect. The original aggregate amount of the Total Term Commitments on the Effective Date is $250,000,000.

“Tranche”: each of the Initial Term Loans, any Incremental Term Loans borrowed in accordance with Section 2.4 that are designated as a separate Tranche, any Other Term Loans and any Extension Term Loans, as the context may require.

“Transaction”: collectively, (a) the Refinancing, (b) the execution, delivery and performance of the Loan Documents and the borrowing of the Initial Term Loans on the Effective Date, (c) the other transactions contemplated by the Loan Documents and (d) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

“Transformative Acquisition”: any acquisition by any Group Member that either (a) is not permitted by the terms of this Agreement and other Loan Documents  immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement and other Loan Documents immediately prior to the consummation of such acquisition, would not provide the Group Members with adequate flexibility under this Agreement and other Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“TRC”: Theravance Respiratory Company, LLC, a Delaware limited liability company.

“Type”: as to any Term Loan, its nature as an ABR Loan or a LIBOR Rate Loan.

“Unasserted Contingent Obligations”: as defined in the Guarantee and Collateral Agreement.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code, as in effect from time to time in any applicable jurisdiction.

“United States”: the United States of America.

“Unrestricted Subsidiary”: means any Subsidiary designated by the Borrower after the Effective Date as an Unrestricted Subsidiary pursuant to Section 6.15, in each case, until such Person ceases to be Unrestricted Subsidiary in accordance with Section 6.15 or ceases to be a Subsidiary.  As of the Effective Date, none of the Subsidiaries of the Borrower are Unrestricted Subsidiaries.

“Voluntary Prepaid Amount” as defined in Section 3.2(c)

“Voluntary Prepayment”: a prepayment of the Term Loans pursuant to Section 3.1.

“Waivable Mandatory Prepayment”: as defined in Section 3.2(h).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary”: a Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary”: as to any Person, any other Person, all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability” shall mean any liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Section 4201(b) of ERISA.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield”: with respect to any Term Loan, on any date of determination as calculated by the Administrative Agent, the effective yield on such Term Loan, taking into account (a) the applicable interest rate margin, (b) any interest rate floors, (c) original issue discount and (d) upfront fees paid generally to all Persons providing such Term Loan (with original issue discount and upfront fees being equated to interest based on the shorter of (x) the Weighted Average Life to Maturity of such Term Loans and (y) four years), but exclusive of any arrangement, structuring, underwriting or similar fee paid to any Person in connection therewith that are not shared generally with all Persons providing such Term Loan.

1.2.                            Other Interpretive Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder), (vii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (viii) any references herein to any Person shall be construed to include such Person’s permitted successors and assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof and (ix) the phrase “for the term of this Agreement” and any similar phrases shall mean the period beginning on the Effective Date and ending on the Latest Maturity Date.  In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and excluding”, the words “to” and “until” each mean “to but excluding” and the word “through” shall mean “to and including”.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document in its entirety and not to any particular provision of thereof.  Unless otherwise specified, all references in a Loan Document to Articles, Sections, recitals, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and recitals, Annexes, Exhibits and Schedules to, the Loan Document in which such references appear.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e)                                  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of standards or terms (including financial ratios) in this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such

Accounting Change with the desired result that the criteria for evaluating the Borrower’s consolidated financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrowers the Administrative Agent and the Required Lenders, (i) all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such standards and terms (including financial ratios) made before and after giving effect to such Accounting Change.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(f)                                   When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of LIBOR Rate Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(g)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3.                            Pro Forma Calculations; Limited Condition Acquisitions.

(a)                                 Solely for purposes of determining whether any action is otherwise permitted to be taken hereunder, the Consolidated Leverage Ratio and the First Lien Secured Leverage Ratio shall be calculated as follows:

(i)                                     in the event that the Borrower or any of the Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the reference period for which such ratio is being calculated but prior to or simultaneously with the event for which the calculation of such ratio is made (a “Ratio Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this calculation determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest rate hedging arrangements applicable to such Indebtedness), (y) interest on any obligations with respect to capital leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or, if none was so chosen, then based upon such optional rate as the Borrower or such Restricted Subsidiary may designate; and

(ii)                                  if any Specified Transactions are consummated by the Borrower or any of the Restricted Subsidiaries subsequent to such reference period and on or prior to or simultaneously with the relevant Ratio Calculation Date, Consolidated EBITDA shall be calculated on a pro forma basis, assuming that all such Specified Transactions had occurred on the first day of the four-quarter reference period in a manner consistent, where applicable, with the pro forma adjustments (without duplication) set forth in the definition of Consolidated EBITDA.

(b)                                 For purposes of calculating the Consolidated Leverage Ratio and the First Lien Secured Leverage Ratio in connection with any Indebtedness incurrence test (including any amounts permitted to be incurred pursuant to Section 2.4), such ratios shall be calculated after giving effect to any such incurrence on a pro forma basis, and, in each case, with respect to any revolving commitment, assuming a borrowing of the maximum amount of loans available thereunder, and such calculation shall be made excluding the cash proceeds of any borrowing under any such Indebtedness that are to remain on the consolidated balance sheet of the Borrower following application of proceeds to any transaction or transactions to be given pro forma effect with such Indebtedness.  For purposes of calculating the Consolidated Leverage Ratio or the First Lien Secured Leverage Ratio on a pro forma basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1(a) or (b), prior to the initial delivery of financial statements under Section 6.1(a) or (b), as applicable, the relevant measurement period shall be the period of four consecutive fiscal quarters ending prior to the Effective Date for which financial statements have been delivered to the Administrative Agent.

(c)                                  Notwithstanding anything to the contrary in this Agreement, solely for the purpose of (A) measuring the relevant financial ratios and basket availability with respect to the incurrence of any Indebtedness (including any Incremental Term Loans) or Liens or the making of any Investments, Restricted Payments, prepayments, repurchases, redemptions or defeasances of Junior Financings or Dispositions or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, (B) determining compliance with representations and warranties or the occurrence of any Default or Event of Default or (C) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment or the making of a Restricted Payment, in each case, in connection with a Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder, shall be deemed to be at the election of the Borrower, either (x) the date on which the definitive agreements for such Limited Condition Acquisition are entered into or (y) the date on which such Limited Condition Acquisition is consummated (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio, basket, representation, warranty or condition, such financial ratio, basket, representation, warranty or condition shall be deemed to have been complied with.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such financial ratio or basket availability shall be calculated (and tested) (A) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto expires or has been terminated and (B) with respect to any Restricted Payment, on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

(d)                                 Notwithstanding anything herein to the contrary, Excess Cash Flow shall not be determined on a pro forma basis.

1.4.                            Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five).

1.5.                            Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

1.6.                            Cashless Rolls.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, any Lender may exchange, continue or roll over all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 2.  AMOUNT AND TERMS OF TERM COMMITMENTS

2.1.                            Term Commitments. Subject to the terms and conditions hereof, each Initial Term Lender severally agrees to make a term loan (an “Initial Term Loan”) to the Borrower on the Effective Date in an amount not to exceed the Initial Term Commitment of such Initial Term Lender.  Term Loans may from time to time be LIBOR Rate Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

2.2.                            Procedure for Term Loan Borrowing.  With respect to Term Loan borrowings, the Borrower shall give the Administrative Agent irrevocable notice in the form attached hereto as Exhibit B (or any other form approved by the Borrower and the Administrative Agent) (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time (or such later time as the Administrative Agent may agree), (a) one Business Day (or such shorter time as the Administrative Agent may agree) prior to the requested Borrowing Date, in the case of LIBOR Rate Loans or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans; provided that such notice with respect to the Initial Term Loans may be delivered to the Administrative Agent prior to 12:00 Noon, New York City time (or such later time as the Administrative Agent may agree), one Business Day prior to the anticipated Effective Date) requesting that the applicable Lenders make the applicable Term Loans on the applicable Borrowing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof.  Not later than 12:00 Noon, New York City time, on the requested Borrowing Date, each applicable Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the applicable Term Loans to be made by such Lender. The Administrative Agent shall make the proceeds of such Term Loans available to the Borrower on such Borrowing Date by wire transfer in immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.

2.3.                            Repayment of Term Loans. On each Quarterly Payment Date, beginning with December 31, 2017, the Borrower shall repay to the Administrative Agent for the ratable account of the Initial Term Lenders an aggregate principal amount of Initial Term Loans equal to 2.50% of the aggregate initial principal amounts of Initial Term Loans borrowed by the Borrower on the Effective Date pursuant to Section 2.1, and the entire outstanding balance of the Initial Term Loans shall be due and payable by the Borrower in full on the Initial Term Loan Maturity Date.  The Borrower shall repay Incremental Term Loans, Other Term Loans and Extension Term Loans in accordance with the relevant repayment schedule agreed to by the Lenders of such Term Loans in the relevant Incremental Amendment, Refinancing Amendment or Extension Amendment, as applicable.

2.4.                            Incremental Term Loans.

(a)                                 At any time and from time to time prior to the Latest Maturity Date, subject to the terms and express conditions set forth herein, the Borrower may by no less than three Business Days’ prior written notice to the Administrative Agent (or such lesser number of days reasonably acceptable to the Administrative Agent), request to add one or more new credit facilities consisting of one or more additional Tranches of Term Loans or an increase to an existing Tranche of Term Loans (each, an “Incremental Term Facility”); provided that (i) immediately before and after giving effect to each Incremental Amendment and the applicable Incremental Term Facility, (A) no Default or Event of Default exists or would result therefrom to the extent the proceeds of such Incremental Term Facility are not used to finance a Limited Condition Acquisition or (B) no Default or Event of Default arising under Section 8.1(a) or Section 8.1(f) and no other Default or Event of Default the absence of which is a condition required by the Incremental Lenders providing such Incremental Term Facility exists or would result therefrom to the extent the proceeds of such Incremental Term Facility are used to finance a Limited Condition Acquisition; (ii) as a condition to the effectiveness of any Incremental

Amendment and any Incremental Term Commitments and the making of the Incremental Term Loans thereunder, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects where qualified by materiality or Material Adverse Effect) on and as of the date thereof (except to the extent made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects where qualified by materiality or Material Adverse Effect) on and as of such specified date) (provided that in the case of an Incremental Term Facility the proceeds of which are used to finance a Limited Condition Acquisition, such requirement shall be subject to customary “specified representations” and customary “specified acquisition agreement representations” as agreed by the relevant Incremental Lenders (but in no event shall “specified representations” be more expansive than the representations made by the Borrower in Sections 4.3(a) (with respect to the organizational existence of the Loan Parties only), 4.4, 4.5(a), 4.11, 4.14, 4.19 (as it relates to the creation, validity and perfection of the security interests in the Collateral), 4.20, 4.23(b) (as it relates to the Patriot Act) and 4.23(d)) and any reference to “material adverse effect” in such “specified representations” shall be understood for this purpose to refer to “material adverse effect” or similar definition in as defined in the main transaction agreement governing such Limited Condition Acquisition), (iii) subject to the provisos to this sentence, the amount of Incremental Term Facilities shall not exceed, immediately after giving effect to each Incremental Amendment and the applicable Incremental Term Facility, the sum of (1) (x) if such Incremental Term Facility is secured on a pari passu basis with the Liens securing the Obligations, an amount such that the First Lien Secured Leverage Ratio calculated on a pro forma basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1(a) or (b) shall not be greater than 2.00:1.00 (excluding the cash proceeds of any borrowing under such Incremental Term Facility that are to remain on the consolidated balance sheet of the Borrower following application of proceeds to any transaction or transactions to be given pro forma effect with such Incremental Term Facility) or (y) if such Incremental Term Facility is secured on a junior basis to the Liens securing the Obligations or is unsecured or subordinated in right of payment to the Obligations, the Consolidated Leverage Ratio calculated on a pro forma basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1(a) or (b) shall not be greater than 3.56:1.00 (excluding the cash proceeds of any borrowing under such Incremental Term Facility that are to remain on the consolidated balance sheet of the Borrower following application of proceeds to any transaction or transactions to be given pro forma effect with such Incremental Term Facility) (such Incremental Term Facilities described in the foregoing clauses (1)(x) and (1)(y), the “Incremental Ratio Debt”) plus (2) the sum of (x) the greater of $75,000,000 and 45% of LTM EBITDA on the date of determination (net of any Indebtedness incurred pursuant to clause (i)(2)(x) of the first proviso set forth in the definition of Incremental Equivalent Debt) plus (y) the amount of any voluntary prepayments of Term Loans (which shall be deemed for this purpose to include the amount of any repurchases of Offer Loans and repurchases of Term Loans in the open market pursuant to Section 10.6(b)(v), in each case limited to the amount of cash actually paid in respect of such repurchases), other than to the extent made with the proceeds of long-term Indebtedness (net of any Indebtedness incurred pursuant to clause (i)(2)(y) of the first proviso set forth in the definition of Incremental Equivalent Debt) (such amounts described in the foregoing clauses (2)(x) and (2)(y), the “Incremental Base Amount”); provided that the financial incurrence tests set forth in the foregoing clauses (iii)(1)(x) and (iii)(1)(y) shall not apply to the incurrence of Incremental Term Facilities pursuant to the Incremental Base Amount and any such Incremental Term Facility may, at the sole discretion of the Borrower, be incurred under clauses (iii)(1)(x) and (iii)(1)(y) regardless of whether there is capacity to incur such Incremental Term Facility under clause (iii)(2); and (iv) in the event that the Yield for any Incremental Term Facility incurred on or prior to the 18-month anniversary of the Effective Date that is pari passu in right of payment and with respect to the Collateral with the Initial Term Loans is higher than the Yield for the Initial Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary so that the Yield for the Initial Term Loans is equal to the Yield for such Incremental Term Facility minus 50 basis points; provided that, in the event an interest rate floor for such Incremental Term Facility is higher than the correlative interest rate floor for the Initial Term Loans, such differential between such floors shall be equated to the applicable Yield for purposes of determining whether an increase to the Applicable Margin for the Initial Term Loans shall be required but only to the extent that an increase in such interest rate floor with respect to the Initial Term Loans would cause an increase in the interest rate then in effect for the Initial Term Loans at the time of determination hereunder and, in such case, then such interest rate floor (but not the interest rate margin) applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors (the provision in this clause (iv), the “MFN Protection”).  For purposes of such calculation of Yield, any Incremental Term Loans that are fixed rate loans shall be swapped to a floating rate on a customary matched maturity basis.  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the amount described in the foregoing clauses (iii)(1)(x) and (iii)(1)(y) are calculated without giving effect to any Incremental Term Facilities incurred on a substantially concurrent basis in reliance on the foregoing clause (iii)(2).  Each Incremental Term Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000, provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Term Facilities set forth above.

(b)                                 Each Incremental Term Facility (i) if made part of the existing Tranche of Term Loans, shall have terms identical to those applicable to such Term Loans or (ii) if consisting of an additional Tranche of Term Loans, shall have such terms as determined by the Borrower and the Incremental Lenders providing such Incremental Term Facility; provided that such additional Tranche of Term Loans shall have terms and conditions (excluding pricing, fees, rate floors and optional prepayment or redemption terms) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the Incremental Lenders providing such additional Tranche of Term Loans than, those applicable to the Initial Term Loans (except to the extent (1) such terms are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any additional Tranche of Term Loans, no consent shall be required from the Administrative Agent to the extent that such financial maintenance covenant is also added for the benefit of the Lenders hereunder) or (2) applicable solely to periods after the Latest Maturity Date).  Each Incremental Term Facility shall be secured on a pari passu basis with or junior basis to the Liens securing the Obligations or shall be unsecured or shall be subordinated in right of payment to the Obligations.  No

Restricted Subsidiary shall be a guarantor with respect to any Incremental Term Facility unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed the Obligations and the obligations in respect of such Incremental Term Facility shall not be secured by Liens on the assets of the Borrower and the Restricted Subsidiaries other than assets constituting Collateral.  No Incremental Term Facility secured on a pari passu basis with the Liens securing the Obligations shall have a final maturity date earlier than the then existing Latest Maturity Date.  No Incremental Term Facility that is secured on a junior basis to the Liens securing the Obligations or that is unsecured or subordinated in right of payment to the Obligations shall have a final maturity date earlier than 91 days after the then existing Latest Maturity Date, and shall have no greater amortization or mandatory prepayments than the then-remaining Initial Term Loans.  No Incremental Term Facility shall have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then-remaining Initial Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans.  Subject to the foregoing, Incremental Term Facilities secured on a pari passu basis with the Liens securing the Obligations shall have amortization as determined by the Borrower and the applicable Incremental Lenders.  Incremental Term Facilities secured on a pari passu basis with the Liens securing the Obligations shall ratably in any mandatory prepayments of Term Loans unless the Borrower and the applicable Incremental Lenders agree to a less than pro rata share of such mandatory prepayments.

(c)                                  Each notice from the Borrower pursuant to this Section 2.4 shall set forth the requested amount and proposed terms of the relevant Incremental Term Facility.  Any additional bank, financial institution, existing Lender or other Person that elects to provide Incremental Term Commitments under an Incremental Term Facility shall be reasonably satisfactory to the Administrative Agent (to the extent such consent would be required for an assignment of such Loans or Commitments pursuant to Section 10.6, such consent not to be unreasonably withheld or delayed) (any such bank, financial institution, existing Lender or other Person being called an “Incremental Lender”) and the Borrower and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the other Loan Parties, such Incremental Lender (in the case of this Agreement and, as appropriate, any other Loan Document, as applicable) and, to the extent it directly adversely amends or modifies the rights or duties of the Administrative Agent and/or the Collateral Agent, the Administrative Agent and/or the Collateral Agent; provided that if the relevant Incremental Term Facility is not secured on a pari passu basis with the Liens securing the Obligations in respect of the then existing Term Loans, it will be documented pursuant to documentation separate from this Agreement and the Loan Documents, as applicable, and, to the extent such Incremental Term Facility is secured by liens on the Collateral, the agent, representative or trustee in respect of such Incremental Term Facility shall become a party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.  No Lender shall be obligated to provide any Incremental Term Commitments under an Incremental Term Facility, unless it so agrees.  Incremental Term Commitments in respect of any Incremental Term Facilities shall become Commitments under this Agreement.  An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.4.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary in order to establish new Tranches or sub-tranches in respect of Term Loans made pursuant to this Section 2.4 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches or sub-tranches, in each case on terms consistent with this Section 2.4, including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans to be fungible for United States federal income tax purposes with another Tranche of Term Loans, which shall include any amendments that do not reduce the ratable amortization received by each Lender thereunder.  The effectiveness of any Incremental Amendment shall, unless otherwise agreed to by the applicable Incremental Lenders, be subject to the satisfaction (or waiver) on the date thereof of the express conditions in respect of such Incremental Amendment to be mutually agreed upon by the applicable Incremental Lenders and the Borrower.  The proceeds of any Loans under an Incremental Term Facility will be used, directly or indirectly, for working capital and/or general corporate purposes and/or any other purposes not prohibited hereunder.  This Section 2.4 shall supersede any provisions in Section 10.1 to the contrary.

(d)                                 In connection with the effectiveness of any Incremental Term Facility, to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received (i) customary legal opinions addressed to the Administrative Agent, the Collateral Agent and the Lenders, board resolutions and officers’ certificates in form and substance reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents (including modifications to the Mortgages), as may be reasonably requested by the Administrative Agent in order to ensure that the enforceability of the Security Documents and the perfection and priority of the Liens thereunder are preserved and maintained.

2.5.                            Fees.

(a)                                 The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at times specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b)                                 The Borrower agrees to pay on the Effective Date to each Initial Term Lender party to this Agreement as an Initial Term Lender on the Effective Date, as fee compensation for the funding of such Initial Term Lender’s Initial Term Loans, a closing fee in an amount equal to 1.0% of the stated principal amount of such Initial Term Lender’s Initial Term Loans, payable to such Initial Term Lender from the proceeds of its Initial Term Loans as and when funded on the Effective Date.  Such closing fees shall be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.

2.6.                            Refinancing Amendments. At any time after the Effective Date, the Borrower may obtain from any existing Lender or any other Person reasonably satisfactory to the Borrower (subject to the prior written consent of the Administrative Agent to the extent such consent would be required for an assignment of Term Loans to such other Person pursuant to

Section 10.6) (any such existing Lender or other Person being called an “Additional Refinancing Lender”) Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Other Term Loans constituting Term Loans), in the form of Other Term Loans, in each case pursuant to a Refinancing Amendment; provided that (i) such Credit Agreement Refinancing Indebtedness shall rank pari passu in right of payment and of security with the other Term Loans and Commitments hereunder, (ii) such Credit Agreement Refinancing Indebtedness shall only be secured by assets consisting of Collateral, and (iii) such Credit Agreement Refinancing Indebtedness satisfies the requirements set forth in clauses (v) through (z) of the definition of Credit Agreement Refinancing Indebtedness.  The effectiveness of any Refinancing Amendment shall be subject to such express conditions as are mutually agreed with the participating Additional Refinancing Lenders.  Each Tranche of Credit Agreement Refinancing Indebtedness (other than in connection with an extension of the maturity of Term Loans) incurred under this Section 2.6 shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000, provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Credit Agreement Refinancing Indebtedness set forth above.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or reasonably advisable to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans subject thereto as Other Term Loans).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, or reasonably advisable or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.6.  This Section 2.6 shall supersede any provisions in Section 10.1 to the contrary.

SECTION 3.  GENERAL PROVISIONS APPLICABLE TO LOANS

3.1.                            Optional Prepayments. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty (other than as set forth in Section 3.2(f) below), upon notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time (or such later time as the Administrative Agent may agree), three (3) Business Days prior thereto (or such shorter time as the Administrative Agent may agree), in the case of LIBOR Rate Loans, and no later than 12:00 Noon, New York City time (or such later time as the Administrative Agent may agree), one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment, whether the prepayment is of LIBOR Rate Loans or ABR Loans, the Tranche of Term Loans to which the prepayment applies and the manner in which such prepayment is to be applied to the applicable Tranche of Term Loans; provided, that if a LIBOR Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of LIBOR Rate Loans shall be in an aggregate principal amount of $500,000 or integral multiples of $100,000 in excess thereof. Partial prepayments of ABR Loans shall be in an aggregate principal amount of $250,000 or integral multiples of $100,000 in excess thereof. Notwithstanding the foregoing, a notice of prepayment delivered by Borrower in accordance with this Section 3.1 may expressly state that such notice is conditioned upon the effectiveness of new credit facilities or other sources of refinancing or another transaction, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the time on which the Term Loans would have been repaid in accordance with such notice of prepayment) if such condition is not satisfied.

3.2.                            Mandatory Prepayments; Termination of Commitments; Prepayment Premium.

(a)                                 If any Indebtedness shall be incurred or issued by any Group Member after the Effective Date (other than Excluded Indebtedness except for Credit Agreement Refinancing Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than the third Business Day following on the date of such incurrence or issuance toward the prepayment of the Term Loans (without premium or penalty (other than as set forth in Section 3.2(f) below)) as set forth in Section 3.2(d).

(b)                                 If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied no later than the fifth Business Day following the date of the receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 3.2(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 3.2(d); provided, further that if at the time that any such prepayment would be required hereunder, the Borrower is required to offer to repurchase or prepay any other Indebtedness secured by the Collateral on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Cash Proceeds (such Indebtedness required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then the Borrower may apply such amount otherwise required to be applied as a prepayment pursuant to this Section 3.2(b) on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such amount otherwise required to be applied as a prepayment pursuant to this Section 3.2(b) allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such amount otherwise required to be applied as a prepayment pursuant to this Section 3.2(b) shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 3.2(b) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans (without premium or penalty (other than as set forth in Section 3.2(f) below)) in accordance with the terms hereof.

(c)                                  The Borrower shall, on each Excess Cash Flow Application Date, apply the ECF Percentage of the excess, if any, of (i) Excess Cash Flow for the related Excess Cash Flow Payment Period minus (ii) the amount (such amount, the “Voluntary Prepaid Amount”) of all Voluntary Prepayments (excluding any such Voluntary Prepayment made with the proceeds of long-term Indebtedness), repurchases of Offer Loans (limited to the amount of cash actually paid in respect of such repurchase and excluding any such repurchase made with the proceeds of long-term Indebtedness) and repurchases of Term Loans in the open market by the Borrower or any of its Subsidiaries pursuant to Section 10.6(b)(v) (limited to the amount of cash actually paid in respect of such repurchase and excluding any such repurchase made with the proceeds of long-term Indebtedness) made during such Excess Cash Flow Payment Period or the period following end of the applicable fiscal year and prior to the applicable Excess Cash Flow Application Date (without duplication in the next Excess Cash Flow Payment Period), toward the prepayment of the Term Loans as set forth in Section 3.2(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) days after the date on which the financial statements referred to in Section 6.1(a) for the fiscal year of the Borrower with respect to which such prepayment is made are required to be delivered to the Lenders (commencing with the fiscal year of the Borrower ending December 31, 2018).  If at the time that any such prepayment would be required hereunder, the Borrower is required to offer to repurchase or prepay any Other Applicable Indebtedness pursuant to the terms of the documentation governing such Other Applicable Indebtedness with such Excess Cash Flow, then the Borrower may apply such amount otherwise required to be applied as a prepayment pursuant to this Section 3.2(c) on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such amount otherwise required to be applied as a prepayment pursuant to this Section 3.2(c) allocated to the Other Applicable Indebtedness shall not exceed the amount of such Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such amount otherwise required to be applied as a prepayment pursuant to this Section 3.2(c) shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 3.2(c) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans (without premium or penalty (other than as set forth in Section 3.2(f) below)) in accordance with the terms hereof.

(d)                                 Amounts to be applied in connection with prepayments made pursuant to this Section 3.2 shall be applied to the prepayment of the Term Loans in accordance with Section 3.8. The application of any prepayment pursuant to this Section 3.2 shall be made, first, to ABR Loans and, second, to LIBOR Rate Loans. Each prepayment of the Term Loans under this Section 3.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)                                  The Initial Term Commitments of each Initial Term Lender shall terminate in their entirety upon the funding of the Initial Term Loans on the Effective Date.

(f)                                   Prepayment Premium. In the event that, on or prior to the date that occurs six months following the Effective Date, the Borrower (x) makes any prepayment of any Initial Term Loans in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to the Initial Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each Initial Term Lender, (i) in the case of clause (x), a prepayment premium of 1% of the amount of the Initial Term Loans being prepaid and (ii) in the case of clause (y), a payment equal to 1% of the aggregate amount of the Initial Term Loans that are subject to such amendment.

(g)                                  Notwithstanding any other provisions of this Section 3.2, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale, Recovery Event or issuance or incurrence of Indebtedness attributable to a Foreign Subsidiary (“Foreign Proceeds”) or Excess Cash Flow attributable to Foreign Subsidiaries (“Foreign Subsidiary Excess Cash Flow”) are prohibited or delayed by applicable local law from being distributed to any Loan Party, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 3.2 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit distribution to any Loan Party (the Borrower hereby agreeing to use commercially reasonable efforts (i) to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law to permit such distribution and/or (ii) to use other cash resources of the Borrower and the Restricted Subsidiaries that would not be subject to such applicable local law), and if, within one year following the date on which the respective prepayment would otherwise have been required, any of such affected Foreign Proceeds or Foreign Subsidiary Excess Cash Flow that, in each case, would otherwise be required to be used to prepay Term Loans pursuant to Section 3.2, is permitted under the applicable local law to be distributed to any Loan Party, such distribution will be promptly made and such distributed Foreign Proceeds or Foreign Subsidiary Excess Cash Flow will be promptly (and in any event not later than two Business Days after such distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 3.2 (it being understood and agreed that if such prepayment is not made by the one-year anniversary of the date on which such prepayment would otherwise have been required, that such prepayment shall be forgiven subject to the penultimate sentence of this clause (g)) and (ii) to the extent that the Borrower has determined in good faith that distribution of any Foreign Proceeds or Foreign Subsidiary Excess Cash Flow to a Loan Party would have material adverse tax cost consequences to the Borrower and its Subsidiaries, such Foreign Proceeds or Foreign Subsidiary Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary so long, but only so long, as the distribution of such Foreign Proceeds or Foreign Subsidiary Excess Cash Flow would have material adverse tax consequences to the Borrower and its Subsidiaries (the Borrower hereby agreeing to use commercially reasonable efforts to take all actions reasonably required to minimize the tax consequences of such distribution), and if, within one year following the date on which the respective prepayment would otherwise have been required, any of such affected Foreign Proceeds or Foreign Subsidiary Excess Cash Flow that, in each case, would otherwise be required to be used to prepay Term Loans pursuant to Section 3.2, is able to be distributed to any Loan Party without resulting in material adverse tax consequences to the

Borrower and its Subsidiaries, such distribution will be promptly made and such distributed Foreign Proceeds or Foreign Subsidiary Excess Cash Flow will be promptly (and in any event not later than two Business Days after such distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 3.2 (it being understood and agreed that if such prepayment is not made by the one-year anniversary of the date on which such prepayment would otherwise have been required, that such prepayment shall be forgiven subject to the penultimate sentence of this clause (g)).  Notwithstanding the foregoing, if at any time within one year after any prepayment being forgiven as a result of the foregoing provisions, the applicable local law no longer would prohibit or delay such Foreign Proceeds or Foreign Subsidiary Excess Cash Flow from being distributed to any Loan Party or the distribution of such Foreign Proceeds or Foreign Subsidiary Excess Cash Flow to a Loan Party would no longer have material adverse tax cost consequences to the Borrower and its Subsidiaries, such distribution will be promptly made and such distributed Foreign Proceeds or Foreign Subsidiary Excess Cash Flow will be promptly (and in any event not later than two Business Days after such distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 3.2.  The non-application of any such Foreign Proceeds or Foreign Subsidiary Excess Cash Flow as a result of the foregoing provisions will not constitute a Default or Event of Default and such amounts shall be available for working capital purposes of the Borrower and the Restricted Subsidiaries so long as not required to be applied as a prepayment in accordance with the foregoing provisions.

(h)                                 Notwithstanding anything herein to the contrary, in the event that the Borrower is required to make any mandatory prepayment (other than pursuant to Section 3.2(a) in connection with the incurrence of Credit Agreement Refinancing Indebtedness) (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so (such declined amounts, “Retained Declined Proceeds”) on or before the Business Day immediately prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the Business Day immediately prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  Any such Retained Declined Proceeds shall be included in the Available Amount as described in the definition thereof.

3.3.                            Conversion and Continuation Options.

(a)                                 The Borrower may elect from time to time to convert LIBOR Rate Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election in the form attached hereto as Exhibit G (or any other form approved by the Borrower and the Administrative Agent) no later than 12:00 Noon, New York City time (or such later time as the Administrative Agent may agree), on the Business Day preceding the proposed conversion date;

provided that any such conversion of LIBOR Rate Loans may only be made on the last day of an Interest Period with respect thereto unless the Borrower shall have paid any amounts owing pursuant to Section 3.11. The Borrower may elect from time to time to convert ABR Loans to LIBOR Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time (or such later time as the Administrative Agent may agree), on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any LIBOR Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term Interest Period set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

3.4.                            Limitations on LIBOR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of LIBOR Rate Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the LIBOR Rate Loans comprising each LIBOR Tranche shall be equal to $500,000 or integral multiples of $100,000 in excess thereof and (b) no more than ten (10) LIBOR Tranches shall be outstanding at any one time.

3.5.                            Interest Rates and Payment Dates.

(a)                                 Each LIBOR Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin.

(b)                                 Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                                  If the Borrower shall default in the payment of the principal or interest on any Term Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document (or including, as a result of an Event of Default under Sections 8(a) or (f)), the Borrower shall pay interest on any such defaulted amount at a rate per annum equal to (i) in the case of Term Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) in the case of any such other amounts, the non-default rate then applicable to ABR Loans plus 2%.

(d)                                 Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e)                                  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirements of Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

3.6.                            Computation of Interest and Fees.

(a)                                 Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of clause (a) of the definition of ABR, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a LIBOR Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, promptly deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.6(a).

3.7.                            Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)                                 the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Required Lenders that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as reasonably determined and conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give written notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter but at least two (2) Business Days prior to the first day of such Interest Period. If such notice is given (x) any Term Loans that were to have been converted on the first day of such Interest Period to LIBOR Rate Loans shall be continued as ABR Loans and (y) any outstanding LIBOR Rate Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which notice the Administrative Agent agrees to withdraw promptly upon a determination that the condition or situation which gave rise to such notice no longer exists), no further LIBOR Rate Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Rate Loans.

3.8.                            Pro Rata Treatment; Application of Payments; Payments.

(a)                                 Each borrowing by the Borrower of a given Tranche from the Lenders hereunder and any reduction of the Commitments of the Lenders in respect of such Tranche shall be allocated ratably among the relevant Lenders in respect of such Tranche.

(b)                                 Except for mandatory prepayments of Term Loans pursuant to Section 3.2, optional prepayments of Term Loans pursuant to Section 3.1, repurchases of Offer Loans pursuant to Section 10.6(b)(v) and repurchases of Term Loans in the open market pursuant to Section 10.6(b)(v), each payment on account of principal of and interest on any Tranche of Term Loans shall be applied pro rata within each such Tranche to the Term Loans constituting such Tranche.  Each mandatory prepayment of Term Loans pursuant to Section 3.2 shall be applied pro rata to each Tranche of Term Loans (and pro rata within each such Tranche to the Term Loans constituting such Tranche); provided that the Lenders providing any given Tranche of Term Lenders may elect to receive less (but not more) than their pro rata share of such mandatory prepayments.  Optional prepayments pursuant to Section 3.1 shall be applied ratably to the outstanding principal amount of the Tranche of Term Loans specified by the Borrower in the applicable notice of prepayment (and shall be applied pro rata within each such Tranche to the Term Loans constituting such Tranche).  Repurchases of Offer Loans pursuant to Section 10.6(b)(v) shall be applied to the Tranche of Terms specified by the Borrower in the notice referred to in Section 10.6(b)(v)(B) and shall be applied to the applicable Term Loans of such Tranche in accordance with the procedures specified in such Section 10.6(b)(v).  Repurchases of Term Loans in the open market pursuant to Section 10.6(b)(v) shall be applied to the Term Loans so repurchased by the Borrower or its applicable Subsidiary.  The amount of each optional and mandatory principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans as specified by the Borrower in the applicable notice of prepayment (or, if no such direction is given, shall be applied to the applicable remaining installments in direct order of maturity). Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c)                                  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time (or such later time as the Administrative Agent may agree), on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)                                 Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

3.9.                            Requirements of Law.

(a)                                 If the adoption of, taking effect of or any change in any Requirement of Law or in the administration, interpretation or application thereof or compliance by any Lender with any request, guideline or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date (and, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect and adopted subsequent and adopted subsequent to the Effective Date, regardless of the date enacted, adopted or issued):

(i)                                     shall subject any Lender to any Tax of any kind whatsoever (other than Excluded Taxes, Indemnified Taxes and Other Taxes which shall be governed exclusively by Section 3.10), with respect to this Agreement or any other Loan Document;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)                               shall impose on such Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Rate Loans or, with respect to Taxes under clause (i) above, any Term Loan, or to reduce any amount receivable hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and setting forth in reasonable detail such increased costs.

(b)                                 If any Lender shall have determined that the adoption of, taking effect of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date (and, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect and adopted subsequent and adopted subsequent to the Effective Date, regardless of the date enacted, adopted or issued) shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity requirements), then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the charge and the calculation of such reduced rate of return, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a

Lender pursuant to this Section for any amounts incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such one hundred and eighty (180)-day period shall be extended to include the period of such retroactive effect.  The provisions of this Section 3.9 shall survive and remain in full force and effect regardless of the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the consummation of the transactions contemplated hereby, the Payment in Full, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. The Borrower shall pay the Lender the amount shown as due on any certificate referred to above within ten (10) days after receipt thereof.

(d)                                 For purposes of this Section 3.9, the term “Lender” shall include the Administrative Agent.

3.10.                     Taxes.

(a)                                 Payments Free of Indemnified Taxes and Other Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that, if any applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall be entitled to make such deductions or withholdings (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and (iii) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions applicable to additional sums payable under this Section 3.10) the applicable Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)                                 Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority (or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes) in accordance with applicable Requirements of Law, except for any Other Taxes imposed on any assignment of or participation with respect to a Lender’s rights or obligations hereunder pursuant to Section 10.6 if such Tax is imposed as a result of the Lender having a present or former connection with the jurisdiction imposing such Tax (other than a connection arising solely from having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Loan Document).

(c)                                  Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Agent and Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.10) imposed on, payable by or required to be withheld or deducted from a payment to such Agent or Lender, as the case may be, with respect to this Agreement or any other Loan Document, and reasonable expenses arising therefrom, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability (together with a copy of any applicable documents from the IRS or other Governmental Authority that asserts such claim) delivered to the Borrower by a Lender (with a copy to the relevant Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)                                  Status of Lenders.

(i)                                     Each Lender shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes (including backup withholding and information reporting requirements) in an applicable jurisdiction. If any form, certification or other documentation provided by a Lender pursuant to this Section 3.10(e) (including any of the specific documentation described below) or Section 3.10(f) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly notify the Borrower and the Administrative Agent in writing and shall promptly update or otherwise correct the affected documentation or promptly notify the Borrower and the Administrative Agent in writing that such Lender is not legally eligible to do so. Notwithstanding anything to the contrary in this Section 3.10(e), the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e)(ii)(A), Section 3.10(e)(ii)(B)(i)-(iv) and 3.10(f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent duly completed and executed copies of IRS Form W-9 (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent) certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B)                               each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:

(i)                                     IRS Form W-8BEN or W-8BEN-E (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)                                  IRS Form W-8ECI (or any successor thereto) claiming that specified payments (as applicable) under this Agreement or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States, or if applicable, IRS Form W-8EXP;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a Tax Status Certificate, substantially in the form of Exhibit D-1, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower, within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) IRS Form W-8BEN or W-8BEN-E (or any successor thereto);

(iv)                              where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) in the form of Exhibit D-3 or D-4, as applicable, (provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate in the form of Exhibit D-2 from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)); or

(v)                                 any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

Notwithstanding anything to the contrary in this Section 3.10(e), no Lender shall be required to deliver any documentation pursuant to this Section 3.10(e) that it is not legally eligible to provide.

(f)                                   FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Requirements of Law and otherwise at such times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.10(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)                                  If any Agent or Lender determines, in its good faith discretion, that it has received a refund (whether received in cash or applied as an offset against other Taxes due) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.10, it shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 3.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or Lender (including any Taxes), as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, the Borrower, upon the request of such Agent or Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s reasonable request, provide the Borrower with a copy of any notice of assessment or other evidence reasonably satisfactory to the Borrower of the requirement to repay such refund received from the relevant taxing authority. Notwithstanding anything to the contrary in this Section 3.10(g), in no event will an Agent or Lender be required to pay any amount the Borrower pursuant to this Section 3.10(g) the payment of which would place such Agent or Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 3.10(g) shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)                                 The provisions of this Section 3.10 shall survive and remain in full force and effect regardless of the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the consummation of the transactions contemplated hereby, the Payment in Full, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

3.11.                     Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from LIBOR Rate Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of, or a conversion from, LIBOR Rate Loans on a day that is not the last day of an Interest Period with respect thereto. A certificate setting forth in reasonable detail the basis for requesting such amount actually incurred as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. The provisions of this Section 3.11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Payment in Full, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

3.12.                     Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or requires a Loan Party to pay Indemnified Taxes or additional amounts pursuant to Section 3.10(a), (b) or (c) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, (i) would eliminate or reduce amounts payable pursuant to Section 3.9 or Section 3.10, as the case may be, in the future and (ii) cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage or any unreimbursed costs or expenses; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a), (b) or (c). The Borrower hereby agrees to pay all reasonable, documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation.

3.13.                     Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10(a) (such Lender, an “Affected Lender”), (b) is a Non-Consenting Lender or (c) is a Defaulting Lender, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of an Affected Lender, prior to any such replacement, such Lender shall have taken no action under Section 3.12 that have actually eliminated the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a), (iii) the replacement financial institution or entity shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 3.11 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or entity shall be an Eligible Assignee, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that, except in the case of clause (c) hereof, the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (ix) in the case of a Non-Consenting Lender, (A) the replacement financial institution or entity shall consent at the time of such assignment to each matter in respect of which the replaced Lender was a Non-Consenting Lender and (B) if the Non-Consenting Lender is a Non-Consenting Lender due to its failure to waive, postpone or reduce the prepayment premium described in Section 3.2(f), the Borrower shall pay such prepayment premium to such Non-Consenting Lender as if the Initial Term Loans being assigned were subject to a Repricing Transaction.  Any Non-Consenting Lender, Affected Lender or Defaulting Lender shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations pursuant to this Section 3.13 if it does not execute and deliver an Assignment and Assumption to the Administrative Agent within one Business Day after having received a request therefor.

3.14.                     Evidence of Debt.

(a)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)                                 The Administrative Agent, on behalf of the Borrower (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(d), the assigning Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower), shall maintain the Register (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(d), a Related Party Register), in each case pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder and any Note evidencing such Term Loan, the Type of such Term Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(d), the assigning Lender) hereunder from the Borrower and each Lender’s share thereof.

(c)                                  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)                                 The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, of such Lender, substantially in the form of Exhibit E, with appropriate insertions as to date and principal amount.

3.15.                     Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such and convert ABR Loans to LIBOR Rate Loans shall forthwith be canceled and (b) such Lender’s Term Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

3.16.                     Extension Offers.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding the applicable Tranche of Term Loans, on a pro rata basis (based on the aggregate outstanding principal amount of such Tranche of Term Loans) and on the same terms to each such Lender, the Borrower may from time to time extend the maturity date of such Tranche of Term Loans, and otherwise modify the terms of such Tranche of Term Loans, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Tranche of Term Loans (and related outstandings) (each, an “Extension,” and each Tranche of Term Loans so extended being an “extended tranche”; any Extension Term Loans shall constitute a separate Tranche of Term Loans from the other Tranches of Term Loans so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing immediately after the effectiveness of any Extension Term Loan, (ii) except as to interest rates, fees, final maturity date and premium, which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Tranche of Term Loans of any Lender extended pursuant to any Extension (“Extension Term Loans”) shall have the same terms (save for any terms that apply solely after the latest maturity date of the Term Loans hereunder prior to giving effect to such Extension) as the Tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extension Term Loans shall be no earlier than the then latest maturity date of Term Loans hereunder, (iv) the Weighted Average to Life Maturity of the Extension Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of Tranche of Term Loans extended thereby; (v) the amortization schedule applicable to the Extension Term Loans for the periods prior to the Latest Maturity Date shall not be increased, (vi) any Extension Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof), in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, and (ix) any applicable Minimum Extension Condition (as defined below) shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b)                                 With respect to all Extensions consummated by the Borrower pursuant to this Section 3.16, the Extension Offer shall specify the Tranche of Term Loans as to which the Extension Offer applies and a minimum amount of Term Loans to be tendered (which shall not be less than $10,000,000) as a condition to the consummation of such Extension Offer (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 3.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extension Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 3.16.

(c)                                  No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments (each, an “Extension Amendment”) to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 3.16.  This Section 3.16 shall supersede any provisions of Section 10.1 to the contrary.

(d)                                 In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 3.16.

(e)                                  The conversion of any Term Loans hereunder into Extension Term Loans in accordance with this Section 3.16 shall not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to make the Term Loans, the Borrower hereby represents and warrants on the Effective Date that:

4.1.                            Financial Condition.

(a)                                 The audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, reported on by and accompanied by an unqualified report from Ernst & Young LLP, have been prepared in accordance with GAAP consistently applied throughout the applicable period and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal years.

(b)                                 The unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the six months ended June 30, 2017, have been prepared in accordance with GAAP consistently applied throughout the applicable period and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the consolidated results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such six month period (subject to normal year-end audit adjustments and the absence of footnotes).

(c)                                  The Borrower has heretofore delivered to the Administrative Agent a capitalization table of the Borrower and its Subsidiaries as at June 30, 2017, after giving pro forma effect to the Transaction and the issuance of the 2025 Convertible Notes.

4.2.                            No Change. Since December 31, 2016, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3.                            Corporate Existence; Compliance with Law. Except as permitted under Section 7.3, each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, to the extent such concept is recognized in its jurisdiction of incorporation except, in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (b) has the organizational power and authority and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (d) is in compliance with the terms of all Requirements of Law (including Health Care Laws) and all Governmental Authorizations, except in case of clauses (b), (c) and (d), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.4.                            Power; Authorization; Enforceable Obligations. Each Loan Party has the organizational power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this

Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Refinancing or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings referred to in Section 4.19 which filings have been, or will be, obtained or made and are in full force and effect on or before the Effective Date, other than any such consent, authorizations, filings and notices the absence of which would not reasonably be expected to have a Material Adverse Effect. Each Loan Document required to be executed and delivered prior to the making of this representation and warranty has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

4.5.                            No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate (a) the Organizational Documents of any Loan Party, (b) any Requirement of Law, Governmental Authorization or any Contractual Obligation of any Group Member and (c) will not result in, or require, the creation or imposition of any Lien on any Group Member’s respective properties or revenues pursuant to its Organizational Documents, any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the other Liens permitted under Section 7.2), except for any violation set forth in clause (b) or (c) which would not reasonably be expected to have a Material Adverse Effect.

4.6.                            Litigation and Adverse Proceedings. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues that would reasonably be expected to have a Material Adverse Effect (taking into account reserves made or the benefit of warranties, indemnities or insurance coverage in respect thereof).

4.7.                            Insurance.  The Borrower and the Restricted Subsidiaries maintain with financially sound and reputable (in the good faith judgment of the Borrower) insurance companies material insurance in such amounts (after giving effect to any self-insurance reasonable and customary for similarly-situated Persons engaged in the same or similar business) and against such risks as is (i) customarily maintained by companies engaged in the same or similar businesses as reasonably determined by management of the Borrower or (ii) considered adequate by the Borrower in good faith.

4.8.                            Ownership of Property; Liens.

(a)                                 Each Group Member has title in fee simple (or local law equivalent) to all of its owned real property, a valid leasehold interest in all its leased real property, and good title to, or a valid leasehold interest in, license to, or right to use, all its other tangible Property material to its business, in all material respects, and no such Property is subject to any Lien except as permitted by Section 7.2, except, in each case, where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 As of the Effective Date, the Borrower and the Restricted Subsidiaries do not own any real property.

4.9.                            Intellectual Property; Royalty Rights. All Intellectual Property owned by the Group Members is owned free and clear of all Liens other than (i) as permitted by Section 7.2, Section 7.4 or the Security Documents, (ii) licenses granted in the ordinary course of business (including, without limitation, in connection with the sale or provision by Group Members of products or services or the grant of rights to licensees (including, without limitation, any exclusive licensees) to manufacture, use, sell, offer to sell or import products or to use, sell or offer to sell processes or services) in existence as of the Effective Date and any amendment, renewal or extension thereof or thereto, and (iii) as would not reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect: (a) the conduct of, and the use of Intellectual Property in, the business of the Group Members as currently conducted (including the products and services of the Group Members) does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person, provided that the foregoing representation is made to the Group Members’ knowledge with respect to patents and trademarks; (b) there is no such outstanding claim asserted (including in the form of offers or invitations to obtain a license, but for which Group Member would be infringing), pending, or to the Group Members’ knowledge, threatened, before any Governmental Authority against any Group Member; (c) to the Group Members’ knowledge, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property rights of any Group Member, and there has been no such claim asserted or threatened against any third party by any Group Member; (d) to each Group Member’s knowledge, each Group Member has taken all formal or procedural actions (including payment of fees) required to maintain the registration of any Registered Intellectual Property owned by it; and (e) each Group Member has complied with all applicable Requirements of Law, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by such Group Member.  All Royalty Rights owned by or to which the Group Members are entitled are owned or otherwise held free and clear of all Liens other than (i) as permitted by Section 7.2, Section 7.4 or the Security Documents or (ii) as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the use of Intellectual Property underlying all Royalty Rights owned or otherwise held by the Group Members (including the sale of products by Glaxo Group Limited or its licensees or Affiliates) does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person, provided that the foregoing representation is made to the Group Members’ knowledge; (b) to the Group Members’ knowledge, there is no such outstanding claim asserted (including in the form of offers or invitations to obtain a license, but for which the sale of products of Glaxo Group Limited or its licensees or Affiliates would be infringing), pending or threatened against Glaxo Group Limited or its licensees or Affiliates before any Governmental Authority; (c) to the Group Members’ knowledge, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property rights underlying any Royalty Rights of any Group Member, and there has been no such claim asserted or threatened by Glaxo Group Limited or its licensees or Affiliates against any third party; and (d) to each Group Members’ knowledge, each Group Member has taken all formal or procedural actions required to maintain the Royalty Rights owned or held by it.

4.10.                     Taxes. Each Loan Party has filed or caused to be filed all federal, state and other material tax returns that are required to be filed by it and all such tax returns are true, correct, and complete in all material respects.  Each Loan Party has paid all federal, state and other taxes and any assessments made in writing against it or any of its property by any Governmental Authority (other than (a) any which are not yet due or the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or (b) any which the failure to so pay would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect).  No tax Lien for any material amount has been filed (other than for taxes not yet due or the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party).  No Loan Party is aware of any proposed or pending tax assessments, deficiencies or audits with respect to such Loan Party that would be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.11.                     Federal Reserve Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any extension of credit under this Agreement will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, Regulation U or Regulation X.

4.12.                     Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance or other similar employee taxes have been paid or accrued as a liability on the books of the relevant Group Member.

4.13.                     ERISA.  (x) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, (a) each Plan and, with respect to each Plan, each of the Borrower and its ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code; (b) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS indicating that such Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Plan to lose its qualified status; (c) no liability to the PBGC (other than required premium payments), the IRS, any Plan (other than in the ordinary course) or any trust established under Title IV of ERISA has been or reasonably would be expected to be incurred by the Borrower or any of its ERISA Affiliates with respect to any Plan; (d) no ERISA Event has occurred or is reasonably expected to occur; (e) the present value of all accrued benefit obligations under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefit obligations; (f) as of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower and each of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero; (g) the Borrower and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (h) neither the Borrower nor any of its ERISA Affiliates contributes to, or reasonably would be expected to have any liability with respect to, any Multiemployer Plan or has any contingent liability with respect to any post-retirement welfare benefit under a Plan that is subject to ERISA, other than liability for continuation coverage described in Part 6 of Title I of ERISA; or (i) neither the Borrower nor any of its ERISA Affiliates maintains or contributes to any employee benefit plan that is subject to the laws of any jurisdiction outside the United States of America.

(y)                                 The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code, (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code or (4) a “governmental plan” within the meaning of ERISA.

4.14.                     Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.15.                     Capital Stock and Ownership Interests of Subsidiaries.  As of the Effective Date, Schedule 4.15 sets forth the name and jurisdiction of formation or incorporation of each Subsidiary and states the authorized and issued capitalization of such Group Member, the beneficial and record owners thereof and the percentage of each class of Capital Stock owned by any Loan Party. Except as listed on Schedule 4.15, as of the Effective Date, no Group Member owns any interests in any joint venture, partnership or similar arrangements with any Person.

4.16.                     Use of Proceeds. The proceeds of the Initial Term Loans shall be used to finance the Refinancing and to pay fees and expenses in connection with the Transaction.

4.17.                     Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)                                 the Group Members (i) are, and have been, in compliance with all applicable Environmental Laws including obtaining, maintaining and complying with all Environmental Permits required for their current or intended operations or for any property owned, leased, or otherwise operated by any of them and (ii) reasonably believe that compliance with any Environmental Law that is or is currently expected to become applicable to any of them will be timely attained and maintained, without material expense;

(b)                                 Materials of Environmental Concern have not been Released and are not present at, on, under, in, or about any real property now owned, leased or operated by any Group Member, or to the knowledge of the Borrower any real property formerly owned, leased or operated by any Group Member or any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use, recycling, treatment, storage, or disposal) in a quantity, manner or condition which would reasonably be expected to (i) require investigation, removal, or remediation under Environmental Law or otherwise give rise to Environmental Liability of any Group Member, (ii) interfere with any Group Member’s continued operations, or (iii) impair the fair saleable value of any Mortgaged Property owned by any Group Member;

(c)                                  there are no pending or, to the knowledge of the Borrower, threatened actions, suits, claims, disputes or proceedings at law or in equity, administrative or judicial, by or before any Governmental Authority (including any notice of violation or alleged violation or seeking to revoke, cancel, or amend any Environmental Permit) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of the Borrower, will be, named as a party or affecting any Group Member or any business, property or rights of any Group Member;

(d)                                 no Group Member has received any written request for information, or been otherwise notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Release of Materials of Environmental Concern, nor is any Group Member paying for or conducting, in whole or in part, any response or other corrective action to address any Materials of Environmental Concern at any location pursuant to any Environmental Law;

(e)                                  no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with Environmental Law or any Environmental Liability; and

(f)                                   no Group Member has assumed or retained by contract any Environmental Liabilities of any kind, whether fixed or contingent, known or unknown.

4.18.                     Accuracy of Information, etc.  No written statement (including the Confidential Information Memorandum but excluding any projections, other forward-looking information and information of a general economic or industry specific nature) contained in any document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole with all information included in the Referenced SEC Filings or in any report, schedule, form, statement or other document filed with the SEC by the Borrower and publicly available on and after the Effective Date, contained as of the date such document, certificate or statement was furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements were made, in each case after giving effect to any written updates thereto.

4.19.                     Security Documents. The Guarantee and Collateral Agreement and each other Security Document is, or upon execution, will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law). In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when stock or interest certificates representing such Pledged Equity Interests (along with properly completed stock or interest powers and, where applicable, stock transfer forms, in each case, endorsing the Pledged Equity Interest and executed by the owner of such shares or interests) are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement or any other Security Document (other than deposit accounts), when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing a UCC financing statement, as security for the Obligations, subject in the case of the Intellectual Property that is the subject of any application or registration in the United States Patent and Trademark Office or the United States Copyright Office (other than intent to use Trademark applications), to the recordation of appropriate evidence of the Collateral Agent’s Lien in the United States Patent and Trademark Office and/or United States Copyright Office, as appropriate, and the taking of actions and making of filings necessary under the applicable Requirements of Law to obtain the equivalent of perfection.

4.20.                     Solvency.  As of the Effective Date, the Borrower and its Subsidiaries (on a consolidated basis), after giving effect to the Transaction, are Solvent.

4.21.                     Senior Indebtedness. The Obligations constitute “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) of each Loan Party under and as defined in any documentation relating to any Junior Financing.  In furtherance of the foregoing, the parties hereto agree that the Obligations of the Borrower shall be “Designated Senior Indebtedness” for purposes of the indenture governing the 2023 Convertible Notes.

4.22.                     EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

4.23.                     Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)                                 The Borrower and its Subsidiaries and their respective officers and, to the knowledge of the Borrower, the directors, employees and agents of the Borrower and its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions, in all material respects.

(b)                                 No Loan Party or any of its Subsidiaries, is in violation of any applicable Anti-Terrorism Law in any material respect.

(c)                                  None of the Loan Parties nor any Subsidiaries of any Loan Party or, to the knowledge of the Loan Parties, their respective agents acting or benefiting in any capacity in connection with the Term Loans or other transactions hereunder, is a Sanctioned Person.

(d)                                 No part of the proceeds of the Term Loans will be used, directly or knowingly indirectly, for the benefit of a Sanctioned Country or Sanctioned Person, in each case in violation of applicable Sanctions or otherwise in violation of applicable Sanctions, or for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable Anti-Corruption Laws.

SECTION 5.  CONDITIONS PRECEDENT

5.1.                            Conditions to Extension of Credit. The obligation of each Initial Term Lender to make the Initial Term Loans requested to be made by it hereunder is subject to the satisfaction (or waiver), prior to or concurrently with the making of such Initial Term Loans on the Effective Date, of each of the following conditions precedent:

(a)                                 The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, the Administrative Agent, the Collateral Agent and each Initial Term Lender, (ii) a Note, executed and delivered by the Borrower in favor of each Initial Term Lender that has requested a Note at least two Business Days prior to the Effective Date, (iii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each party thereto, (iv) Intellectual Property Security Agreements, executed and delivered by a duly authorized officer of each party thereto, in the case of any owned Intellectual Property and (v) a borrowing notice in the form attached hereto as Exhibit B (or any other form approved by the Borrower and the Administrative Agent) executed and delivered by a duly authorized officer of the Borrower.

(b)                                 The Administrative Agent shall have received the capitalization table and the financial statements described in Sections 4.1(a) and (b).

(c)                                  The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Refinancing will be consummated substantially simultaneously with the making of the Initial Term Loans hereunder on the Effective Date.

(d)                                 The Borrower shall have delivered to the Administrative Agent (or the Collateral Agent in the case of clause (iii) below):

(i)                                     a completed Perfection Certificate, dated as of the Effective Date, executed by a duly authorized officer of the Borrower, together with all attachments contemplated thereby;

(ii)                                  evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and authorized, made or caused to be made any other filing and recording required under the Security Documents, and each UCC financing statement shall have been delivered to the Collateral Agent and shall be in proper form for filing, registration or recordation; and

(iii)                               (1) the certificates representing the Pledged Equity Interests, together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (2) each promissory note pledged pursuant to the Guarantee and Collateral Agreement, together with an undated instrument of transfer for each such promissory note executed in blank by a duly authorized officer of the pledgor thereof.

(e)                                  The Lenders and the Agents shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel) required to be reimbursed or paid under the Engagement Letter or the Agent Fee Letter.

(f)                                   The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to the Administrative Agent, dated the Effective Date and signed by the chief financial officer of the Borrower.

(g)                                  The Administrative Agent shall have received the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties (or would have been made at any time during the five years immediately preceding the Effective Date to evidence or perfect Liens on any assets of the Loan Parties), and such search shall reveal no Liens or judgments on any of the assets of the Loan Parties, except for Liens permitted pursuant to Section 7.2 or Liens and judgments to be terminated on the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(h)                                 The Administrative Agent shall have received a certificate substantially in the form of Exhibit F-1 signed by a Responsible Officer of the Borrower, dated the Effective Date, confirming the satisfaction of the conditions set forth in Sections 5.1(l) and (m) below.

(i)                                     The Administrative Agent shall have received with respect to the Borrower and each other Loan Party:

(i)                                     copies of the Organizational Documents of such Loan Party (including each amendment thereto) and, to the extent applicable, certified as of a date reasonably near the Effective Date as being a true and complete copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii)                                  a certificate of the secretary or assistant secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the Organizational Documents of such Loan Party as in effect on the Effective Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of such Loan Party (and, if applicable, any parent company of such Loan Party) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the Transaction, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, formation or organization, as applicable, of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (iv) below and (D) as to the incumbency and specimen signature of each Person authorized to execute any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(iii)                               a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate pursuant to clause (ii) above; and

(iv)                              a copy of the certificate of good standing (to the extent such concept is known in the relevant jurisdiction) of such Loan Party from the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized (dated as of a date reasonably near the Effective Date).

(j)                                    The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP and Gunderson, Dettmer, Stough, Villeneuve, Franklin & Hachigian, LLP, counsel for the Loan Parties.  Each Loan Party hereby instructs such counsel to deliver such opinion to the Administrative Agent, the Collateral Agent and the Lenders.

(k)                                 At least five Business Days prior to the Effective Date, the Agents and the Lenders shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by any Agent or any Lender under or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that was requested at least 10 Business Days prior to the Effective Date.

(l)                                     Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects where qualified by materiality or Material Adverse Effect) on and as of the Effective Date.

(m)                             No Default or Event of Default shall have occurred and be continuing on the Effective Date immediately prior and after giving effect to the making of the Initial Term Loans to be made on the Effective Date and the use of proceeds thereof.

5.2.                            Conditions to Each Incremental Term Loan. The agreement of each Incremental Lender to make any Incremental Term Loans is subject to the satisfaction of the following conditions precedent (a) the delivery of a borrowing notice in the form attached hereto as Exhibit B (or any other form approved by the Borrower and the Administrative Agent) executed and delivered by a duly authorized officer of the Borrower, (b) the conditions precedent set forth in Section 2.4, (c) the delivery of the applicable Incremental Amendment executed and delivered by a duly authorized officer of the Borrower and each other party thereto and (d) any other condition precedent required by the Lenders providing such Incremental Term Loans.

SECTION 6.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, or any Term Loan or other amount is owing to any Lender or Agent hereunder (other than Unasserted Contingent Obligations), the Borrower shall and shall cause each of its Restricted Subsidiaries to:

6.1.                            Financial Statements. Furnish to the Administrative Agent for prompt further distribution to each Lender:

(a)                                 as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower and except to the extent publicly available on the SEC’s EDGAR system within such time (so long as the Borrower has provided written notice to the Administrative Agent of the filing thereof), (i) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” qualification resulting solely from an upcoming maturity date of the Term Loans occurring within one year from the time such opinion is delivered) and (ii) in the event the Borrower is no longer subject to the periodic reporting requirements of the Exchange Act, a narrative report and management’s discussion and analysis, in customary form, of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year;

(b)                                 as soon as available, but in any event on the date forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and except to the extent publicly available on the SEC’s EDGAR system within such time (so long as the Borrower has provided written notice to the Administrative Agent of the filing thereof), (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter, the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarter and the then elapsed portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and certified by a Responsible Officer of the

Borrower as fairly presenting in all material respects the financial condition, results of operation, stockholders’ equity and cash flows of the Borrower in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and (ii) in the event the Borrower is no longer subject to the periodic reporting requirements of the Exchange Act, a narrative report and management’s discussion and analysis, in customary form, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;

(c)                                  in the event the Borrower is no longer subject to the periodic reporting requirements of the Exchange Act, at such time as reasonably determined by the Administrative Agent, after the financial statements of the Borrower and its consolidated Subsidiaries are required to be delivered pursuant to Sections 6.1(a) and 6.1(b), the Borrower shall participate in a conference call to discuss results of operations of the Borrower and its consolidated Subsidiaries with the Lenders; and

(d)                                 simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) or (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

All such financial statements shall be in accordance with GAAP applied consistently throughout the periods reflected therein and other than as disclosed therein with prior periods.

Any documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the Platform or another relevant website sponsored by the Administrative Agent to which each Lender has access.

6.2.                            Certificates; Other Information. Furnish to the Administrative Agent and the Collateral Agent (as applicable) (or, in the case of clause (e), to the relevant Lender):

(a)                                 concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, a listing of any material Intellectual Property which is the subject of a United States federal registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States federal registration or federal application) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Effective Date), and promptly deliver to the Administrative Agent and the Collateral Agent an Intellectual Property Security Agreement suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, and undertake the filing of any instruments or statements as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property, and (iii) a Compliance Certificate as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b)                                 as soon as available and in any event no later than ninety (90) days after the beginning of each fiscal year of the Borrower, an annual budget prepared by management of the Borrower, consisting of condensed income statements on an annual basis for such fiscal year;

(c)                                  promptly after the same are sent, copies of all material notices that the Borrower sends to the holders of any class of its Indebtedness or public equity securities and, promptly after the same are filed, copies of all annual, regular or periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC or any national securities exchange and not otherwise required to be delivered to the Administrative Agent pursuant hereto (provided that notwithstanding the foregoing, the obligations in this Section 6.2(c) may be satisfied if such information is publicly available on the SEC’s EDGAR website); and

(d)                                 promptly, such additional financial and other information regarding the business, financial or corporate affairs of the Borrower or any of its Restricted Subsidiaries as the Administrative Agent (for itself or on behalf of any Lender) may from time to time reasonably request.  Notwithstanding anything to the contrary in this Section 6.2(d), none of the Borrower or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, in the event that the Borrower or a Restricted Subsidiary does not provide information in reliance on foregoing clause (b) or clause (c), such Person shall (x) if permitted by applicable law, provide written notice to the Administrative Agent that such information is being withheld pursuant to the foregoing clause (b) or clause (c), as applicable, if such notice can, in the Borrower’s good faith determination, be provided in a manner that would not result in such a violation of law or binding agreement or waiver or impairment of privilege and (y) use commercially reasonable efforts to provide such information in a manner that would not result in such a violation of law or binding agreement or waiver or impairment of privilege.

6.3.                            Payment of Taxes. Pay all federal, state and other material taxes, assessments, fees or other charges imposed on it or any of its property by any Governmental Authority that are material in amount before they become delinquent, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4.                            Maintenance of Existence; Compliance.

(a)                                 (i) Preserve, renew and keep in full force and effect its organizational existence except as permitted hereunder and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, all necessary Governmental Authorizations, except, in each case, as otherwise permitted by Section 7.3 and Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 comply with all Contractual Obligations, Organizational Documents and Requirements of Law (including, without limitation, and as applicable, ERISA and the Code) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5.                            Maintenance of Property; Insurance. (a) Keep all material Property in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect or as otherwise expressly permitted by this Agreement, (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar business operating in the same or similar locations. Within 60 days after the Effective Date (or such later date as the Administrative Agent may reasonably agree), the umbrella liability insurance and property insurance of the Group Members shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and (c) if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.6.                            Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) subject to the Borrower’s and each Restricted Subsidiary’s internal policies for the protection and preservation of Intellectual Property or other non-financial proprietary information, permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and upon reasonable advance notice to the Borrower and to discuss the business, operations, properties and financial and other condition of the Group Members with the officers of the Group Members and with their independent certified public accountants (provided that (i) the Borrower or its Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with such accountants and (ii) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.6); provided that unless an Event of Default has occurred or is continuing, only one (1) such visit in any calendar year shall be at the Borrower’s expense.  Notwithstanding anything to the contrary in this Section 6.6, none of the Borrower or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, in the event that the Borrower or a Restricted Subsidiary does not provide information in reliance on foregoing clause (b) or clause (c), such Person shall (x) if permitted by applicable law, provide written notice to the Administrative Agent that such information is being withheld pursuant to the foregoing clause (b) or clause (c), as applicable, if such notice can, in the Borrower’s good faith determination, be provided in a manner that would not result in such a violation of law or binding agreement or waiver or impairment of privilege and (y) use commercially reasonable efforts to provide such information in a manner that would not result in such a violation of law or binding agreement or waiver or impairment of privilege.

6.7.                            Notices. Promptly give notice to the Administrative Agent of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any litigation or proceeding affecting any Group Member (i) which would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(c)                                  the occurrence of any of the following events, as soon as possible and in any event within 30 days after any Group Member knows or has reason to know thereof:  (i) any ERISA Event that has had or would reasonably be expected to have a Material Adverse Effect, (ii) the adoption of any new Single Employer Plan by any Group Member or any of their respective ERISA Affiliates, (iii) the adoption of an amendment to a Single Employer Plan if such amendment results in a material increase in benefits or unfunded liabilities or (iv) the commencement of contributions by any Group Member or any of their respective ERISA Affiliates to a Multiemployer Plan or Single Employer Plan, which, in the case of each of the foregoing clauses (i) through (iv), shall specify the nature thereof, what action such Group Member or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and

(d)                                 any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8.                            Environmental Laws.

(a)                                 Comply with all applicable Environmental Laws, and obtain and comply with and maintain any and all Environmental Permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws to address Materials of Environmental Concern, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Make an appropriate response to any investigation, notice, demand, claim, suit or other proceeding asserting Environmental Liability against the Borrower or any of the Restricted Subsidiaries and discharge any legally enforceable obligations it may have to any Person thereunder, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.9.                            Intellectual Property; Royalty Rights.  Each Group Member shall (and the Borrower shall procure that each Group Member shall): (a) take commercially reasonable efforts to maintain the subsistence of Intellectual Property which the relevant Group Member owns and is, in the reasonable determination of the relevant Group Member, necessary to the conduct of the business of such Group Member; (b) take commercially reasonable efforts to preserve and maintain the validity of the Registered Intellectual Property which the relevant Group Member owns by paying all registration fees and taxes necessary, as applicable, to maintain such Registered Intellectual Property in full force and effect and, as applicable, by recording its interest in such Registered Intellectual Property with the appropriate governmental authority; and (c) take commercially reasonable steps to defend against any third party claims against such Group Member alleging infringement of such third party’s Intellectual Property, including, without limitation, settling litigation when in such Group Member’s good faith belief it is commercially reasonable to do so, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Each Group Member shall (and the Borrower shall procure that each Group Member shall) take all commercially reasonable efforts to maintain the subsistence of all Royalty Rights the relevant Group Member owns or is entitled to receive except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.10.                     Post-Closing; Additional Collateral, etc.

(a)                                 Subject to Section 6.10(b), with respect to any property acquired after the Effective Date by any Loan Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien (other than (x) any property described in paragraph (b), (c) or (d) below and (y) property that is not required to become subject to Liens in favor of the Collateral Agent pursuant to the Loan Documents), (i) execute and deliver to the Collateral Agent such amendments to the applicable Security Document or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law, the delivery of Pledged Equity Interests (together with undated powers, in blank, executed and delivered by a duly authorized officer of the relevant pledgor) and, in the case of Intellectual Property subject to a United States federal registration or federal application, as promptly as practicable, the delivery for filing of an Intellectual Property Security Agreement suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, or as may be reasonably requested by the Administrative.

(b)                                 With respect to any fee interest in any Real Property located in the United States having a value (together with improvements thereof) of at least $5,000,000 (“Material Owned Real Property”) owned or acquired on or after the Effective Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.2(g)), promptly (but in any event within 90 days, or as such later date the Administrative Agent may reasonably agree) (i) execute and deliver a first priority Mortgage subject to Liens permitted under clause (i) of Section 7.2 hereof, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Secured Parties with (x) a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably acceptable to the Administrative Agent, provided that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure indebtedness in an amount exceeding 105% of the fair market value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to Administrative Agent), and, if reasonably requested by the Administrative Agent, a Survey thereof (except that a new Survey will not be required except to the extent necessary to delete the so called “survey exceptions” in any such policy of title insurance) and (y) any consents or estoppels deemed necessary or reasonably advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) deliver to the Administrative Agent and the Collateral Agent legal opinions relating to, among other things, the enforceability in the jurisdiction where the property is located, due authorization, execution and delivery of the applicable Mortgage, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Administrative Agent and (iv) for real property located in the United States deliver to the Administrative Agent a “Life-of-Loan” Federal Emergency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto), and if such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance confirming that such insurance has been obtained, which certificate shall be in a form and substance reasonably satisfactory to the Administrative Agent, and any and all other documents as the Administrative Agent may reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  With respect to any Restricted Subsidiary (other than an Excluded Subsidiary) formed or acquired after the Effective Date by any Loan Party or which ceases to be an Excluded Subsidiary, within forty-five (45) days after such formation, acquisition or cessation (or such later date as the Administrative Agent may agree) (i) cause such Restricted Subsidiary (A) to become a party to the applicable Security Documents and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (subject to Liens permitted by Section 7.2 hereof and other than Excluded Perfection Actions) in the Collateral of such Restricted Subsidiary, for the benefit of the Secured Parties, pursuant to the Loan Documents as the Administrative Agent shall determine, in its reasonable discretion, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Administrative Agent.

(d)                                 Notwithstanding anything to the contrary herein:

(i)                                     no Loan Party shall be required to grant a Lien on any Excluded Assets;

(ii)                                  no Loan Party shall be required to perfect any Lien on any Excluded Perfection Assets;

(iii)                               no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;

(iv)                              any joinder or supplement to any Security Document or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 6.10 above may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty with respect to such Restricted Subsidiary set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct in all material respects to the extent required thereby or by the terms of any other Loan Document; and

(v)                                 no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests (including any Intellectual Property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to foreign Intellectual Property).

6.11.                     Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the reasonable exercise by the Administrative Agent, the Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Secured Party reasonably may be required to obtain from any Loan Party for such governmental consent, approval, recording, qualification or authorization.

6.12.                     Rated Credit Facility; Corporate Ratings. Use commercially reasonable efforts to (a) cause the Term Loans to be continuously rated by S&P and Moody’s (but not to maintain a specific rating) and (b) cause the Borrower to continuously receive a Corporate Family Rating and Corporate Rating (but not to maintain a specific rating).

6.13.                     Use of Proceeds. The Borrower shall use the proceeds of the Initial Term Loans, solely as set forth in Section 4.16.  The Borrower shall not request any Term Loans, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Term Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of applicable Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.14.                     Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.  Each Loan Party shall (and the Borrower shall procure that each Subsidiary will) comply with the requirements of all applicable Anti-Corruption Laws, all applicable Requirements of Law related to Sanctions and all applicable Anti-Terrorism Laws in all material respects.

6.15.                     Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary at any time by providing written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving pro forma effect to such designation, the Consolidated Leverage Ratio shall be no greater than 4.06:1.00 as of the last day of the period of four (4) fiscal quarters most recently completed for which financial statements have been delivered pursuant to Section 6.1 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the pro forma calculations demonstrating satisfaction of such test) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Material Indebtedness or any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the assets of such Subsidiary (less the amount of the Indebtedness of such Subsidiary on the date of such designation) that is allocated to the ownership interest of the relevant Group Member in such Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence, at the time of designation, of any Investment, Indebtedness or Liens in such Subsidiary (equal to the amounts then owed by such Subsidiary) and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value of the assets of such Subsidiary (less the amount of the Indebtedness of such Subsidiary on the date of such re-designation) that is allocated to the ownership interest of the relevant Group Member in such Subsidiary.

SECTION 7.  NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Term Loan or other amount is owing to any Lender or Agent hereunder (other than Unasserted Contingent Obligations), the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

7.1.                            Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness of any Loan Party pursuant to any Loan Document;

(b)                                 (i) Indebtedness of any Loan Party owed to any other Loan Party; (ii) unsecured Indebtedness of any Loan Party owed to any Group Member that is not a Loan Party; (iii) Indebtedness of any Group Member that is not a Loan Party owed to any other Group Member that is not a Loan Party; and (iv) subject to Section 7.6(g), Indebtedness of any Group Member that is not a Loan Party owed to a Loan Party; provided, that (x) no such Indebtedness that is owed to a Loan Party shall be evidenced by a promissory note or other instrument unless such promissory note or other instrument is pledged to the Collateral Agent in accordance with the terms of the Guarantee and Collateral Agreement and (y) in the case of any such Indebtedness of a Loan Party owed to a Group Member that is not a Loan Party, such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c)                                  Guarantee Obligations incurred by (i) any Group Member that is a Loan Party of obligations of any other Loan Party and, subject to Section 7.6(g), of any Group Member that is not a Loan Party and (ii) any Group Member that is not a Loan Party of obligations of any Loan Party or any other Group Member;

(d)                                 Indebtedness outstanding on the Effective Date and listed on Schedule 7.1 and any Permitted Refinancing thereof;

(e)                                  Indebtedness (including, without limitation, Capital Lease Obligations) of the Borrower or any Restricted Subsidiary secured by Liens permitted by Section 7.2(g) in an aggregate principal amount not to exceed the greater of $25,000,000 and 15% of LTM EBITDA at any date of determination and any Permitted Refinancing thereof;

(f)                                   Indebtedness in respect of Hedge Agreements that are permitted by Section 7.10;

(g)                                  Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with insurance or regulatory requirements), in each case securing obligations not constituting Indebtedness for borrowed money, provided in the ordinary course of business;

(h)                                 Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(i)                                     Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary (such Person, an “Acquired Person”) or assumed in any acquisition of assets not prohibited under this Agreement, but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, (ii) any Liens securing such Indebtedness attach only to the assets of the Acquired Person or to such acquired assets and (iii) the Consolidated Leverage Ratio, in each case, calculated on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.1 shall be either (x) no greater than 4.06:1.00 or (y) no greater than the Consolidated Leverage Ratio as of the last day of the most recent period of four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.1; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties assumed pursuant to this Section 7.1(i) and the aggregate principal amount of Indebtedness assumed in any acquisition of assets not prohibited under this Agreement pursuant to this Section 7.1(i) shall not exceed, together with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.1(j) and Section 7.1(m), the greater of $50,000,000 and 30% of LTM EBITDA at any date of determination, and any Permitted Refinancing of any thereof;

(j)                                    Incremental Equivalent Debt incurred by the Borrower or any Restricted Subsidiary; provided that (i) immediately before and after giving effect to the incurrence of such Incremental Equivalent Debt, (A) no Default or Event of Default exists or would result therefrom to the extent the proceeds of such Incremental Equivalent Debt are not used to finance a Limited Condition Acquisition or (B) no Default or Event of Default arising under Section 8.1(a) or Section 8.1(f) and no other Default or Event of Default the absence of which is a condition required by the lenders or investors providing such Incremental Equivalent Debt exists or would result therefrom to the extent the proceeds of such Incremental Equivalent Debt are used to finance a Limited Condition Acquisition and (ii) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred pursuant to this Section 7.1(j) shall not exceed, together with the aggregate principal amount of Indebtedness assumed by Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.1(i), the aggregate principal amount of Indebtedness assumed in any acquisition of assets not prohibited under this Agreement pursuant to Section 7.1(i) and the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.1(m), the greater of $50,000,000 and 30% of LTM EBITDA at any date of determination, and any Permitted Refinancing of any thereof;

(k)                                 (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) Business Days of incurrence and (ii) Indebtedness arising in the ordinary course of business in connection with Cash Management Agreements;

(l)                                     Indebtedness of the Borrower or any Restricted Subsidiary that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with acquisitions or sales of assets and/or businesses;

(m)                             Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred pursuant to this Section 7.1(m) shall not exceed, together with the aggregate principal amount of Indebtedness assumed by Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.1(i), the aggregate principal amount of Indebtedness assumed in any acquisition of assets not prohibited under this Agreement pursuant to Section 7.1(i) and the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.1(j), the greater of $50,000,000 and 30% of LTM EBITDA at any date of determination, and any Permitted Refinancing of any thereof;

(n)                                 Indebtedness arising from judgments or decrees not constituting an Event of Default under Section 8(h);

(o)                                 Indebtedness of the Borrower or any Restricted Subsidiary under letter of credit facilities in an aggregate amount not to exceed the greater of $20,000,000 and 12% of LTM EBITDA at any date of determination;

(p)                                 other Indebtedness of the Group Members in an aggregate principal amount (for all Group Members) not in excess of the greater of $40,000,000 and 25% of LTM EBITDA at any date of determination, and any Permitted Refinancing of any thereof;

(q)                                 (i) Credit Agreement Refinancing Indebtedness issued, incurred or otherwise obtained in exchange for or to refinance Term Loans so long as the requirements of Section 3.2(a) are complied with and (ii) any Permitted Refinancing of any thereof;

(r)                                    Indebtedness consisting of promissory notes issued to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of any Group Member permitted by Section 7.5;

(s)                                   Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Acquisitions or any other Investment permitted hereunder;

(t)                                    Indebtedness consisting of (i) the financing of insurance premiums payable on insurance policies maintained by the Group Members or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u)                                 unsecured Guarantee Obligations incurred in the ordinary course of business (and consistent with past practice) in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(v)                                 to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Requirements of Law;

(w)                               customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(x)                                 unsecured Indebtedness incurred in the ordinary course of business (and consistent with past practice) in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services.

For purposes of determining compliance with this Section 7.1, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above, the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in Section 7.1(a) and (ii) Indebtedness described on Schedule 7.1 will be deemed to have been incurred in reliance only on the exception in Section 7.1(d).  The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness or preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.1.

7.2.                            Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)                                 Liens for taxes, assessments, charges or other governmental levies (i) that are not material in amount, (ii) that are not yet delinquent for a period of more than sixty (60) days or (iii) that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto under this clause (iii) are maintained on the books of the Group Members, as the case may be, in conformity with (and to the extent required by) GAAP;

(b)                                 Liens imposed by law, including, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (i) that are not material in amount or (ii) that are not overdue for a period of more than sixty (60) days (or, if more than sixty (60) days overdue, no action has been taken to enforce such Lien) or are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with (and to the extent required by) GAAP;

(c)                                  (i) pledges, deposits or Liens in connection with workers’ compensation laws, payroll taxes, unemployment insurance laws and other social security legislation, or letters of credit or guarantees issued in respect thereof, other than any Lien imposed by ERISA with respect to a Single Employer Plan or Multiemployer Plan and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(d)                                 pledges or deposits to secure the performance of bids, government contracts and trade contracts (other than for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or letters of credit or guarantees issued in respect thereof;

(e)                                  easements (including reciprocal easement agreements), rights-of-way, restrictions (including zoning restrictions), encroachments, covenants, conditions, by-law, regulation, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, and any exception on the title policies issued in connection with the Mortgaged Property;

(f)                                   Liens in existence on the Effective Date listed on Schedule 7.2 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that permitted under Section 7.1(d) and (ii) does not encumber any property other than the property permitted to be subject thereto pursuant to Section 7.1(d) (including improvements and accessions to such property);

(g)                                  Liens securing permitted Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, improvement or repair of fixed or capital assets and any Permitted Refinancings thereof; provided that (i) such Liens shall be created substantially simultaneously with (or within 180 days after) the acquisition, construction, improvement or repair of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and additions, accessions and the proceeds of sale thereof and (iii) the amount of Indebtedness secured thereby is not increased;

(h)                                 Liens created pursuant to the Security Documents or any other Loan Document;

(i)                                     Liens approved by the Collateral Agent appearing on Schedule B to the policies of title insurance being issued in connection with the Mortgages (if any);

(j)                                    any interest or title of a lessor or licensee under any lease or license entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed;

(k)                                 licenses granted with respect to Intellectual Property, leases or subleases granted to third parties in the ordinary course of business which, individually or in the aggregate, do not materially interfere with the ordinary conduct of the business of the Loan Parties or any of their Subsidiaries and for which reasonable consideration (taking into account the value of the license, lease or sublease) was received;

(l)                                     Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not constituting an Event of Default under Section 8(h) or securing appeal or other surety bonds related to such judgments so long as (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (ii) the period within which such proceedings may be initiated has not expired or (iii) no more than 60 days have passed after (x) such judgment, decree, order or award has become final or (y) such period within which such proceedings may be initiated has expired;

(m)                             Liens perfected or evidenced by UCC financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases and consignment arrangements entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business, including precautionary UCC financing statements;

(n)                                 Liens existing on property acquired by the Borrower or any Restricted Subsidiary at the time such property is so acquired or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary after the Effective Date; provided that (i) such Lien is not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary; (ii) such Lien does not extend to any other property (other than proceeds, products or accessions or after-acquired property) of any Group Member following such acquisition or such Person becoming a Restricted Subsidiary; and (iii) the Indebtedness secured by such Liens is permitted by Section 7.1(i);

(o)                                 Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or contract encumbering deposits or other funds or assets maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry, including, without limitation, customary liens for customary fees and expenses relating to the operation and maintenance of such deposits;

(p)                                 Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(q)                                 statutory and common law landlords’ liens under leases to which the Borrower or any of the Restricted Subsidiaries is a party;

(r)                                    Liens on assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness of such Restricted Subsidiaries that are not Loan Parties to the extent the Indebtedness secured thereby is permitted under Section 7.1;

(s)                                   Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby do not exceed greater of $20,000,000 and 12% of LTM EBITDA at any date of determination;

(t)                                    Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.6(i) or Section 7.6(u) to be applied against the purchase price for such Investment;

(u)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business in accordance with past practices of the Borrower;

(v)                                 Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.6 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(w)                               Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(x)                                 Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(y)                                 Liens on the Collateral securing Incremental Equivalent Debt, subject to an intercreditor agreement (which intercreditor agreement, in the case of Incremental Equivalent Debt secured on a junior basis to the Liens securing the Obligations, shall provide for the subordination of the Liens securing such Incremental Equivalent Debt to the Liens securing the Obligations) in form and substance reasonably satisfactory to the Administrative Agent;

(z)                                  ground leases in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;

(aa)                          Liens in respect of unearned premiums on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb)                          Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(cc)                            Liens constituting Dispositions permitted by Section 7.4 (other than Section 7.4(n));

(dd)                          Liens on the Collateral securing Permitted First Priority Replacement Debt and Permitted Junior Priority Replacement Debt incurred pursuant to Section 7.1(q), in each case subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(ee)                            Liens (i) on Capital Stock in joint ventures or Unrestricted Subsidiaries; provided that such Liens secure Indebtedness of such joint venture or Unrestricted Subsidiary, as applicable, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly Owned Subsidiaries and (iii) consisting of put and call arrangements or similar arrangements, in the case of joint ventures and non-Wholly Owned Subsidiaries, pursuant to its Organizational Documents, joint venture agreement or similar agreement or document;

(ff)                              Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Borrower or its Restricted Subsidiaries to a seller after the consummation of a Permitted Acquisition;

(gg)                            Liens securing Indebtedness incurred pursuant to Section 7.1(o); and

(hh)                          Liens securing Indebtedness incurred pursuant to Section 7.1(f) in an amount not to exceed $5,000,000.

7.3.                            Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)                                 any Restricted Subsidiary may be merged, consolidated or be amalgamated (i) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) with or into any other Restricted Subsidiary (provided that if only one party to such transaction is a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation) or (iii) subject to Section 7.6(g), with or into any other Group Member;

(b)                                 any Group Member may Dispose of all or substantially all of its assets (upon voluntary liquidation, winding up, dissolution or otherwise) to any Loan Party or, subject to Section 7.6(g) (to the extent applicable), any other Group Member;

(c)                                  any Restricted Subsidiary that is not a Loan Party may (i) merge, consolidate or amalgamate with or into any Restricted Subsidiary that is not a Loan Party or (ii) dispose of all or substantially all of its assets (including any Disposition that is in the nature of a voluntary liquidation, winding up, dissolution or otherwise) to (x) another Restricted Subsidiary that is not a Loan Party or (y) to a Loan Party;

(d)                                 the Borrower and any Restricted Subsidiary may enter into any merger, consolidation, amalgamation or similar transaction with another Person to effect a transaction permitted under Section 7.6 (other than Section 7.6(w)); provided that the surviving entity is or becomes a Restricted Subsidiary; provided, further, in the event such merger, consolidation, amalgamation or similar transaction involves the Borrower or a Subsidiary Guarantor, either (i) the Borrower or such Subsidiary Guarantor is the surviving entity or (ii) the surviving entity (if other than the Borrower or such Subsidiary Guarantor), which shall be an entity organized or existing under the laws of the United States of America, any State thereof or the District of Columbia (or, if such Subsidiary Guarantor was organized or existing in another jurisdiction, such other jurisdiction), expressly assumes all the obligations of the Borrower or such Subsidiary Guarantor under the Loan Documents pursuant to agreements reasonably satisfactory to the Administrative Agent and the Collateral Agent, and such Subsidiary Guarantor, unless it is such surviving entity, shall have confirmed in writing by a supplement to the relevant Security Document that its guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement shall apply to such surviving entity’s obligations under the Loan Documents and shall have reaffirmed in writing the granting of Liens in its Collateral to secure the Obligations, and such surviving entity shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, consolidation, amalgamation or similar transaction and such supplements and reaffirmations preserve the enforceability of the Guarantee and the perfection and of the Liens under the applicable Security Documents; and

(e)                                  a merger, consolidation, amalgamation, liquidation, winding up, dissolution or sale of all or substantially all property or business, the purpose of which is to effect a transaction permitted under Section 7.4, shall be permitted.

Notwithstanding anything in this Agreement to the contrary, a Permitted Reorganization Transaction shall be permitted on the terms and conditions set forth in the definition thereof.

7.4.                            Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person:

(a)                                 Dispositions of (i) obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful, in the conduct of its business, whether now owned or hereafter acquired or (ii) other property having a fair market value, in a single transaction or in a series of related transactions, not exceeding $1,000,000;

(b)                                 the sale of inventory and owned or leased vehicles, each in the ordinary course of business;

(c)                                  Dispositions permitted by Sections 7.3(a), (b) and (c);

(d)                                 the sale or issuance of any Group Member’s Capital Stock to any other Restricted Subsidiary’s (except that a Subsidiary Guarantor may issue Capital Stock only to the Borrower or another Subsidiary Guarantor);

(e)                                  any Group Member may Dispose of any of its assets to a Loan Party or, subject to Section 7.6(g) (to the extent applicable), any other Group Member, and any Group Member that is not a Loan Party may Dispose of any assets, or issue or sell Capital Stock, to any other Group Member that is not a Loan Party;

(f)                                   Dispositions of cash or Cash Equivalents in transactions not otherwise prohibited by this Agreement;

(g)                                  licenses granted by Group Members with respect to Intellectual Property, or leases or subleases, granted to third parties in the ordinary course of business which, individually or in the aggregate, do not materially interfere with the ordinary conduct of the business of the Group Members and for which reasonable consideration (taking into account the value of the license, lease or sublease) was received;

(h)                                 the issuance or sale of shares of any Subsidiary’s Capital Stock to qualified directors if required by applicable Requirements of Law;

(i)                                     Dispositions or exchanges of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(j)                                    Dispositions of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower and any Restricted Subsidiary, taken as a whole;

(k)                                 the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain and not material to the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(l)                                     the Disposition of Property which constitutes a Recovery Event;

(m)                             Dispositions consisting of the sale, transfer, assignment or other Disposition of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(n)                                 Dispositions (i) constituting Liens permitted by Section 7.2 (other than Section 7.2(cc)), Restricted Payments permitted by Sections 7.5 (other than Section 7.5(m)), or Investments permitted by Section 7.6 (other than Section 7.6(m)) or (ii) effected in connection with the entry into, performance under, or termination or unwinding of any Hedge Agreements permitted by Section 7.10;

(o)                                 leases, subleases, licenses or sublicenses with respect to real or personal property (other than Intellectual Property), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and any Subsidiary, taken as a whole, including leases of unimproved real property encumbered by a Mortgage, on which real property the lessee may make improvements;

(p)                                 so long as the proceeds thereof are applied pursuant to Section 3.2, Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;

(q)                                 any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Immaterial Subsidiary, an Unrestricted Subsidiary or a Subsidiary that is not a Wholly Owned Subsidiary of the Borrower or a Subsidiary Guarantor;

(r)                                    as long as no Event of Default is continuing or would result therefrom, any Disposition of property of any Group Member, or issuance or sale of Capital Stock by, the Borrower or any Restricted Subsidiary; provided that with respect to any Disposition made pursuant to this clause (r), such Disposition shall be valued at fair market value and such Group Member shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided further that (i) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of such Group Member, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which such Group Member shall have been validly released by all applicable creditors in writing, shall be deemed to be cash or Cash Equivalents, (ii) any securities received by such Group Member from such transferee that are convertible by such Group Member into cash or Cash Equivalents within 180 days following the closing of the applicable Disposition, shall be deemed to be cash or Cash Equivalents and (iii) any Designated Non-Cash Consideration received by such Group Member in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (r) that is at that time outstanding, not in excess of $20,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents;

(s)                                   Dispositions or exchanges of any asset (other than Royalty Rights in existence on the Effective Date) to the extent that (i) such asset is exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement assets;

(t)                                    sales of non-core assets acquired in connection with an acquisition permitted hereunder which, within 180 days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of the Restricted Subsidiaries or any of their respective businesses; provided that (i) the aggregate amount of such sales shall not exceed 20% of the fair market value of the acquired entity or business and (ii) each such sale is an arm’s-length transaction and the Borrower and the Restricted Subsidiaries receive at least fair market value;

(u)                                 Dispositions of Property related to compensation paid or to be paid, or benefits provided or to be provided, in the ordinary course of business.

7.5.                            Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Qualified Capital Stock (or warrants, options or rights to acquire Qualified Capital Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, in each case, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Restricted Subsidiary (collectively, “Restricted Payments”), except that:

(a)                                 each Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor or any other Person that owns a direct equity interest in such Subsidiary in proportion to such Person’s ownership interest in such Subsidiary;

(b)                                 each Restricted Subsidiary may make Restricted Payments to the Borrower and to Wholly Owned Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Capital Stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(c)                                  the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock (or warrants, options or rights to acquire Qualified Capital Stock) of such Person;

(d)                                 so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire shares of its Qualified Capital Stock (or warrants, options or rights to acquire Qualified Capital Stock), in each case, to the extent consideration therefor consists of the proceeds received from the substantially concurrent issue of new shares of its Qualified Capital Stock (or warrants, options or rights to acquire Qualified Capital Stock);

(e)                                  the Borrower and each Restricted Subsidiary may make payments related to compensation paid or to be paid, or benefits provided or to be provided, in the ordinary course of business;

(f)                                   the Borrower and the Restricted Subsidiaries may repurchase, redeem or otherwise acquire shares of their Capital Stock in an aggregate amount such that the cash consideration for all acquisitions made pursuant to this clause (f) shall not exceed the aggregate amount of cash proceeds received by the Borrower and the Restricted Subsidiaries from the exercise of employee stock options;

(g)                                  so long as no Event of Default shall have occurred and be continuing or would result therefrom and the Available Amount Condition has been met, the Borrower may make Restricted Payments in an aggregate amount not to exceed the then Available Amount;

(h)                                 the Borrower and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount such that all such Restricted Payments since the Effective Date made pursuant to this clause (h) shall not exceed the greater of $25,000,000 and 15% of LTM EBITDA, less the aggregate amount of payments, prepayments, repurchases, redemptions and defeasances made pursuant to Section 7.7(a)(vi) in each case determined as of the date of determination;

(i)                                     the Borrower and the Restricted Subsidiaries may pay any dividend or distribution or the consummation of any redemption within sixty (60) days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(j)                                    so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and the Restricted Subsidiaries may make any Restricted Payment if, after giving pro forma effect to such Restricted Payment, the Consolidated Leverage Ratio as of the last day of the period of four (4) fiscal quarters most recently completed for which financial statements have been delivered pursuant to Section 6.1 would be no greater than 2.00:1.00;

(k)                                 the Borrower may and any Restricted Subsidiary may make distributions to the Borrower so that the Borrower may (A) repurchase its Capital Stock owned by or (B) make payments to, employees, officers, consultants or directors (or former employees, officers, consultants or directors) of the Borrower or the Restricted Subsidiaries or any family member of, or trust or other entity for the benefit of, any of the foregoing persons (including any voting trust or limited partnership pursuant to which such Capital Stock have been transferred solely for the benefit of the foregoing persons and their heirs), pursuant to and in accordance with shareholders’ agreements, stock option, stock appreciation rights or similar equity incentive or equity based incentive or management incentive plans, in each case, approved by the Borrower’s board of directors, or in connection with the death or disability of such employees, officers, consultants or directors in an aggregate amount, not to exceed $5,000,000 in any fiscal year (plus, starting with the 2019 fiscal year, the portion of such amount not utilized in the immediately preceding year pursuant to this Section 7.5(k) up to a maximum aggregate amount of $10,000,000 for any fiscal year inclusive of the amount so carried forward), plus an amount not to exceed the Net Proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies;

(l)                                     the Borrower and its Restricted Subsidiaries may pay cash payments in lieu of fractional shares in connection with (i) any dividend, split or combination of its Capital Stock or any Permitted Acquisition (or similar Investment) or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower;

(m)                             to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may (i) enter into transactions expressly permitted by Sections 7.3, 7.4 (other than Section 7.4(n)), 7.6 or 7.8 (other than Section 7.8(c)) or (ii) enter into, perform under, or terminate or unwind any Hedge Agreements permitted by Section 7.10;

(n)                                 the Borrower may make cash payments in connection with any conversion of Convertible Indebtedness (other than the 2023 Convertible Notes) in an aggregate amount not to exceed the par principal amount of such Convertible Indebtedness;

(o)                                 the Borrower may repurchase Capital Stock of the Borrower when such Capital Stock is granted or vested to officers, directors and employees of any Group Member in order to pay withholding taxes on the value of such Capital Stock payable by such officers, directors and employees; and

(p)                                 repurchases of Capital Stock of the Borrower deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants.

7.6.                            Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets of, any assets constituting a business line or unit of, or a division of, any Person (all of the foregoing, “Investments”), except:

(a)                                 extensions of trade credit in the ordinary course of business;

(b)                                 Investments in assets that were cash or Cash Equivalents when such Investment was made;

(c)                                  any Guarantee Obligation permitted by Section 7.1;

(d)                                 loans and advances to officers, directors and employees of any Group Member in the ordinary course of business (including for travel, entertainment, relocation and similar expenses) or in connection with such Person’s purchase of Capital Stock of the Borrower or to permit the payment of taxes with respect thereto (provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire any such Capital Stock shall be contributed to the Borrower in cash as common equity), in an aggregate amount for all Group Members not to exceed $5,000,000 at any time outstanding;

(e)                                  so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and the Restricted Subsidiaries may make any Investments if, after giving pro forma effect to such Investment, the Consolidated Leverage Ratio as of the last day of the period of four (4) fiscal quarters most recently completed for which financial statements have been delivered pursuant to Section 6.1 would be no greater than 2.00:1.00;

(f)                                   intercompany Investments by (i) any Group Member in any Loan Party; provided that no such intercompany Investment that is a loan or advance owed to a Loan Party by a Group Member that is not a Loan Party shall be evidenced by a promissory note or other instrument unless such promissory note or other instrument is pledged to the Collateral Agent in accordance with the terms of the Guarantee and Collateral Agreement and (ii) any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party;

(g)                                  intercompany Investments by any Loan Party in another Group Member (including a Person that becomes a Restricted Subsidiary as a result of such Investments), that, after giving effect to such Investment, is not a Loan Party (including, without limitation, Guarantee Obligations with respect to obligations of any such Subsidiary, loans made to any such Subsidiary and Investments resulting from mergers with or sales of assets to any such Subsidiary) in an aggregate amount (valued at fair market value) not to exceed the greater of $40,000,000 and 25% of LTM EBITDA, in each case determined as of the date of determination (plus the aggregate amount of Returns in respect thereof);

(h)                                 Investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(i)                                     Investments in connection with Permitted Acquisitions; provided that the amount of such Permitted Acquisitions, with respect to the acquisition of Persons that do not become Loan Parties and/or assets that do not constitute Collateral, shall not exceed the greater of $50,000,000 and 30% of LTM EBITDA, in each case determined as of the date of determination (plus the aggregate amount of Returns in respect thereof);

(j)                                    Investments consisting of Hedge Agreements permitted by Section 7.10 (including the entry into, performance under and termination or unwinding thereof);

(k)                                 Investments (i) existing on the Effective Date or made pursuant to legally binding written contracts in existence on the Effective Date or (ii) contemplated on the Effective Date and set forth on Schedule 7.6, and in each case any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment is not increased at the time of such extension or renewal;

(l)                                     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other Persons or in connection with the bankruptcy or reorganization of suppliers or customers or in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(m)                             Investments received as consideration in connection with Dispositions permitted under Section 7.4 (other than Section 7.4(n));

(n)                                 advances of payroll payments to employees in the ordinary course of business;

(o)                                 Investments to the extent that payment for such Investments is made solely with Capital Stock of the Borrower;

(p)                                 Investments held by a Person that becomes a Restricted Subsidiary after the Effective Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.3 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)                                 Guarantee Obligations of the Group Members of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r)                                    Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business and consistent with past practices;

(s)                                   Investments by the Borrower or any of its Restricted Subsidiaries in Unrestricted Subsidiaries and joint ventures (or similar arrangements) in an aggregate amount at any one time outstanding not to exceed the greater of $35,000,000 and 20% of LTM EBITDA (plus (A) the aggregate amount of Returns in respect thereof and (B) the gain in any fair market value of the Investments made under this clause (s) in any Unrestricted Subsidiary at the time of redesignation as a Restricted Subsidiary);

(t)                                    in addition to Investments otherwise expressly permitted by this Section, Investments in an aggregate amount not to exceed the then Available Amount;

(u)                                 additional Investments in an aggregate amount at any one time outstanding not to exceed the greater of $50,000,000 and 30% of LTM EBITDA (plus (A) the aggregate amount of Returns in respect thereof and (B) the gain in any fair market value of the Investments made under this clause (u) in any Unrestricted Subsidiary at the time of redesignation as a Restricted Subsidiary), in each case determined as of the date of determination;

(v)                                 Investments in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Subsidiary to consummate a Permitted Acquisition or other Investment permitted hereunder substantially contemporaneously with the receipt by such Subsidiary of the proceeds of such Investment; provided that the Borrower shall comply with Section 6.10 and Section 6.11 to the extent applicable (and subject to the time periods therein);

(w)                               Investments permitted by Section 7.3 (other than Section 7.3(d)); and

(x)                                 Investments in connection with a Permitted Reorganization Transaction.

The amount of any Investment, other than a Guarantee Obligation, shall be the amount actually invested, as determined at the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment.

7.7.                            Optional Payments and Modifications of Certain Debt Instruments.

(a)                                 Make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease any Junior Financing except for:

(i)                                     optional or voluntary payments, prepayments, repurchases, redemptions or defeasances in an aggregate amount such that all such optional or voluntary payments, prepayments, repurchases, redemptions or defeasances since the Effective Date made pursuant to this clause (i) shall not exceed the greater of $20,000,000 and 12% of LTM EBITDA at any date of determination;

(ii)                                  so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and the Restricted Subsidiaries may make any optional or voluntary payments, prepayments, repurchases and redemptions of Junior Financings Restricted Payment if, after giving pro forma effect to such optional or voluntary payment, prepayment, repurchase or redemption, the Consolidated Leverage Ratio as of the last day of the period of four (4) fiscal quarters most recently completed for which financial statements have been delivered pursuant to Section 6.1 would be no greater than 2.00:1.00;

(iii)                               additional optional or voluntary payments, prepayments, repurchases and redemptions of Junior Financings in the aggregate pursuant to this clause (iii) not to exceed the Available Amount during the term of this Agreement, provided that, in the case of clause (iii), no Event of Default shall have occurred and be continuing or would result therefrom and the Available Amount Condition has been met;

(iv)                              the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing of any of the foregoing or any Indebtedness (other than Indebtedness that is owed to the Borrower or any Restricted Subsidiary);

(v)                                 the conversion of any Junior Financing to Qualified Capital Stock;

(vi)                              optional or voluntary payments, prepayments, repurchases, redemptions or defeasances in an aggregate amount such that all such optional or voluntary payments, prepayments, repurchases, redemptions or defeasances since the Effective Date made pursuant to this clause (vi) shall not exceed the greater of $25,000,000 and 15% of LTM EBITDA, less the aggregate amount of Restricted Payments made pursuant to Section 7.5(h), in each case determined as of the date of determination; and

(vii)                           the Borrower may make cash payments in connection with any conversion of Convertible Indebtedness (other than the 2023 Convertible Notes) in an aggregate amount not to exceed the par principal amount of such Convertible Indebtedness.

(b)                                 Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Financing (other than any amendment that is not materially adverse to the Lenders (in the good faith judgment of the Borrower) and in any event any such amendment, modification, waiver or other change that in the case of any Junior Financing, would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest).

(c)                                  Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organizational Document of any Loan Party if such amendment, modification, waiver or change would reasonably be expected to have a Material Adverse Effect.

For the avoidance of doubt, this Section 7.7 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Junior Financing.

7.8.                            Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, for a transaction value in excess of $5,000,000 per individual transaction (or series of related transactions), other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except:

(a)                                 transactions between or among (i) Loan Parties or (ii) Group Members (provided that transactions between any Loan Party, on one hand, and a Group Member that is not a Loan Party, on one other hand, shall be limited to transactions not otherwise prohibited by this Agreement);

(b)                                 employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans, stock incentive plans and employee benefit plans and arrangements in the ordinary course of business;

(c)                                  any Restricted Payment permitted by Section 7.5 (other than Section 7.5(m)), any Investment permitted by Section 7.6(d), Section 7.6(o), Section 7.6 (p) or Section 7.6(s) and any transaction related to a Permitted Reorganization Transaction;

(d)                                 transactions pursuant to agreements, instruments or arrangements in existence on the Effective Date and set forth on Schedule 7.8 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(e)                                  any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or amalgamated into the Borrower or its Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition, merger or amalgamation, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Borrower when taken as a whole as compared to such agreement as in effect on the date of such acquisition, merger or amalgamation);

(f)                                   the Borrower and its Restricted Subsidiaries may enter into any customary Tax sharing agreement or arrangement (it being understood and agreed that any payments required thereunder by the Borrower that would be a Restricted Payment are not permitted hereunder unless permitted pursuant to terms of Section 7.5);

(g)                                  payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and its Restricted Subsidiaries in such joint venture) in the ordinary course of business;

(h)                                 any transaction in which the Borrower or any of the Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or is on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; and

(i)                                     payment of director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the board of directors of the Borrower or any Restricted Subsidiary, as applicable.

7.9.                            Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, incidental, ancillary, corollary, synergistic or complementary thereto.

7.10.                     Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual or potential exposure, (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary and (c) in connection with a Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

7.11.                     Changes in Fiscal Periods.

(a)                                 Permit any change in the fiscal year of the Borrower; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year on no more than one occasion to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

7.12.                     Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired for the benefit of the Lenders with respect to the Obligations other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (d) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents or any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of Property of any Loan Party to secure the Obligations and (f) any prohibition or limitation that (i) exists pursuant to applicable Requirements of Law, (ii) consists of customary restrictions and conditions contained in any agreement relating to any Liens permitted under Section 7.2, transaction permitted under Section 7.3 or the sale of any property permitted under Section 7.4, (iii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of a Group Member, (iv) exists in any agreement in effect at the time such

Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (v) exists in any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Property of any Person, other than the Person or the Property of the Person so acquired, (vi) exists on the Effective Date and are listed on Schedule 7.12, (vii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent permitted under this Agreement, (viii) exists in any agreement governing Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.1 so long as such restriction is only applicable to the relevant Restricted Subsidiary that is not a Loan Party, (ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (x) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 7.1 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder, or (xi) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in this Section 7.12; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing (as determined in good faith and certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).

7.13.                     Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower that is not a Loan Party to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of:

(i)                                     any restrictions existing under the Loan Documents;

(ii)                                  any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(iii)                               any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Property of any Person, other than the Person or the Property of the Person so acquired;

(iv)                              any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby or other Indebtedness permitted by Section 7.1(t)(i) (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);

(v)                                 restrictions and conditions existing on the Effective Date identified on Schedule 7.13 (but not to any amendment or modification expanding the scope or duration of any such restriction or condition);

(vi)                              restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien;

(vii)                           customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof;

(viii)                        customary restrictions in joint venture agreements and the Organizational Documents of a Subsidiary that is not a Wholly Owned Subsidiary of the Borrower or a Subsidiary Guarantor and other similar agreements and documents applicable to joint ventures and such non-Wholly Owned Subsidiaries and applicable solely to such joint ventures or non-Wholly Owned Subsidiaries;

(ix)                              any agreement of a Foreign Subsidiary governing Indebtedness permitted to be incurred or permitted to exist under Section 7.1;

(x)                                 any agreement or arrangement already binding on a Person when it becomes a Restricted Subsidiary so long as such agreement or arrangement was not created in anticipation of such acquisition;

(xi)                              Requirements of Law;

(xii)                           customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 7.3 or the sale of any property permitted under Section 7.4 pending the consummation of such transaction or sale;

(xiii)                        restrictions imposed by any agreement governing Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.1 so long as such restriction is only applicable to the relevant Restricted Subsidiary that is not a Loan Party;

(xiv)                       restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 7.1 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(xv)                          any agreement restricting cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(xvi)                       any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in this Section 7.13; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those in effect prior to such amendment or refinancing (as determined in good faith and certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).

SECTION 8.  EVENTS OF DEFAULT

8.1.                            Events of Default. If any of the following events shall occur and be continuing:

(a)                                 the Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been untrue in any material respect on or as of the date made or deemed made; or

(c)                                  any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d)                                 any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(e)                                  any Group Member (i) defaults in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation or Hedge Agreement (after taking into account all applicable netting arrangements) that constitutes Material Indebtedness, but excluding the Term Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness arising from a Hedge Agreement, termination events or equivalent events pursuant to the terms of such Hedge Agreement and not as a result of any default thereunder by any Group Member), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder (other than any event which triggers any conversion right of holders of Convertible Indebtedness); provided that such failure is unremedied and is not waived by the holders of such Indebtedness; provided further that this clause (e)(iii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)                                   (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, examinership, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, liquidator, examiner or other similar official for it or for all or any substantial part of its assets under a Debtor Relief Law, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment, composition, compromise, or arrangement with or for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or other relief with respect to it or its debts or (y) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distress, distraint or similar process against all or any substantial part of the assets of the Group Members, taken as a whole, that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Immaterial Subsidiary) shall admit in writing its inability to, pay its debts as they become due; or

(g)                                  (i) there exists any fact or circumstance that reasonably would be expected to result in the imposition of a Lien or security interest on any property or any Group Member pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code; (ii) there occurs an ERISA Event described in clause (b) of the definition thereof; or (iii) there occurs one or more other ERISA Events which has resulted or would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or

(h)                                 one or more judgments or decrees shall be entered against any Group Member and the same shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof and any such judgments or decrees is for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), of $40,000,000 or more; or

(i)                                     any Security Documents relating to material assets of the Group Members, taken as a whole, shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert, or any Lien created by any of the Security Documents relating to material assets of the Group Members, taken as a whole, shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than because of any action by the Collateral Agent); or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(j)                                    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(k)                                 a Change of Control occurs; or

(l)                                     (i) any of the Obligations of the Borrower under the Loan Documents for any reason shall cease to be “Designated Senior Indebtedness,” under the indenture governing the 2023 Convertibles Notes (or in any Junior Financing Documentation governing any Permitted Refinancing thereof) as determined by a court of competent jurisdiction in a final and non-appealable judgment, (ii) the payment subordination provisions set forth in such indenture governing the 2023 Convertibles Notes (or in any Junior Financing Documentation governing any Permitted Refinancing thereof) shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Junior Financing as determined by a court of competent jurisdiction in a final and non-appealable judgment or (iii) any Loan Party or any Subsidiary of any Loan Party shall assert any of the foregoing;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, terminate the Commitments and declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.  Upon the occurrence and during the continuance of an Event of Default, each of the Administrative Agent and the Collateral Agent may exercise on behalf of itself, the Lenders and the other Secured Parties all rights and remedies available to it, the Lenders and the other Secured Parties under the Loan Documents or at law or in equity.  Notwithstanding anything to the contrary contained herein or in the other Loan Documents, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

SECTION 9.  THE AGENTS

9.1.                            Appointment and Authority. Each of the Lenders hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers and perform such duties as are delegated to the Administrative Agent and the

Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 9 (other than as expressly provided herein) are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions (other than as expressly provided herein).  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent, the Collateral Agent or any other Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  The provisions of this Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Payment in Full, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

9.2.                            Rights as a Lender.  Any Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include any Person serving as the Administrative Agent or the Collateral Agent hereunder in its capacity as a Lender.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.3.                            Exculpatory Provisions.

(a)                                 The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein or under the other Loan Documents), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.  The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent and the Collateral Agent in writing by the Borrower or a Lender.

(c)                                  The Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Collateral Agent.

9.4.                            Reliance. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5.                            Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable.  The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and the Collateral Agent.  The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that the Administrative Agent or the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents as determined by a court of competent jurisdiction in a final and non-appealable judgment.

9.6.                            Resignation of Administrative Agent or Collateral Agent.

(a)                                 The Administrative Agent or the Collateral Agent may resign as Administrative Agent or Collateral Agent upon 10 days’ written notice to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent (unless an Event of Default shall have occurred and is continuing) of the Borrower, to appoint a successor, which shall be a financial institution with an office in New York, NY, or an Affiliate of any such financial institution with an office in New York, NY.  If no such successor shall have been so appointed by the Required Lenders (and consented to by the Borrower, if applicable) and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and (unless an Event of Default shall have occurred and is continuing) the Borrower) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent may (but shall not be obligated to), on behalf of the Lenders with the consent of the Borrower (if required as provided above), appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Defaulting Lender or an or a Disqualified Institution.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, to the extent permitted by applicable Requirements of Law, (i) the Required Lenders may, with the consent (unless an Event of Default shall have occurred and is continuing) of the Borrower or (ii) the Borrower (unless an Event of Default shall have occurred and is continuing) may, with the consent of the Required Lenders, by notice in writing to such Person, remove such Person as Administrative Agent or Collateral Agent and the Required Lenders shall, with the consent (unless an Event of Default shall have occurred and is continuing) of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders with the consent of the Borrower (if required as provided above) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower, if applicable) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Collateral Agent, as the case may be, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders or Secured Parties, as the case may be, under any of the Loan Documents, the retiring or removed Administrative Agent or Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent or Collateral Agent, as the case may be, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as the case may be, shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as the case may be, as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent, as the case may be (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent or Collateral Agent, as the case may be, as of the Resignation Effective Date or the Removal Effective Date (as applicable)), and the retiring or removed Administrative Agent or Collateral Agent, as the case may be, shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as the case may be, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s or Collateral Agent’s, as the case may be, resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.

9.7.                            Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8.                            No Other Duties. Anything herein to the contrary notwithstanding, none of the Administrative Agent, the Collateral Agent, the Lead Arranger, the Joint Bookrunners or the Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder or thereunder

9.9.                            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.5 and Section 10.5) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.5 and Section 10.5.

9.10.                     Collateral and Guarantee Matters.

(a)                                 If any Collateral (i) is the subject of a Disposition (other than to another Loan Party) which is permitted under Section 7.4 or (ii) becomes an Excluded Asset, the Liens in such Collateral granted under the Loan Documents shall automatically terminate and such Collateral will be (in the case of a Disposition, when disposed of) free and clear of all such Liens.

(b)                                 Each of the Lenders irrevocably authorizes the Administrative Agent and the Collateral Agent to:

(i)                                     release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (x) upon Payment in Full, (y) that is sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents or (z) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders or such other number or percentage of Lenders required hereby;

(ii)                                  subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(g); and

(iii)                               release any Guarantor from its obligations under the Guarantee and Collateral Agreement (x) upon Payment in Full or (y) if such Guarantor ceases to be a Wholly Owned Restricted Subsidiary as a result of a transaction permitted under and in accordance with the Loan Documents.

Any such release of guarantee obligations or security interests shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guarantee provided for in the Guarantee and Collateral Agreement pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to) execute and deliver to the applicable Loan Party (at such Loan Party’s sole expense) such documents as such Loan Party may request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or the subordinated of its security interest in such asset, or to evidence the release of such Guarantor from its guarantee under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.  Any release of Collateral or Guarantors effected in the manner permitted by this Agreement, the Guarantee and Collateral Agreement or any other Security Document shall not require the consent of holders of Obligations under any Specified Cash Management Agreement or Specified Hedge Agreement.

(c)                                  The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(d)                                 Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent, each Lender hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee and Collateral Agreement or any other Security

Document, it being understood and agreed that all powers, rights and remedies under any of the Security Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent or the Collateral Agent on any of the Collateral pursuant to a public or private sale or other Disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent or the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and the Administrative Agent or the Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or the Collateral Agent at such sale or other Disposition.

9.11.                     Additional Secured Parties.  By accepting the benefits of the provisions of the Loan Documents directly relating to the guarantees provided for therein or the Collateral or any Lien granted thereunder, each Secured Party that is not an Agent or a Lender shall be deemed to have agreed, as among the Administrative Agent, the Collateral Agent and all of other Secured Parties, that such Secured Party is bound by this Section 9 and the decisions and actions of the Administrative Agent, the Collateral Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.  Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent and the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Hedge Agreements and Specified Cash Management Agreements unless the Administrative Agent and the Collateral Agent have received written notice of such Obligations, together with such supporting documentation as the Administrative Agent and the Collateral Agent may request, from the applicable Qualified Counterparty.

9.12.                     Withholding Tax. To the extent required by any applicable Requirements of Law, an Agent shall withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable Requirements of Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

9.13.                     Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent, the Lead Arranger, each Joint Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Term Loans or the Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent, the Lead Arranger, each Joint Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)                                     none of the Administrative Agent, the Collateral Agent, the Lead Arranger, any Joint Bookrunner or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Collateral Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(A)-(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly by such Lender to the Administrative Agent, the Collateral Agent, the Lead Arranger, any Joint Bookrunner or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Commitments or this Agreement.

(c)                                  The Administrative Agent, the Collateral Agent, the Lead Arranger, and each Joint Bookrunners hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, deal-away or alternate transaction fees, amendment fees, processing fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10.  MISCELLANEOUS

10.1.                     Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences, other than with respect to any amendment, supplement, modification or waiver contemplated in clauses (i) through (vi) below, which shall only require the consent of the Lenders or other Persons expressly set forth therein and not the Required Lenders:

(i)                                     forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or forgive or reduce any interest, premium or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the holders of more than 50% of the aggregate unpaid principal amount of the affected Tranche of Term Loans then outstanding and (y) any waiver or deferral of the MFN Protection shall not constitute a reduction or forgiveness in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; provided that neither any amendment, modification or waiver of a mandatory prepayment required hereunder, nor any amendment of Section 3.2 or any related definitions including Asset Sale, Excess Cash Flow, or Recovery Event nor any waiver or deferral of the MFN Protection, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment or interest payment of any Term Loan or Note or other amendment, modification or supplement to which this clause (i) is applicable;

(ii)                                  amend, supplement, modify or waive any provision of this Section 10.1 without the written consent of all Lenders;

(iii)                               reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than as expressly permitted hereunder), release all or substantially all of the Collateral (other than as expressly permitted hereunder) or release all or substantially all of the value of the guarantees provided for under the Guarantee and Collateral Agreement (other than as expressly permitted hereunder), in each case without the written consent of all Lenders;

(iv)                              amend, supplement, modify or waive any provision of Section 3.8(a), 3.8(b) or 10.7(a) of this Agreement or Section 6.5 of the Guarantee and Collateral Agreement, in each case without the written consent of each directly and adversely affected Lender;

(v)                                 amend, supplement, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby; and

(vi)                              amend, supplement, modify or waive (A) Section 6.5 of the Guarantee and Collateral Agreement or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” “Specified Cash Management Agreement,” or “Obligations,” in each case without the written consent of each Qualified Counterparty with Obligations then outstanding that is directly and adversely affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Term Loans.

In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything to the contrary set forth herein, in connection with an amendment in which any class of Term Loans is refinanced with (a) a replacement class of Term Loans an effective interest cost or weighted average yield (excluding any arrangement, structuring, underwriting or similar fee paid to any Person in connection therewith that are not shared generally with all Persons providing such new indebtedness) at the time of incurrence thereof that is less than the effective interest cost or weighted average yield of such Initial Term Loans at the time of such incurrence or (b) any amendment to this Agreement that, directly or indirectly, reduces the effective interest cost or weighted average yield of such Initial Term Loans, in each case, and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced Tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment.

Notwithstanding anything to the contrary set forth herein, (a) this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is consummated in order (v) to effect a Permitted Reorganization Transaction (including, without limitation, any changes necessary to permit New LLC to take actions that the Borrower is permitted to take at the time of such amendment, including to allow New LLC to make any Restricted Payment the Borrower would be able to make), (w) to effect an Incremental Facility, Incremental Equivalent Debt, Refinancing Amendment or Extension permitted by this Agreement (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such Incremental Facility, Incremental Equivalent Debt, Refinancing Amendment or Extension), (x) to correct or cure any ambiguities, errors, omissions, mistakes, inconsistencies or defects jointly identified by the Borrower and the Administrative Agent, (y) to effect administrative changes of a technical or immaterial nature or (z) to fix incorrect cross-references or similar inaccuracies in this Agreement or the applicable Loan Document; provided that, in each case, the Administrative Agent shall have notified the Lenders of such amendment and the Required Lenders shall not have objected in writing to such amendment within five Business Days of notice thereof and (b) this Agreement and the other Loan Documents may be amended (or amended and restated), modified or supplemented with the written consent of the Administrative Agent, the Required Lenders and the Borrower to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, as applicable, and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. Notwithstanding anything to the contrary set forth herein, guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable Requirements of Law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Term Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that, subject to the limitations set forth in the first paragraph of this Section 10.1, any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such

Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

10.2.                     Notices.

(a)                                 Except as provided in Section 10.2(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)                                     if to the Borrower or any Subsidiary, to:

2000 Sierra Point Parkway, Suite 500

Brisbane, CA 94005,

Attn: Eric d’Esparbes

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Sal Guerrera

and

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive, Suite 900

Boston, MA 02210

Attn: Jay K Hachigian and Keith J. Scherer

(ii)                                  if to the Administrative Agent or the Collateral Agent, to Morgan Stanley Senior Funding, Inc., 1300 Thames Street, 4th Floor, Thames Street Wharf, Baltimore, MD; email for Borrower: agency.borrowers@morganstanley.com; email for Lenders: msagency@morganstanley.com; or

(iii)                               if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand shall be deemed to have been given when received.  Notices and other communications sent by overnight courier service shall be deemed to have been given one Business Day after deposit with a reputable overnight courier service.  Notices and other communications mailed by certified or registered mail shall be deemed to have been given five Business Days after being deposited in the mail, postage prepaid.  Notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications, to the extent provided in Section 10.2(b), shall be effective as provided in Section 10.2(b).

(b)                                 Electronic Communications.

(i)                                     Notices and other communications to the Administrative Agent, the Collateral Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)                                  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of each of the foregoing clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                                  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(d)                                 Platform.

(i)                                     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on the Platform.  The Borrower acknowledges and agrees that the list of Disqualified Institutions shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform designated for Public Lenders.

(ii)                                  The Platform and any Approved Electronic Communications are provided “as is” and “as available.”  None of the Agents nor any of their respective Related Parties warrant the accuracy, adequacy or completeness of the Platform or any Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent or any of their respective Related Parties in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.  In no event shall any Agent have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, whether or not based on strict liability and including, without limitation, (A) direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the Platform, except to the extent the same resulted from the gross negligence or willful misconduct of such Agent, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment or (B) indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the Platform.  In no event shall any Agent have any liability for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent the same primarily from the gross negligence or willful misconduct of such Agent, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(iii)                               Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(iv)                              All uses of the Platform shall be governed by and subject to, in addition to this Section 10.2, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(v)                                 Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(vi)                              The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 6.2 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for Public Lenders.  The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Loan Parties which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to Section 6.2 or otherwise contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower, its Subsidiaries and their respective securities.

(e)                                  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including the U.S. Federal and state securities Laws, to make reference to Approved Electronic Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, its Subsidiaries and their respective securities for purposes of U.S. Federal or state securities Laws.  In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Agents and other Lenders may have access to such information and (ii) neither the Borrower nor any Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use such information.

10.3.                     No Waiver; Cumulative Remedies. None of the Agents or the Lenders shall by any act (except by a written instrument pursuant to Section 10.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Arranger, Agent or Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Arranger, Agent or Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Arranger, Agent or Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

10.4.                     Survival of Representations and Warranties. All representations, warranties, covenants and agreements made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Loans and other extensions of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Term Loan hereunder, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated.  The provisions of Section 3.9, Section 3.10, Section 3.11, Section 9, Section 10.5 and Section 10.17 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Payment in Full, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

10.5.                     Payment of Expenses and Taxes; Indemnity.

(a)                                 The Borrower agrees (i) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery, and any amendment, supplement or modification to, this Agreement and the other Loan Documents, any security arrangements in connection therewith and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented invoiced fees and disbursements of counsel to such parties (but limited to one primary counsel for the Agents and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date and from time to time thereafter as such parties shall deem appropriate and (ii) to pay or reimburse each Agent and each Lender for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights and remedies under this Agreement, the other Loan Documents and any such other documents, including the reasonable and invoiced fees and disbursements of counsel to such parties (but limited to one counsel for the Agents and the Lenders taken a whole and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, solely in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) and any reasonable and documented out-of-pocket costs and expenses incurred during any workout or restructuring.

(b)                                 The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each other Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, out-of-pocket losses, damages, penalties, claims, demands, actions, judgments, suits, out-of-pocket costs (including settlement costs), disbursements and out-of-pocket fees and expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation or proceeding): (x) the execution, delivery, enforcement, performance or administration of any Loan Document or any other document delivered in connection with the transactions contemplated thereby or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the consummation of the transactions contemplated thereby or (y) any Commitment, the making of any Term Loan or the use or proposed use of the proceeds thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of any obligations hereunder by such Indemnitee or any of its Related Parties as determined by a court of competent jurisdiction by final and nonappealable judgment or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates), or (ii) any actual or alleged presence or Release of Materials of Environmental Concern at, on, under or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries except to the extent such Release or Environmental Liability results from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties as determined by a court of competent jurisdiction by final and nonappealable judgment (clauses (i) and (ii), collectively, the “Indemnified Liabilities”), and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its Affiliates, its creditors or any other Person.  By accepting the benefits hereof, each Indemnitee agrees to refund and return any and all amounts paid by the Borrower to such Indemnitee to the extent items in clauses (x) through (z) in the proviso in the preceding sentence occur or if there is a final and nonappealable judgment by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.5.  This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  To the fullest extent permitted by applicable Requirements of Law, neither the Borrower nor any Indemnitee shall assert, and each of the Borrower and each Indemnitee does hereby waive, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that the foregoing shall not limit the indemnification obligations of the Borrower under clause (b) above to the extent they arise from claims of third parties against an Indemnitee for such special, indirect, consequential or punitive damages. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(d)                                 The Borrower shall not, without the prior written consent of the Indemnitee, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from all liability arising out of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnitee.

(e)                                  All amounts due under this Section shall be payable not later than fifteen (15) days after demand therefor.

(f)                                   To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Section 10.5 to be paid by it to the Administrative Agent or the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Term Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section 10.5(f) are several and not joint.

(g)                                  The provisions of this Section 10.5 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Payment in Full, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

10.6.                     Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) unless otherwise expressly provided herein, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (x) to an assignee in accordance with the provisions of paragraph (b) of this Section, (y) by way of participation in accordance with the provisions of paragraph (e) of this Section or (z) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (x) a Disqualified Institution, (y) any Person that is a Defaulting Lender or (z) a natural Person. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors as assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section 10.6 and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment effected by the Administrative Agent in connection with the initial syndication of the Initial Term Loans held by Morgan Stanley Senior Funding, Inc. or any of its Affiliates, an assignment of the entire remaining amount of the assigning Lender’s Commitments or Term Loans, the amount of the Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or Section 8(f) (with respect to the Borrower) has occurred and is continuing;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches of Term Loans (if any) on a non-pro rata basis;

(iii)                               no consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition, the consent of:

(A)                               the Borrower (such consent not to be unreasonably withheld or delayed) shall be required (x) unless an Event of Default under Section 8(a) or 8(f) (with respect to the Borrower) has occurred and is continuing at the time of such assignment, (y) unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; or (z) in connection with the primary syndication of the Initial Term Loans (to the extent the Borrower has consented to the allocations with respect to the Initial Term Loans on or prior to the Effective Date); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received a draft of the relevant Assignment and Assumption; and

(B)                               the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of each of the Term Facilities if such assignment is to an Assignee that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)                              except in the case of assignments pursuant to paragraph (c) below, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that payment of only one processing fee shall be required in connection with simultaneous assignments to two or more Approved Funds); provided that the Administrative

Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 no assignment shall be permitted to be made to the Borrower or any of its Subsidiaries or Affiliates other than on the following basis:

(A)                               no Event of Default has occurred or is continuing at the time of such assignment or would result from such assignment;

(B)                               (I) the Borrower or any of its Subsidiaries may repurchase Term Loans in the open market or (II) Borrower or any of its Subsidiaries may make one or more offers (each, an “Offer”) to repurchase all or any portion of any Tranche of Term Loans (such Term Loans, the “Offer Loans”); provided that, (1) the Borrower or such Subsidiary delivers a notice of such Offer to the Administrative Agent and all Lenders no later than noon (New York City time) at least five (5) Business Days in advance of a proposed consummation date of such Offer indicating (w) the last date on which such Offer may be accepted, (x) the maximum dollar amount of such Offer, (y) the repurchase price per dollar of principal amount of such Offer Loans at which the Borrower or such Subsidiary is willing to repurchase such Offer Loans and (z) the instructions, consistent with this Section 10.6(b)(v) with respect to the Offer, that a Lender must follow in order to have its Offer Loans repurchased; (2) the Borrower or such Subsidiary shall hold such Offer open for a minimum period of two (2) Business Days; (3) a Lender who elects to participate in the Offer may choose to sell all or part of such Lender’s Offer Loans; (4) such Offer shall be made to the Lenders holding the Offer Loans on the same terms on a pro rata basis in accordance with the respective principal amount then due and owing to the Lenders; provided that, if any Lender elects not to participate in the Offer, either in whole or in part, the amount of such Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans; and (5) such Offer shall be conducted pursuant to such procedures the Administrative Agent may establish in consultation with the Borrower (which shall be consistent with this clause (B)) and that a Lender must follow in order to have its Offer Loans repurchased;

(C)                               the Borrower or the applicable Subsidiary shall not be required to represent that it does not have non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities or other information that would be material to an assigning Term Lender’s decision to assign Term Loans in the open market or pursuant to an Offer;

(D)                               following repurchase by the Borrower or any of its Subsidiaries in the open market or pursuant to an Offer, (1) immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid and cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower or such Subsidiary), for all purposes of this Agreement and all other Loan Documents and the Borrower or its Subsidiaries shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such repurchase and (2) the Borrower or its applicable Subsidiary, as the case may be, will promptly advise the Administrative Agent of the total amount of Term Loans purchased in the open market and of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in an Offer;

(E)                                in connection with any Term Loans so cancelled pursuant to this subsection, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation; and

(F)                                 any repurchase of Term Loan in the open market by the Borrower or any of its Subsidiaries pursuant to this Section 10.6(b)(v) shall be documented pursuant to a Borrower Assignment and Assumption.

(vi)                              Notwithstanding anything herein to the contrary, no assignment shall be permitted to be made to a natural person.

Except as otherwise provided in clause (v) above and in paragraph (c) below, subject to acceptance and recording thereof pursuant to paragraph (d) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.10, 3.11 and 10.5; provided, with respect to such Section 3.10, that such Lender continues to comply with the requirements of Sections 3.10 and 3.10(e). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)                                  Notwithstanding anything in this Section 10.6 to the contrary, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or an Approved Fund of such Lender without (a) providing any notice (including, without limitation, any Administrative Questionnaire) to the Administrative Agent or any other Person or (b) delivering an executed Assignment and Assumption to the Administrative Agent; provided that (A) such assigning Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, (B) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such assigning Lender in connection with such assigning Lender’s rights and obligations under this Agreement until an Assignment and Assumption and an Administrative Questionnaire have been delivered to the Administrative Agent, (C) the failure of such assigning Lender to deliver an Assignment and Assumption or Administrative Questionnaire to the Administrative Agent or any other Person shall not affect the legality, validity or binding effect of such assignment and (D) an Assignment and Assumption between an assigning Lender and its Affiliate or Approved Fund shall be effective as of the date specified in such Assignment and Assumption.

(d)                                 The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest owing with respect to the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the penultimate sentence of this paragraph (d), the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In the case of an assignment to an Affiliate of a Lender or an Approved Fund pursuant to paragraph (c), as to which an Assignment and Assumption and an Administrative Questionnaire are not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (a “Related Party Register”) comparable to the Register on behalf of the Borrower. The Register or Related Party Register shall be available for inspection by the Borrower and any Lender (solely with respect to its own Commitments and Term Loans) at the Administrative Agent’s office at any reasonable time and from time to time upon reasonable prior notice. Except as otherwise provided in paragraph (c) above, upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(iv) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. Except as otherwise provided in paragraph (c) above, no assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register (or, in the case of an assignment pursuant to paragraph (c) above, the applicable Related Party Register) as provided in this paragraph (d). The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”

(e)                                  Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) no participation shall be permitted to be made to the Borrower or any of its Subsidiaries or Affiliates, nor any officer or director of any such Person and (E) no participation shall be permitted to be made to a Disqualified Institution, Defaulting Lender or natural person. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 to the same extent as if it were a Lender (subject to the requirements and obligations of those sections including the documentary requirements in Section 3.10(e)) and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower and solely for Tax purposes, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Term Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)                                   A Participant shall not be entitled to receive any greater payment under Section 3.9, 3.10 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant had no such participation been transferred to such Participant, unless the entitlement to a greater payment results from a change in any Requirement of Law after the date such Participant became a Participant.

(g)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(h)                                 Notwithstanding anything herein to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to any Disqualified Institution.

10.7.                     Sharing of Payments; Set-off.

(a)                                 Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall, at any time after the Term Loans and other amounts payable hereunder shall become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a director creditor of each Loan Party in the amount of such participation to the extent provided in clause (b) of this Section 10.7.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, subject to Section 9.10, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, and to the extent permitted by applicable Requirements of Law, upon the occurrence of any Event of Default which is continuing, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than those in escrow, payroll, petty cash, trust and tax accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrower) shall be applied to any Excluded Swap Obligations of such Loan Party (other than the Borrower).

10.8.                     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), each of which shall be deemed an original and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9.                     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.10.              Integration. This Agreement, the other Loan Documents and the Agent Fee Letter represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.              GOVERNING LAW. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12.              Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive (subject to Section 10.12(c)) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b)                                 agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable Requirements of Law, in such federal court;

(c)                                  agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its assets in the courts of any jurisdiction;

(d)                                 waives, to the fullest extent permitted by applicable Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.12(a) (and irrevocably waives to the fullest extent permitted by applicable Requirements of Law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e)                                  consents to service of process in the manner provided in Section 10.2 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law); and

(f)                                   agrees that service of process as provided in Section 10.2 is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

10.13.              Acknowledgments. The Borrower hereby acknowledges that:

(a)                                 it was represented by counsel in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof;

(b)                                 each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) the Loan Parties are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (iii) the Lenders may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates and (iv) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal, accounting, regulatory, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transactions or the process leading thereto; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14.              Intercreditor Agreements.  Each Lender, Agent and, by the accepting the benefits of the guarantees provided for in the Loan Documents and the Collateral and the Liens provided for under the Loan Documents, each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreement entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof without the consent of any Lender and (c) hereby acknowledges and agrees that Administrative Agent and the Collateral Agent may also act as the administrative agent and collateral agent (or similar role) for lenders and holders under any Indebtedness described herein which is required to be subject to an Intercreditor Agreement.  Notwithstanding the foregoing, the Administrative Agent and the Collateral Agent may consult with, and provide drafts of any Intercreditor Agreement to, the Lenders prior to the execution and delivery thereof.  In the event of any conflict or inconsistency between any of the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.

10.15.              Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent required or requested by any regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any other similar organization) purporting to have jurisdiction over such Person or its Related Parties (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, notify the Borrower as soon as practicable in the event of any such disclosure by such Person unless such notification is prohibited by law, rule or regulation); (c) to the extent required by applicable Requirements of Law or regulations or by any subpoena or similar legal process (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, notify the Borrower as soon as practicable in the event of any such disclosure by such Person unless such notification is prohibited by law, rule or regulation); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.15 (or as may otherwise be reasonably acceptable to the Borrower), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this

Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency if requested or required by such rating agency in connection with rating the Borrower or the Term Loans (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties and their Subsidiaries received by it) or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loans; (h) with the consent of the Borrower; or (i) to the extent that such Information (x) is independently developed by such Person, (y) becomes publicly available other than as a result of a breach of this Section 10.15, or (y) becomes available to any Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; provided that no disclosure shall be made to any Disqualified Institution.  In addition, each of the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Term Loans.  For purposes of this Section 10.15, “Information” shall mean all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or, with respect to the following Persons acting in their capacities as such, any of their respective directors, officers, employees, trustees, investment advisors or agents, other than any such information that is available to any Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries other than as a result of a breach of this Section 10.15 or any other confidentiality obligation owed to any Loan Party or their Affiliates by the relevant Agent or Lender; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Effective Date, all such information shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.16.              WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.  EACH

PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.17.              Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrower.  The provisions of this Section 10.17 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Payment in Full, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

10.18.              Patriot Act Notice. Each Lender, the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer information number of each Loan Party and other information that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.  The Borrower shall, promptly following a request by any Lender, the Administrative Agent or the Collateral Agent, provide all documentation and other information that such Lender, the Administrative Agent or the Collateral Agent, as applicable, requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act..

10.19.              Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INNOVIVA, INC., as the Borrower

By:	/s/ Eric d’Esparbes
Name: Eric d’Esparbes
Title: Senior Vice President & Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, as Collateral Agent and as the Initial Term Lender

By:	/s/ Nehal Abdel Hakim
Name: Nehal Abdel Hakim
Title: Authorized Signatory

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Innoviva, Inc.

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of August 18, 2017 among the Borrower, the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent

6.	Assigned Interest:

Tranche Assigned[1]	Aggregate Amount of Commitment / Term Loans for all Lenders[2]	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment/ Term Loans[3]
	$	$		%
	$	$		%
	$	$		%

[7.                                  Trade Date:                                ]4

[Remainder of page intentionally left blank]

1  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption.

2  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

3  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

4  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                    , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[5]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[6]
[NAME OF ASSIGNEE]

By:
Name:
Title:

5  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

6  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]7 Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as

Administrative Agent

By:
Name:
Title:

[Consented to:][8]

INNOVIVA, INC.

By:
Name:
Title:

7  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

8  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under Section 10.6  of the Credit Agreement (subject to such consents, if any, as may be required thereunder) and it is not a Disqualified Institution or a Defaulting Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of Section 3.10 of the Credit Agreement, duly completed and executed by the Assignee to the extent applicable; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Collateral Agent, any other Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

A-1-1

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption on any number of separate counterparts (including by facsimile or other electronic imaging means), each of which shall be deemed an original and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Assignment and Assumption by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.  THIS ASSIGNMENT AND ASSUMPTION AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND ASSUMPTION (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

A-1-2

EXHIBIT B

FORM OF BORROWING NOTICE

Date:           ,

To:	Morgan Stanley Senior Funding, Inc., as Administrative Agent
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 18, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INNOVIVA, INC., a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent, and the several banks and other financial institutions or entities from time to time party thereto as Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower hereby requests a borrowing of new Term Loans to be made on the terms set forth below:

(A)                               Class of borrowing1

(B)                               Borrowing Date

(C)                               Principal amount2

(D)                               Type of Term Loans3 comprising borrowing

(E)                                Interest Period4

1                                           E.g., Initial Term Loans or Incremental Term Loans.

2                                           LIBOR Rate Loans to be in a minimum amount of $500,000 or in whole multiples of $100,000 in excess thereof. ABR Loans to be in a minimum amount of $250,000 or in whole multiples of $100,000 in excess thereof.

3                                           Specify LIBOR Rate or ABR.

4                                           Applicable for LIBOR Rate Loans only.

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Sections 5.1(l)5 and 5.1(m)6 of the Credit Agreement will be satisfied (or waived) as of the date of the borrowing set forth above.

The undersigned hereby directs the Administrative Agent to disburse the proceeds of the requested Term Loans in accordance with the Funds Flow Memorandum attached hereto as Annex I.

[The remainder of this page is intentionally left blank.]

5                                           Modify as appropriate for any borrowing of Incremental Term Loans.

6                                           Modify as appropriate for any borrowing of Incremental Term Loans.

B-2

INNOVIVA, INC.

By:
Name:
Title:

B-3

EXHIBIT C

GUARANTEE AND COLLATERAL AGREEMENT

made by

INNOVIVA, INC., and

Certain Subsidiaries of INNOVIVA, INC. from time to time party hereto in favor of

MORGAN STANLEY SENIOR FUNDING, INC.,
as Collateral Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

Dated as of August 18, 2017

C-i

5.9	Investment Property, Pledged Equity Interests and Deposit Accounts	C-21
5.10	Receivables	C-23
5.11	Supplements to Schedules	C-23
5.12	Intellectual Property	C-23

Section 6.	REMEDIAL PROVISIONS	C-24

6.1	Certain Matters Relating to Receivables	C-24
6.2	Communications with Obligors; Grantors Remain Liable	C-24
6.3	Investment Property	C-25
6.4	Proceeds to be Turned Over to Collateral Agent	C-26
6.5	Application of Proceeds	C-26
6.6	Code and Other Remedies	C-27
6.7	Effects of Securities Laws	C-28
6.8	Deficiency	C-29
6.9	Intellectual Property	C-29

Section 7.	THE COLLATERAL AGENT	C-30

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	C-30
7.2	Duty of Collateral Agent	C-31
7.3	Financing Statements	C-31
7.4	Authority, Immunities and Indemnities of Collateral Agent	C-32
7.5	Intellectual Property Filings	C-32

Section 8.	MISCELLANEOUS	C-32

8.1	Amendments in Writing	C-32
8.2	Notices	C-32
8.3	No Waiver by Course of Conduct; Cumulative Remedies	C-33
8.4	Expenses; Indemnification	C-33
8.5	Successors and Assigns	C-33
8.6	Set-Off	C-34
8.7	Counterparts	C-34
8.8	Severability	C-34
8.9	Section Headings	C-35
8.10	Integration; Acknowledgement	C-35
8.11	GOVERNING LAW	C-35
8.12	Submission To Jurisdiction; Waivers	C-35
8.13	Acknowledgments	C-36
8.14	Additional Grantors	C-36
8.15	Releases	C-36
8.16	WAIVER OF JURY TRIAL	C-37
8.17	Intercreditor Agreement	C-38

C-ii

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Jurisdictions of Organization and Chief Executive Offices
Schedule 4	Filings and Other Actions Required for Perfection
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	Letter-of-Credit Rights
Schedule 8	Commercial Tort Claims
Schedule 9	Trade Names

ANNEXES

Annex I	Form of Assumption Agreement
Annex II	Form of Acknowledgment and Consent
Annex III-A	Form of Copyright Security Agreement
Annex III-B	Form of Patent Security Agreement
Annex III-C	Form of Trademark Security Agreement
Annex IV	Form of Pledge Supplement

C-iii

GUARANTEE AND COLLATERAL AGREEMENT dated as of August 18, 2017 among INNOVIVA, INC., a Delaware corporation (the “Borrower”), ADVANCED MEDICINE EAST, INC., a Delaware corporation, certain other Subsidiaries of the Borrower from time to time party hereto (together with the Borrower and Advanced Medicine East, Inc., the “Grantors”), in favor of MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

A.                                    Pursuant to the Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

B.                                    The Borrower is a member of an affiliated group of companies that includes each other Grantor;

C.                                    The Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and, to the extent applicable, the providing of financial accommodations under the Specified Hedge Agreements and the Specified Cash Management Agreements; and

D.                                    It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement and, to the extent applicable, of the Qualified Counterparties to provide financial accommodations under the Specified Hedge Agreements and the Specified Cash Management Agreements that the Grantors shall have executed and delivered this Agreement to the Collateral Agent and the Administrative Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Qualified Counterparties to enter into the Specified Hedge Agreements and the Specified Cash Management Agreements and provide financial accommodations thereunder, each Grantor hereby agrees with the Collateral Agent and the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.                            DEFINED TERMS

1.1                               Definitions.

(a)                                 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC (and if defined in more than one Article of the New York UCC, shall have the meaning given in Article 8 or 9 thereof): Accounts, Account Debtor, As-Extracted Collateral, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Entitlement Orders, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instruments, Inventory, Letter-of-Credit Rights, Manufactured Homes, Money, Negotiable Documents, Payment Intangibles, Securities Accounts, Securities Entitlements, Securities Intermediary, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b)                                 The following terms shall have the following meanings:

“Administrative Agent”: as defined in the preamble to this Agreement.

“Agreement”: this Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Borrower”: as defined in the preamble to this Agreement.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.4.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commodity Account Control Agreement”: a commodity account control agreement in a form that is reasonably satisfactory to the Collateral Agent and the Borrower.

“Contracts”: all contracts, leases and other agreements entered into by any Grantor pursuant to which such Grantor has the right (i) to receive moneys due and to become due to it thereunder or in connection therewith, (ii) to damages arising thereunder and (iii) to exercise all remedies thereunder.

“Control Agreements”: collectively, the Deposit Account Control Agreement(s), the Securities Account Control Agreement(s) and the Commodity Account Control Agreement(s).

“Copyright Licenses”: all written agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright, including, without limitation, those listed on Schedule 6, together with any and all (i) amendments, modifications, renewals, extensions, and supplements thereof, (ii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages and payments for past, present and future breaches or other violations with respect thereto and (iii) rights to sue for past, present and future breaches or violations thereof.

“Copyright Security Agreement”: an agreement substantially in the form of Annex III-A hereto.

“Copyrights”: collectively, copyrights (whether registered or unregistered) in the United States or any other country or any political subdivision thereof and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), including, without limitation, each registered copyright and application therefor identified on Schedule 6, together with any and all (i) registrations and applications therefor, (ii) rights and privileges arising under applicable law with respect to such copyrights, (iii) renewals and extensions thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present and future infringements, misappropriations or other violations thereof and the right to receive all proceeds and damages therefrom, (v) rights to sue or otherwise recover for past, present and future infringements, misappropriations or other violations thereof and (iv) rights corresponding thereto throughout the world.

“Deposit Account Control Agreement”: a deposit account control agreement in a form that is reasonably satisfactory to the Collateral Agent and the Borrower.

“Deposit Accounts”: collectively, with respect to each Grantor, (i) all “deposit accounts” as such term is defined in the UCC and all accounts and sub-accounts relating to the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Excluded Accounts”: collectively, accounts in respect of (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts, (E) Zero Balance Accounts and (F) accounts (including, for the avoidance of doubt, Securities Accounts) which, individually, maintain an average daily balance of less than $1,000,000 and, in the case of clauses (A) through (F), the funds or other property held in or maintained in any such account.

“Grantor”: as defined in the preamble to this Agreement.

“Guarantors”: means the collective reference to each Grantor other than the Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges with respect to intellectual property whether arising under the laws of the United States or any other country or political subdivision thereof, including, without limitation, Copyrights, Patents, Trademarks and Trade Secrets.

“Intellectual Property Licenses”: the collective reference to the Copyright Licenses, Patent Licenses, Trademark Licenses, and Trade Secret Licenses.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity Interests.

“Issuers”: the collective reference to each issuer of any Investment Property or Pledged Equity Interests purported to be pledged hereunder.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License”: all written agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent, including, without limitation, those listed on Schedule 6, together with any and all (i) amendments, modifications, renewals, extensions, and supplements thereof, (ii) income, fees, royalties, damages, and payments now and hereafter due and/or payable under and with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future breaches and other violations thereof and (iii) rights and remedies to sue for past, present and future breaches and other violations of any of the foregoing.

“Patent Security Agreement”: an agreement substantially in the form of Annex III-B hereto.

“Patents”: collectively, patents, patent applications, letters patent, certificates of inventions, industrial designs (whether issued or applied-for in the United States or any other country or any political subdivision thereof), including, without limitation, each issued patent and patent application identified on Schedule 6, together with any and all (i) inventions and improvements described and claimed therein, (ii) reissues, divisions, continuations, extensions and continuations-in-part thereof and amendments thereto, (iii) income, fees, royalties, damages, and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future infringements, misappropriations and other violations thereof, (iv) rights and remedies to sue for past, present and future infringements, misappropriations and other violations of any of the foregoing and the right to receive all proceeds and damages therefrom and (v) rights, priorities, and privileges corresponding to any of the foregoing throughout the world.

“Pledged Equity Interests”: all Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests.

“Pledged LLC Interests”: all interests owned, directly or indirectly, by any Grantor in any limited liability company (including those listed on Schedule 2) and the certificates, if any, representing such limited liability company interests and any interest of any Grantor on the books and records of such limited liability company or on the books and records of any Securities Intermediary pertaining to such interest, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing; provided that in no event shall Pledged LLC Interests include a pledge of Excluded Assets or the limited liability company interests of an Unrestricted Subsidiary or a Subsidiary described in clause (h) of the definition of “Excluded Subsidiary” set forth in the Credit Agreement.

“Pledged Notes”: all promissory notes at any time issued to or owned, held or acquired by any Grantor, including, without limitation, those listed on Schedule 2; provided that in no event shall Pledged Notes include a pledge of Excluded Assets.

“Pledged Partnership Interests”: all interests owned, directly or indirectly, by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership (including those listed on Schedule 2) and the certificates, if any, representing such partnership interests and any interest of any Grantor on the books and records of such partnership or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing; provided that in no event shall Pledged Partnership Interests include a pledge of Excluded Assets or the partnership interests of an Unrestricted Subsidiary or a Subsidiary described in clause (h) of the definition of “Excluded Subsidiary” set forth in the Credit Agreement.

“Pledged Stock”: all shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person (including those listed on Schedule 2) at any time issued or granted to or owned, held or acquired by any Grantor, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books and records of any Securities Intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided that in no event shall Pledged Stock include a pledge of Excluded Assets or the Capital Stock of an Unrestricted Subsidiary or a Subsidiary described in clause (h) of the definition of “Excluded Subsidiary” set forth in the Credit Agreement.

“PTO”: the United States Patent and Trademark Office and any substitute or successor agency.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC, including, in any event, all dividends, returns of capital and other distributions and income from Investment Property and all collections thereon and payments with respect thereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.  References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Securities Account Control Agreement”: a securities account control agreement in a form that is reasonably satisfactory to the Collateral Agent and the Borrower.

“Securities Act”: the Securities Act of 1933, as amended.

“Trade Secret License”: with respect to any Grantor, any written agreement pursuant to which such Grantor grants or obtains any right to use any Trade Secret and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such Trade Secrets, together with all (i) amendments, modifications, renewals, extensions, and supplements thereof, (ii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages and payments for past, present and future breaches or other violations with respect thereto and (iii) rights to sue for past, present and future breaches or violations thereof.

“Trade Secrets”: (i) all trade secrets, confidential information, know-how and proprietary processes, designs, inventions, technology, and proprietary methodologies, algorithms, and information, (ii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages and payments for past, present and future infringements, misappropriations or other violations with respect thereto and (iii) rights to sue for past, present and future infringements, misappropriations or violations thereof.

“Trademark License”: all written agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution, or other violation of any Trademark or permitting co-existence with respect to a Trademark, including, without limitation, those listed on Schedule 6, together with all (i) amendments, modifications, renewals, extensions, and supplements thereof, (ii) income, fees, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future breaches or other violations thereof and (iii) rights, priorities, and privileges and remedies to sue for past, present and future breaches and other violations of any of the foregoing.

“Trademark Security Agreement”: an agreement substantially in the form of Annex III-C hereto.

“Trademarks”: collectively, all trademarks, service marks, certification marks, tradenames, corporate names, company names, business names, slogans, logos, trade dress, Internet domain names, and other source identifiers, whether registered or unregistered, common law or otherwise, in the United States or any other country or any political subdivision thereof, together with any and all (i) registrations and applications for any of the foregoing, including, without limitation, those listed on Schedule 6, (ii) goodwill connected with the use thereof and symbolized thereby, (iii) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (iv) extensions and renewals thereof and amendments thereto, (v) income, fees, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present or future infringements, misappropriations or other violations thereof, (vi) rights and remedies to sue for past, present and future infringements, misappropriations and other violations of any of the foregoing and the right to receive all proceeds and damages therefrom and (vii) rights, priorities, and privileges corresponding to any of the foregoing throughout the world.

“UCC”: the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unasserted Contingent Obligations”: at any time, Obligations for indemnifications, reimbursements, damages and other liabilities (excluding (a) Obligations in respect of the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligation and (b) contingent payments that may be payable upon termination of a Specified Hedge Agreement or Specified Cash Management Agreement) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Zero Balance Account”: any Deposit Account that at the end of any given Business Day contains a balance of zero due to automatic transfers of amounts held in such Deposit Account into other Deposit Accounts subject to a Control Agreement.

1.2                               Other Interpretive Provisions.

(a)                                 The terms of Section 1.2 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

(b)                                 Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(c)                                  All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.                            GUARANTEE

2.1                               Guarantee.

(a)                                 Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees as primary obligors and not as sureties to the Administrative Agent, for the benefit of the Secured Parties and their respective successors and assigns, the prompt and complete payment and performance in full when due and payable (whether at the stated maturity, by acceleration, required prepayment, declaration, demand or otherwise) of each and all of the Obligations from time to time owing to the Secured Parties by any Loan Party. The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due and payable (whether at stated maturity, by acceleration, required prepayment, declaration, demand or otherwise) any of the Obligations, the Guarantors will promptly pay the same in cash on demand at the place and the manner specified in the relevant Loan Document, Specified Hedge Agreement or Specified Cash Management Agreement and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, required prepayment, declaration, demand or otherwise) in accordance with the terms of such extension or renewal.

(b)                                 Each Guarantor shall be liable under its guarantee set forth in Section 2.1(a), without any limitation as to amount, for all present and future Obligations, including specifically all future increases in the outstanding amount of the Term Loans under the Credit Agreement and other future increases in the Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents or other applicable documents governing such Obligations on the date hereof; provided that (i) enforcement of such guarantee against such Guarantor will be limited as necessary to limit the recovery under such guarantee to the maximum amount which may be recovered without causing such enforcement or recovery to constitute a fraudulent transfer or fraudulent conveyance under any applicable law, including any applicable federal or state fraudulent transfer or fraudulent conveyance law (after giving effect, to the fullest extent permitted by law, to the reimbursement and contribution rights set forth in Section 2.2 but before taking into account any liabilities under any other guarantee by such Guarantor that are subordinated to the liabilities of such Guarantor hereunder; for purposes of the foregoing, all such subordinated guarantees of such Guarantor will be deemed to be enforceable and payable after the guarantee under this Section 2.1) and (ii) to the fullest extent permitted by applicable law, the foregoing clause (i) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Capital Stock in such Guarantor. For the avoidance of doubt, the application of the provisions of this Section 2.1(b) or any similar provisions in any other Loan Document, Specified Hedge Agreement or Specified Cash Management Agreement: (x) is automatic to the extent applicable, (y) is not an amendment or modification of this Agreement, any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other applicable document governing Obligations and (z) does not require the consent or approval of any Person.

(c)                                  No payment made by any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder in respect of any other Obligations then outstanding or thereafter incurred.

2.2                               Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Obligations by any Grantor or is received or collected on account of the Obligations from any Grantor or its property:

(a)                                 If such payment is made by the Borrower or from its property, the Borrower shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (ii) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property.

(b)                                 If such payment is made by the Borrower or from its property or if any payment is made by the Borrower or from its property in satisfaction of the reimbursement right of any Guarantor set forth in Section 2.2(c), the Borrower shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (ii) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property.

(c)                                  If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor against the Borrower or any other Guarantor under this Section 2.2(c), such Guarantor shall be entitled, subject to and upon the Payment in Full to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor under this Section 2.2(c)) to any security interest that may then be held by the Collateral Agent upon any Collateral granted to it in this Agreement. To the fullest extent permitted under applicable law, such right of subrogation shall be enforceable solely against the Borrower and the Guarantors, and not against the Secured Parties, and neither the Administrative Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded in writing by any Guarantor, then (subject to and upon the Payment in Full) the Administrative Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument reasonably satisfactory to the Administrative Agent transferring, on a quitclaim basis without (to the fullest extent permitted under applicable law) any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.

(d)                                 All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior Payment in Full.  Until Payment in Full, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations in accordance with Section 6.5. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, substantially in the form received and, if necessary, duly endorsed.

(e)                                  The obligations of the Guarantors under the Loan Documents, any Specified Hedge Agreements and any Specified Cash Management Agreements, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. To the fullest extent permitted under applicable law, the invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall, to the fullest extent permitted under applicable law, have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(f)                                   Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against the Borrower or any other Guarantor, but (i) the exercise and enforcement of such rights shall be subject to this Section 2.2 and (ii) to the fullest extent permitted by applicable law, neither the Administrative Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right.

2.3                               Amendments, etc. with respect to the Obligations. Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 8.15, to the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents, any Specified Hedge Agreements or any Specified Cash Management Agreements, and any other documents executed and delivered in connection therewith may be amended, amended and restated, supplemented, replaced, refinanced, otherwise modified or terminated, in whole or in part, as the Administrative Agent (or the requisite Secured Parties) may deem reasonably advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.4                               Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2. The Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest and demand for payment to or upon the Borrower or any of the Guarantors with respect to the

Obligations to the extent not provided for in the Credit Agreement. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed, to the fullest extent permitted by applicable law, as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.5                               Reinstatement. The guarantee contained in this Section 2 shall be reinstated and shall remain in all respects enforceable to the extent that, at any time, any payment of any of the Obligations is set aside, avoided or rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation, examinership or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or examiner or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, in whole or in part, and such reinstatement and enforceability shall, to the fullest extent permitted by applicable law, be effective as fully as if such payment had not been made.

2.6                               Payments. Each Guarantor hereby agrees to pay all amounts due and payable by it under this Section 2 to the Administrative Agent without set-off or counterclaim at the place and in the manner specified in the Credit Agreement.

2.7                               Financial Condition of the Borrower and other Guarantors.  Any Term Loan may be made to the Borrower or continued from time to time, and any Specified Hedge Agreements and Specified Cash Management Agreements may be entered into from time to time, in each case, without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or any other Guarantor at the time of any such grant or continuation or at the time such Specified Hedge Agreement or Specified Cash Management Agreement is

entered into, as the case may be.  No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any other Guarantor.  Each Guarantor has adequate means to obtain information from the Borrower and each other Guarantor on a continuing basis concerning the financial condition of the Borrower and each other Guarantor and its ability to perform its obligations under the Loan Documents, Specified Hedge Agreements and Specified Cash Management Agreements, and each Guarantor assumes responsibility for being and keeping informed of the financial condition of the Borrower and each other Guarantor and of all circumstances bearing upon the risk of nonpayment of the Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower or any other Guarantor now known or hereafter known by any Secured Party.

2.8                               Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 2.8 shall remain in full force and effect until the Payment in Full.  Each Qualified ECP Guarantor intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3.                            GRANT OF SECURITY INTEREST

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a)                                 all Accounts, including all Receivables;

(b)                                 all Chattel Paper;

(c)                                  all Contracts;

(d)                                 all Deposit Accounts;

(e)                                  all Documents;

(f)                                   all Equipment;

(g)                                  all General Intangibles;

(h)                                 all Instruments;

(i)                                     all Intellectual Property;

(j)                                    all Inventory;

(k)                                 all Investment Property;

(l)                                     all Letter-of-Credit Rights;

(m)                             all Money;

(n)                                 all Pledged Equity Interests;

(o)                                 all Vehicles;

(p)                                 all Goods;

(q)                                 all Collateral Accounts;

(r)                                    all Commercial Tort Claims, including, without limitation, the Commercial Tort Claims (if any) described on Schedule 8 hereto;

(s)                                   all Securities Accounts and Securities Entitlements;

(t)                                    all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(u)                                 to the extent not otherwise included, all other property of such Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing;

provided that (i) this Agreement shall not constitute a grant of a security interest in and the term Collateral shall not include any Excluded Assets or the limited liability company interests, partnership interests or Capital Stock of an Unrestricted Subsidiary or a Subsidiary described in clause (h) of the definition of “Excluded Subsidiary” set forth in the Credit Agreement, (ii) for the avoidance of doubt, Excluded Assets shall not include any shares of limited liability company interests, partnership interests or Capital Stock set forth on Part I of Schedule 2 hereto and (iii) the security interest granted hereby (A) shall attach at all times to all Proceeds, substitutions or replacements of such property (other than any Proceeds, substitutions or replacements that would independently constitute Excluded Assets), (B) shall attach to such property immediately and automatically (without need for any further grant or act) at such time as any applicable condition described in the definition of Excluded Assets ceases to exist and (C) to the extent severable, shall in any event attach to all rights in respect of such property that are not subject to such applicable condition described in the definition of Excluded Assets.

SECTION 4.                            REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to each Secured Party that:

4.1                               Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects on and as of the date thereof (except to the extent made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects where qualified by materiality or Material Adverse Effect) on and as of such specified date), and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s or any Loan Party’s knowledge shall, for the purposes of this Section 4.1, be deemed a reference to such Guarantor’s knowledge.

4.2                               Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Loan Documents and the Liens permitted to exist on such Grantor’s Collateral under the Loan Documents, such Grantor owns each item of Collateral material to its business, in all material respects, granted by it free and clear of any Liens. No effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents or in respect of Liens that are permitted by the Loan Documents or for which termination statements or releases authorized by the appropriate parties will be filed on or after the Closing Date or with respect to releases of Liens in Intellectual Property recorded in the PTO or United States Copyright Office, delivered to the Collateral Agent for filing.

4.3                               Trade Names, Etc.  Such Grantor does not have or operate in any jurisdiction under, or in the preceding five (5) years has not had, used on any filing with the Internal Revenue Service any trade name, fictitious names or other names except its legal name as specified in Schedule 3 and such other trade or fictitious names as are listed on Schedule 9 for such Grantor.

4.4                               Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s exact legal name, jurisdiction of organization, organizational identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 3. On the date hereof, such Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.  Except as specified on Schedule 3, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (if applicable) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise)

as Grantor under a security agreement entered into by another Person, which (x) has not heretofore been terminated or (y) is in respect of a Lien that is not permitted by the Credit Agreement.  Unless otherwise stated on Schedule 3, such Grantor is not a transmitting utility as defined in UCC § 9-102(a)(80).

4.5                               Inventory and Equipment.

(a)                                 On the date hereof, Schedule 5 sets forth all locations owned or leased by the Grantors where any Inventory and Equipment (other than goods in transit) of the Grantors constituting Collateral worth more than an aggregate fair market value of $2,500,000 is kept.

(b)                                 Except as specifically indicated on Schedule 5, as of the date hereof, none of the Inventory or Equipment of such Grantor is in possession of an issuer of a negotiable document (as defined in Section 7-104 of the New York UCC) therefor (other than goods in transit) or in the possession of a bailee or a warehouseman, except for Inventory and Equipment in the possession of such issuer, bailee or warehouseman having a fair market value in excess of $2,500,000 or $5,000,000 when aggregated with the fair market value of such Inventory or Equipment owned by all Grantors in the possession of all bailees or warehousemen not listed on Schedule 5.

(c)                                  Any Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

4.6                               Special Collateral. On the date hereof, none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care-Insurance Receivables, (5) timber to be cut, or (6) aircraft engines, satellites, ships or railroad rolling stock.  On the date hereof, no material portion of the Collateral consists of Vehicles or other goods subject to a certificate of title.

4.7                               Investment Related Property and Deposit Accounts.

(a)                                 Part I of Schedule 2 hereto (as such Schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock”, “Pledged LLC Interests” and “Pledged Partnership Interests”, all of the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests, respectively, owned and pledged hereunder by any Grantor other than any Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests held in a Securities Account and the number and percentage of issued and outstanding shares of stock, membership interests, partnership interests or beneficial interest in the respective issuers of such Pledged Equity Interests.  Part II of Schedule 2 hereto (as such Schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Notes” all of the Pledged Notes owned and pledged hereunder by any Grantor other than any Pledged Notes credited to a Securities Account and all of such Pledged Notes issued by the Borrower or any of its Subsidiaries have been duly authorized, authenticated or issued, and delivered, and are the legal, valid and binding obligations of the issuers thereof subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and constitute all of the issued and outstanding inter-company indebtedness evidenced by an instrument owing to such Grantor that is required to be pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof and the other Loan Documents.  Part III of Schedule 2 hereto (as such Schedule may be amended or supplemented from time to time) sets forth (i) under the headings “Securities Accounts” and “Commodities Accounts”, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest pledged hereunder and (ii) under the heading “Deposit Accounts”, all of the Deposit Accounts in which each Grantor has an interest pledged hereunder, other than Excluded Accounts. Each Grantor is the sole entitlement holder or customer of each such account, and no Grantor has consented to or is otherwise aware of any person having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account, in each case in which such Grantor has an interest, or any securities, commodities or other property credited thereto other than Liens permitted to exist on the Collateral under the Loan Documents.

(b)                                 The terms of any Pledged LLC Interests and Pledged Partnership Interests pledged hereunder either (i) do not require, in the related operating or partnership agreement, as applicable, that certificates be issued representing such Pledged LLC Interests or Pledged Partnership Interests, as applicable, and such Pledged LLC Interests and Pledged Partnership Interests are not represented by certificates or that they are securities governed by the Uniform Commercial Code of any jurisdiction or (ii) are represented by a certificate, and in the related operating or partnership agreement, as applicable, the applicable Grantor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable.

(c)                                  All the shares of the Pledged Equity Interests issued by a Restricted Subsidiary have been duly and validly issued and are fully paid and nonassessable.  No Grantor is in default of its obligations under any Organizational Document of any Issuer of such Pledged Equity Interests,  except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.8                               Receivables.

(a)                                 No amount payable to such Grantor under or in connection with any Receivable in excess of $2,500,000 in the aggregate is evidenced by any Instrument (other than checks to be deposited in the ordinary course of business) or Chattel Paper which has not been delivered to the Collateral Agent or constitutes Electronic Chattel Paper that has not been subjected to the “control” (within the meaning of Section 9-105 of the UCC) of the Collateral Agent.

(b)                                 As of the date hereof, none of the Receivables of any Grantor with a value exceeding $1,000,000 if owed to such Grantor by Governmental Authority obligors and the aggregate of all Receivables collectively owed to all Grantors by Governmental Authority obligors does not exceed $2,000,000 in the aggregate.

(c)                                  Each Receivable (i) is the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is enforceable in accordance with its terms, (iii) is not subject to any set-offs, defenses, or counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business) and (iv) is in compliance with all applicable laws, provided that with respect to Receivables owed by an Account Debtor who is not a Group Member each of the foregoing is to the knowledge of such Grantor, except as, individually or in the aggregate, in each case, would not reasonably be expected to have a Material Adverse Effect.

4.9                               Intellectual Property. As of the date hereof, Schedule 6 sets forth a true and accurate list of (a) all registrations of and applications for Patents, Trademarks, and Copyrights owned or co-owned by any Grantor that are registered or applied for in the PTO or United States Copyright Office or registered or applied for outside the United States and (b) all exclusive in-bound Patent Licenses, Trademark Licenses and Copyright Licenses held by such Grantor.

4.10                        Letter-of-Credit Rights. As of the date hereof, such Grantor is not a beneficiary or assignee under any letter of credit that is not a supporting obligation with a value in excess of $1,000,000 other than the letters of credit described on Schedule 7.

4.11                        Commercial Tort Claims. As of the date hereof, such Grantor has no Commercial Tort Claims as to which a pleading has been filed in a competent jurisdiction seeking damages in excess of $2,500,000 individually in value, other than those described on Schedule 8.

4.12                        Control Agreements. In the case of Collateral that consists of deposit accounts, securities accounts and/or commodity accounts, when a Control Agreement is executed and delivered by all parties thereto with respect to such accounts, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person except as provided under the applicable Control Agreement with respect to the financial institution party thereto except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

SECTION 5.                            COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Collateral is released pursuant to Section 8.15(a):

5.1                               Covenants in Credit Agreement. In the case such Grantor is a Guarantor, shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, so that no breach of the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by such Grantor will result.

5.2                               Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Letter-of-Credit Rights.

(a)                                 If any of the Collateral of such Grantor is or shall become evidenced or represented by any Instrument (other than checks to be deposited in the ordinary course of business), Negotiable Document or Tangible Chattel Paper, in each case having a face amount of $2,500,000 in any instance or $5,000,000 in the aggregate, such Instrument, Negotiable

Document or Tangible Chattel Paper shall be promptly delivered to the Collateral Agent, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement and all of such property owned by any Grantor as of the Closing Date shall be delivered on the Closing Date.  If any of the Collateral with a value in excess of $2,500,000 is or shall become Electronic Chattel Paper such Grantor shall promptly notify the Collateral Agent thereof and shall take such action as may be necessary or as the Collateral Agent may reasonably request to vest in the Collateral Agent control under Section 9-105 of the UCC of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(b)                                 If any item of Collateral of such Grantor is or shall become evidenced or represented by an Uncertificated Security issued by an entity and that is not held in a Securities Account, such Grantor shall promptly notify the Collateral Agent thereof, and upon the reasonable request of the Collateral Agent shall use commercially reasonable efforts to cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to promptly (but in any event not later than ninety (90) days (or such other time as is set forth in the Credit Agreement) of such request) agree in writing with such Grantor and the Collateral Agent that such Issuer will, upon the occurrence and during the continuance of an Event of Default, comply with instructions with respect to such Uncertificated Security originated by the Collateral Agent without further consent of such Grantor, such agreement to be substantially in the form of Annex II (or any other approved by the Borrower and the Collateral Agent). This subsection (b) shall not apply to Uncertificated Securities issued by an entity that is not an Affiliate of a Grantor having a value of less than $2,500,000 individually or $5,000,000 in the aggregate for all Grantors (it being understood and agreed that for purposes of this Section 5.2(b) “Affiliate” shall not include any entity that is an Affiliate as a result of its beneficial ownership interests in the Borrower). If the aggregate value of all items of Collateral with a value that is equal to $2,500,000 individually or $5,000,000 in the aggregate for all Grantors is or shall become represented by an Uncertificated Security issued by an entity that is not an Affiliate of a Grantor and that is not held in a Securities Account, the Grantors shall promptly notify the Collateral Agent thereof of such occurrence, and upon the reasonable request of the Collateral Agent, shall use commercially reasonable efforts to cause the issuer of one or more such Uncertificated Securities to take the steps outlined in clauses (i) or (ii) hereof such that, after giving effect to such measures, all items of Collateral represented by Uncertified Securities issued by an entity that is not an Affiliate of a Grantor that is not held in a Securities Account is valued less than $2,500,000 individually and $5,000,000 in the aggregate for all Grantors.

(c)                                  In addition to and not in lieu of the foregoing, if any issuer, of any Investment Property that constitutes Collateral hereunder is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall use commercially reasonable efforts to take such additional actions, including causing the issuer to register the pledge on its books and records, as may be reasonably requested by the Collateral Agent, if (i) such action is necessary or desirable under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent and (ii) the cost of obtaining a security interest in such Investment Property is not excessive in relation to the value afforded thereby in the Collateral Agent’s reasonable discretion; provided that in no event shall any filing, registration, recordation or control outside the United States be required under the Loan Documents to perfect a Lien against a Collateral that is located outside the United States and for the avoidance of doubt, the terms of Section 6.10(d)(v) of the Credit Agreement shall apply to this Section.

(d)                                 In the case of any Letter-of-Credit Rights in any letter of credit that is Collateral of such Grantor that is not a Supporting Obligation exceeding $2,500,000 individually in value, such Grantor shall promptly notify the Collateral Agent thereof and, upon the reasonable request of the Collateral Agent, use commercially reasonable efforts to obtain the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the related letter of credit in accordance with Section 5-114(c) of the UCC, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent. No Grantor will consent to any person having “control” (within the meaning of Section 9-107 of the UCC) over, or any other interest in, any Letter-of-Credit Rights in which such Grantor has an interest, other than the Collateral Agent.  Upon the occurrence and during the continuance of an Event of Default, upon the direction of the Collateral Agent, such Grantor shall instruct all issuers and nominated persons under letters of credit that are not supporting obligations for an amount in excess of $1,000,000 under which the Grantor is the beneficiary or assignee (including the letters of credit described on Schedule 7) to make all payments thereunder to the Collateral Account.

5.3                               Excluded Assets; Excluded Perfection Assets. For the avoidance of doubt, the terms of Section 6.10(d) of the Credit Agreement shall apply to this Agreement.

5.4                               Commercial Tort Claims. With respect to any Commercial Tort Claims as to which pleadings have been filed in competent jurisdictions seeking damages individually in excess of $2,500,000, it shall deliver to the Collateral Agent a completed pledge supplement, substantially in the form of Annex IV (or any other form approved by the Borrower and the Collateral Agent).

5.5                               Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes and other assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except in each case, as would not reasonably be expected to result in a Material Adverse Effect.

5.6                               Maintenance of Perfected Security Interest; Further Documentation.

(a)                                 Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral as a security interest having at least the perfection and priority described in the Credit Agreement and shall reasonably defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents, including such Grantor’s rights to dispose of the Collateral.

(b)                                 Such Grantor shall, pursuant to and in accordance with Section 6.6 of the Credit Agreement, give to the Collateral Agent, upon reasonable prior notice, access during normal business hours to all of its books, correspondence and records. The Collateral Agent and its representatives shall upon reasonable prior notice and during normal business hours also have the right, pursuant to and in accordance with Section 6.6 of the Credit Agreement, to enter into and upon any premises where any of the Inventory or Equipment is located for the purpose of examining, inspecting or auditing the same, or otherwise protecting their interests therein; provided that if such premises are owned or leased by a third party, consent of such third party has been given; and, provided further that, in each case, unless an Event of Default has occurred or is continuing, only one (1) such visit in any calendar year shall be at the Borrower’s expense.

(c)                                  At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents, and take such further actions necessary or as the Collateral Agent may reasonably request consistent with this Agreement and the Credit Agreement for the purpose of creating, perfecting, ensuring the priority of, protecting or enforcing the Collateral Agent’s security interest in the Collateral or otherwise conferring or preserving the full benefits of this Agreement and of the interests, rights and powers herein granted, and without limiting the foregoing, shall take the actions described on Schedule 4.

5.7                               Changes in Locations, Name, etc.. Such Grantor will not, except upon not less than ten (10) days’ prior written notice to the Collateral Agent (or such shorter amount of time reasonably acceptable to the Collateral Agent):

(i)                                     change its jurisdiction of organization from that referred to in Section 4.4; or

(ii)                                  change its (x) name or (y) identity or corporate structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.

Promptly thereafter such Grantor shall deliver to the Collateral Agent (a) all additional financing statements and other documents (executed where appropriate) reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 5 showing any additional location at which Inventory or Equipment shall be kept.

5.8                               Notices.  Such Grantor will advise the Collateral Agent promptly, in reasonable detail, of:

(a)                                 any Lien (other than security interests created hereby or Liens permitted under the Loan Documents) on any of the Collateral which would have a Material Adverse Effect; and

(b)                                 the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.9                               Investment Property, Pledged Equity Interests and Deposit Accounts.

(a)                                 If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital, any certificate issued in connection with any reorganization, or any certificate representing Pledged LLC Interests issued by any Subsidiary and pledged hereunder after the date hereof), option or rights in respect of the Pledged Equity Interests pledged hereunder, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Equity Interests pledged hereunder, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Collateral Agent substantially in the form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power or equivalents covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. After the occurrence and during the continuance of an Event of Default, any sums paid upon or in respect of the Investment Property or Pledged Equity Interests pledged hereunder upon the liquidation or dissolution of any issuer thereof shall be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or Pledged Equity Interests pledged hereunder or any property shall be distributed upon or with respect to the Investment Property or Pledged Equity Interests pledged hereunder pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, as provided hereunder, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property or Pledged Equity Interests pledged hereunder shall be received by such Grantor and if such sums are required to be delivered to the Collateral Agent hereunder or under the Credit Agreement, such Grantor shall hold such money in accordance with the Credit Agreement and the other Loan Documents.

(b)                                 Such Grantor agrees that, with respect to any Investment Property consisting of Securities Accounts (other than Excluded Accounts) or Securities Entitlements (other than Securities Entitlements held in an Excluded Account), it shall use commercially reasonable efforts to cause the Securities Intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which it shall agree to comply with the Collateral Agent’s Entitlement Orders upon the occurrence and during the continuance of an Event of Default without further consent by such Grantor and shall establish that the Collateral Agent shall have “control” (within the meaning of Section 8-106 of the UCC) over such Securities Accounts or Securities Entitlements. Such Grantor further agrees that, if Investment Property (or any portion thereof) ceases to constitute an Excluded Account, it shall cause one or more of the Securities Intermediaries maintaining such Securities Account(s) (or any applicable portion thereof) to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which it shall agree to comply with the Collateral Agent’s Entitlement Orders without further consent by such Grantor and shall establish that the Collateral Agent shall have “control” (within the meaning of Section 8-106 of the UCC) over such Securities Account(s). With respect to any Collateral that is a Deposit Account (other than Excluded Accounts), it shall use commercially reasonable efforts to cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which the depositary institution shall agree to comply with the Collateral Agent’s instructions upon the occurrence and during the continuance of an Event of Default without further consent by such Grantor and shall establish that the Collateral Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account. Such Grantor further agrees that, if one or more Deposit Accounts (or any portion thereof) ceases to constitute an Excluded Account, it shall use commercially reasonable efforts to cause one or more depositary institutions maintaining such accounts to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which the depositary institution shall agree to comply with the Collateral Agent’s instructions without further consent by such Grantor (upon the occurrence and during the continuance of an Event of Default) and shall establish that the Collateral Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account. If any of the Collateral with a value in excess of $2,500,000 is or shall become evidenced or represented by a Commodity Contract, such Grantor shall use commercially reasonably efforts to cause the Commodity Intermediary with respect to such Commodity Contract to enter into a Commodity Account Control Agreement pursuant to which such Commodity Intermediary agrees that it will apply any value distributed on account of such Commodity Contract as directed by the Collateral Agent following the occurrence and during the continuance of an Event of Default without further consent of such Grantor.  Such Grantor shall have used commercially reasonable efforts to enter into such Control Agreement or agreements with respect to: (i) any Securities Accounts (other than Excluded Accounts), Securities Entitlements (other than Securities Entitlements held in an Excluded Account), Deposit Accounts (other than Excluded Accounts) or Commodity Accounts (other than Commodity Accounts with value of less than or equal to $2,500,000) that exist on the Closing Date no later than ninety (90) days after the Closing Date (or such later date as the Collateral Agent may agree in its reasonable discretion) and (ii) any Securities Accounts (other than Excluded Accounts), Securities Entitlements (other than Securities Entitlements held in an Excluded Account), Deposit Accounts (other than Excluded Accounts) or Commodity Accounts (other than Commodity Accounts with value of less than or equal to $2,500,000) that are created or acquired after the Closing Date no later than ninety (90) days after the establishment thereof (or such later date as the Collateral Agent may agree in its reasonable discretion). The Collateral Agent shall not give the Securities Intermediary, depositary institution or Commodity Intermediary, as applicable, any Entitlement Orders or instructions unless an Event of Default has occurred and is continuing. Each Grantor agrees that once the Collateral Agent sends an instruction or notice to a Securities Intermediary, depositary institution or Commodity Intermediary exercising its Control over any Securities Account, Deposit Account or Commodity Account, such Grantor shall not give any Entitlement Orders or instructions with respect to such Securities Account, Deposit Account or Commodity Account until such notice is withdrawn without the express written consent of the Collateral Agent. The Collateral Agent shall promptly send a notice to the applicable Securities Intermediary, depositary institution or Commodity Intermediary withdrawing any such instruction or notice exercising its Control over any Securities Account, Deposit Account or Commodity Account if the Event of Default triggering such instruction or notice is subsequently cured or waived or is otherwise no longer continuing.  No Grantor shall grant Control of any Securities Account, Deposit Account or Commodity Account to any person other than the Collateral Agent other than as expressly permitted under the Loan Documents.

(c)                                  In the case of each Grantor which is an Issuer, such Grantor agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property or Pledged Equity Interests (that constitutes Collateral hereunder) issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) it will take all actions required or reasonably requested by the Collateral Agent to enable or permit each Grantor to comply with Sections 6.3(c) and 6.7 as to all Investment Property or Pledged Equity Interests issued by it and pledged hereunder.  In addition, each Grantor which is either an Issuer or an owner of any Pledged Equity Interests hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Collateral Agent and to the transfer of any Pledged Equity Interest to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner, member or shareholder or other equity holder of the Issuer of the related Pledged Equity Interest.

5.10                        Receivables. Upon the occurrence and during the continuance of an Event of Default and the receipt of written notice from the Collateral Agent pursuant to this Section 5.10, except in the ordinary course of business, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that would materially and adversely affect the value thereof.

5.11                        Supplements to Schedules.  Concurrently with any delivery of financial statements under Section 6.1(a) of the Credit Agreement, the Grantors shall deliver to the Collateral Agent a certificate of a Responsible Officer of the Borrower supplementing the Schedules to this Agreement or confirming that there has been no change in such information since the date of this Agreement or the latest such certificate. Such supplements shall become part of this Agreement as of the date of delivery to the Collateral Agent.

5.12                        Intellectual Property.

(a)                                 If any Grantor shall, at any time after the date hereof, obtain any ownership or other rights in and to any additional Intellectual Property, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute Collateral and shall be subject to the security interest created by this Agreement, without further action by any party (except as expressly set forth in Section 3 hereof). Further, each Grantor shall comply with the requirements of Section 6.2(a) of the Credit Agreement and each Grantor authorizes the Collateral Agent to modify this Agreement by amending Schedule 6 to include any United States applications or registrations for Intellectual Property included in the Collateral (but the failure to so modify such Schedules shall not be deemed to affect the Collateral Agent’s security interest in or lien upon such Intellectual Property).

(b)                                 Such Grantor agrees to execute a Copyright Security Agreement in substantially the form of Annex III-A, a Patent Security Agreement in substantially the form of Annex III-B and a Trademark Security Agreement in substantially the form of Annex III-C, as applicable based on the type of Intellectual Property on Schedule 6, in order to record the security interest granted herein to the Collateral Agent for the benefit of the Secured Parties in United States Intellectual Property with the PTO and the United States Copyright Office, as applicable.

(c)                                  Upon the reasonable request of the Collateral Agent, such Grantor shall execute and deliver, and use its commercially reasonable efforts to cause to be filed, registered or recorded with the PTO or the United States Copyright Office, as applicable, any and all agreements, instruments, documents, and papers which the Collateral Agent may reasonably request to evidence, create, record, preserve, protect or perfect the Collateral Agent’s security interest in any United States Intellectual Property included in the Collateral.

SECTION 6.                            REMEDIAL PROVISIONS

6.1                               Certain Matters Relating to Receivables.

(a)                                 The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Collateral Agent may curtail or terminate said authority upon delivery of written notice to such Grantor only after the occurrence and during the continuance of an Event of Default. If required by the Collateral Agent only after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within three (3) Business Days of receipt by such Grantor) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5 and (ii) until so turned over, shall be held by such Grantor for the Collateral Agent and the Secured Parties.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, upon the written request of the Collateral Agent, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.

6.2                               Communications with Obligors; Grantors Remain Liable.

(a)                                 The Collateral Agent may only after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts constituting Collateral to verify to the Collateral Agent’s reasonable satisfaction the existence, amount and terms of any such Receivables or Contracts.

(b)                                 Only after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and each Grantor at the request of the Collateral Agent shall) notify obligors on the Receivables and parties to Contracts constituting Collateral that a security interest in such Receivables and the Contracts has been granted to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Receivables and Contracts to observe and perform in all material respects the conditions and obligations to be observed and performed by it thereunder, in accordance with the terms of any written agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3          Investment Property.

(a)           Unless an Event of Default has occurred and is continuing and the Collateral Agent has given (to the extent notice is required under the terms of this Agreement or the Credit Agreement) written notice to the relevant Grantor of the Collateral Agent’s intent to exercise its rights pursuant to Section 6.3(b), each Grantor may receive all cash dividends paid in respect of the Pledged Stock pledged hereunder and all payments made in respect of the Pledged Notes pledged hereunder to the extent permitted in the Credit Agreement, and may exercise all voting and corporate or other organizational rights with respect to Investment Property for all purposes not inconsistent with the Loan Documents.

(b)           If an Event of Default shall occur and be continuing and the Collateral Agent has given written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and shall make application thereof to the Obligations in the order set forth in Section 6.5 and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange, at its discretion, any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)           Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to, and any such Issuer party hereto agrees to, after receipt by an Issuer or obligor of any instructions pursuant to Section 6.3(c)(i) hereof, pay any dividends or other payments with respect to the Investment Property directly to the Collateral

Agent. The Collateral Agent agrees that it shall not send any such instruction unless (A) an Event of Default has occurred and is continuing and (B) such instruction is otherwise in accordance with the terms of this Agreement.

6.4          Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and the Collateral Agent has instructed any Grantor to do so, all Proceeds received by such Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent substantially in the form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5          Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Collateral Agent, or, if and whenever any Event of Default has occurred and is continuing, the Collateral Agent shall apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, any Securities Account or any Deposit Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order (it being understood that any application of such Proceeds constituting Collateral by the Collateral Agent towards the payment of the Obligations shall be made in the following order): first, to unpaid and unreimbursed costs, expenses and fees of the Administrative Agent and the Collateral Agent (including to reimburse ratably any other Secured Parties which have advanced any of the same to the Collateral Agent), second, to the Administrative Agent, for application by it toward payment of all accrued and unpaid interest on the Term Loans then due and owing and remaining unpaid and any accrued and unpaid fees, premiums and scheduled periodic payments then due and owing and remaining unpaid under any Specified Hedge Agreement or Specified Cash Management Agreement, pro rata among the Secured Parties according to the amount of the Obligations described in this second clause then due and owing and remaining unpaid to the Secured Parties, and third, to the Administrative Agent, for application by it toward payment of all other amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amount of the Obligations then due and owing and remaining unpaid to the Secured Parties. Any balance of such Proceeds remaining after the Payment in Full shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same. For purposes of this Section, to the extent that any Obligation is unmatured, unliquidated or contingent (other than Unasserted Contingent Obligations) at the time any distribution is to be made pursuant to the third clause above, the Collateral Agent shall allocate a portion of the amount to be distributed pursuant to such clause for the benefit of the Secured Parties holding such Obligations and shall hold such amounts for the benefit of such Secured Parties until such time as such Obligations become matured, liquidated and/or payable at which time such amounts shall be distributed to the holders of such Obligations to the extent necessary to pay such Obligations in full (with any excess to be distributed in accordance with this Section as if distributed at such time). In making determinations and allocations required by this Section, the Collateral Agent may conclusively rely, absent manifest error, upon information provided to it by the holder of the relevant Obligations and shall not be required to, or be responsible for, ascertaining the existence of or amount of any Obligations.

6.6          Code and Other Remedies.

(a)           If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and all rights under any other applicable law or in equity.  Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent may store, repair or recondition any Collateral or otherwise prepare any Collateral for disposal in the manner and to the extent that the Collateral Agent deems appropriate.  Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold or to become the licensor of all or any such Collateral, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including, without limitation, the Bankruptcy Code, the Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Controlling Parties shall otherwise agree in writing), shall be entitled, upon instructions from the Required Lenders, to credit bid and use and apply the Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale, such amount to be apportioned ratably to the Obligations of the Secured Parties in accordance with their pro rata share of such Obligations.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral.  The Collateral Agent may specifically disclaim or modify any warranties of title or the like.  The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Each Grantor hereby waives (to the extent permitted by applicable law) any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Collateral Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process.  The Collateral Agent shall have no obligation to marshal any of the Collateral.

(b)           The Collateral Agent shall deduct from such Proceeds all reasonable costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Collateral or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements.  Any net Proceeds remaining after such deductions shall be applied or retained by the Collateral Agent in accordance with Section 6.5.  Only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the UCC, need the Collateral Agent account for the surplus, if any, to any Grantor.  If the Collateral Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Collateral Agent.  In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it or them of any rights hereunder.

6.7          Effects of Securities Laws. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Pledged Equity Interests or the Pledged Notes by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Note for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

6.8          Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

6.9          Intellectual Property. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right, but shall in no way be obligated, to file applications for protection of the Intellectual Property included in the Collateral and/or bring suit in the name of any Grantor, the Collateral Agent or the Secured Parties, to enforce the Intellectual Property included in the Collateral. Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies hereunder, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies upon the occurrence and during the continuance of any Event of Default, each Grantor hereby grants to the Collateral Agent a non-exclusive license and, to the extent permitted under Intellectual Property Licenses granting such Grantor rights in Intellectual Property, sublicense (in each case, exercisable without payment of royalties or other compensation to such Grantor) to make, have made, use, sell, copy, distribute, perform, make derivative works, publish, and exploit in any other manner for which an authorization from the owner of such Intellectual Property would be required under applicable Requirements of Law, with rights of sublicense, any of the Intellectual Property included in the Collateral now or hereafter owned by or licensed to such Grantor, wherever the same may be located; provided that (i) the applicable Grantor shall have such rights of quality control and inspection which are reasonably necessary under applicable Requirements of Law to maintain the validity and enforceability of any Trademarks included in such Intellectual Property, (ii) such license shall be subject to the rights of any licensee under any exclusive license granted prior to such Event of Default that is permitted under the Credit Agreement, (iii) with respect to such Intellectual Property, any licenses granted prior to the Closing Date and those granted after the Closing Date that are permitted under the Credit Agreement and any sublicenses duly granted by Collateral Agent under this license grant shall survive in accordance with their terms as direct licenses of the Grantor, in the event of the subsequent cure of any Event of Default that gave rise to the exercise of the Collateral Agent’s rights and remedies, and (iv) the license granted hereunder shall be irrevocable until the termination of the Credit Agreement, or as to Collateral as to which the Lien is released under Section 8.15(b), at such time as the sale, transfer or disposal occurs. The foregoing license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. Any use of Trademarks under the foregoing license shall be consistent with the historical use of such Trademarks by the Grantors and shall meet the Grantors’ standards of quality in all material respects. At the Grantors’ reasonable request, the Collateral Agent shall provide samples of any goods to be sold under a Grantor Trademark.

SECTION 7.         THE COLLATERAL AGENT

7.1          Collateral Agent’s Appointment as Attorney-in-Fact, etc..

(a)           Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement (but subject to the last sentence of this Section 7.1(a), to take any and all appropriate actions and to execute any and all documents and instruments which may be necessary or reasonably desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)            in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral of such Grantor and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral of such Grantor whenever payable;

(ii)           in the case of any Intellectual Property constituting Collateral, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill connected with the use thereof or symbolized thereby and the general intangibles of such Grantor represented thereby;

(iii)          pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)          execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)           (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (G) subject to any permitted licenses and reserved rights permitted under the Loan Documents, assign any Copyright, Patent or Trademark (along with the goodwill of the business connected with the use of or symbolized by any Trademark), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral of such Grantor and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Notwithstanding the foregoing, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default has occurred and is continuing.

(b)           If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply with, or cause performance or compliance with, such agreement.

(c)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to each Grantor until this Agreement is terminated and all security interests created hereby with respect to the Collateral of such Grantor are released.

7.2          Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  Neither the Collateral Agent nor any other Secured Party nor any of their respective Related Parties shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers.  The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from their own gross negligence, bad faith or willful misconduct.

7.3          Financing Statements. Each Grantor authorizes the Collateral Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement.  Each Grantor agrees that such financing statements may describe the collateral in the same manner as described herein or as “all assets” or “all personal property” of such Grantor, whether now owned or hereafter existing or acquired by such Grantor or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable.

7.4          Authority, Immunities and Indemnities of Collateral Agent. Each Grantor acknowledges, and, by acceptance of the benefits hereof, each Secured Party agrees, that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties, be governed by the Credit Agreement and that the Collateral Agent shall have, in respect thereof, all rights, remedies, immunities and indemnities granted to it in the Credit Agreement. By acceptance of the benefits hereof, each Secured Party that is not a Lender agrees to be bound by the provisions of the Credit Agreement applicable to the Collateral Agent, including Section 9 thereof, as fully as if such Secured Party were a Lender. The Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5          Intellectual Property Filings. Each Grantor hereby authorizes the Collateral Agent to execute and/or submit filings with the PTO or United States Copyright Office (or any successor office or any similar office in any state or political subdivision of the United States), as applicable, including the Copyright Security Agreement, the Patent Security Agreement, and the Trademark Security Agreement, or other comparable documents, and to take such other actions as may be required under applicable law for the purpose of perfecting, recording, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder in United States Intellectual Property, as applicable, naming such Grantor, as debtor, and the Collateral Agent, as secured party.

SECTION 8.         MISCELLANEOUS

8.1          Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement; provided that no such waiver amendment, supplement or modification shall require the consent of any Qualified Counterparty except as expressly provided in Section 10.1 of the Credit Agreement.

8.2          Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1 or to such other address as such Grantor may notify the Collateral Agent and the Administrative Agent in writing; provided further that notices to the Collateral Agent or the Administrative shall be addressed as follows, or to such other address as may be hereafter notified by the Collateral Agent or the Administrative Agent, as applicable:

Morgan Stanley Senior Funding, Inc.
1300 Thames Street, 4th Floor
Thames Street Wharf

Baltimore, MD 21231
Attention: MSAgency
Email for Grantors: agency.borrowers@morganstanley.com

Email for Lenders and other Secured Parties: msagency@morganstanley.com

8.3          No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4          Expenses; Indemnification.

(a)           Each Grantor agrees to pay or reimburse the reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders to the extent that the Borrower is required to pay or reimburse such reasonable and documented out-of-pocket costs and expense as required by Section 10.5(a) of the Credit Agreement.

(b)           Each Grantor agrees to indemnify and hold each Indemnitee harmless from all Indemnified Liabilities to the extent that the Borrower is required to indemnify and hold each Indemnitee harmless from all Indemnified liabilities as required by Section 10.5(b) of the Credit Agreement.

(c)           The provisions of this Section 8.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Payment in Full, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

8.5          Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that, except pursuant to a transaction permitted by the Credit Agreement, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent and the Administrative Agent and,

unless so consented to, each such assignment, transfer or delegation by any Grantor shall be void; provided further, that the Collateral Agent and the Administrative Agent may only assign, transfer or delegate any of their rights or obligations under this Agreement without the prior written consent of the Borrower to the extent expressly permitted by the Credit Agreement or otherwise hereunder.

8.6          Set-Off.  In addition to any rights and remedies of the Secured Parties provided by law, subject to Section 9.10 of the Credit Agreement, each Secured Party shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, and to the extent permitted by applicable Requirements of Law, upon the occurrence of any Event of Default which is continuing, upon any amount becoming due and payable by the Borrower under the Credit Agreement (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than those in escrow, payroll, petty cash, trust and tax accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party or any branch or agency thereof to or for the credit or the account of any Grantor, as the case may be. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such setoff and application.  If any right of set-off is exercised by any Qualified Counterparty pursuant to the terms of any Specified Hedge Agreement or Specified Cash Management Agreement, such Qualified Counterparty agrees to deliver to the Collateral Agent the value of the set-off and appropriation permitted by this Section 8.6 for application in accordance with Section 6.5.  Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrower) shall be applied to any Excluded Swap Obligations of such Loan Party (other than the Borrower).

8.7          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, the Collateral Agent and the Administrative Agent.

8.8          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.9          Section Headings.  Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

8.10        Integration; Acknowledgement. This Agreement, the other Loan Documents and the Agent Fee Letter represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11        GOVERNING LAW. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12        Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive (subject to Section 8.12(c)) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b)           agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable Requirements of Law, in such federal court;

(c)           agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Lender or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its assets in the courts of any jurisdiction;

(d)           waives, to the fullest extent permitted by applicable Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8.12(a) (and irrevocably waives to the fullest extent permitted by applicable Requirements of Law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e)           consents to service of process in the manner provided in Section 8.2 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law); and

(f)            agrees that service of process as provided in Section 8.2 is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

8.13        Acknowledgments. Each Grantor hereby acknowledges that the terms of Section 10.13 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

8.14        Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an assumption agreement in the form of Annex I hereto. The execution and delivery of such assumption agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

8.15        Releases.

(a)           At such time as the Payment in Full has occurred, the Collateral shall automatically be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent, the Administrative Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall automatically revert to the Grantors.  Each of the Secured Parties irrevocably authorizes the Administrative Agent and the Collateral Agent to:

(i)            release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (x) upon Payment in Full, (y) that is sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents or (z) subject to Section 10.1 of the Credit Agreement, if approved, authorized or ratified in writing by the Required Lenders or such other number or percentage of Lenders required hereby;

(ii)           without limiting the effect of the preceding clause (i), subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(g) of the Credit Agreement; and

(iii)          release any Guarantor from its obligations under this Agreement (x) upon Payment in Full or (y) if such Guarantor ceases to be a Wholly Owned Restricted Subsidiary as a result of a transaction permitted under and in accordance with the Loan Documents.

Any such release of guarantee obligations or security interests shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Grantor or any substantial part of its property, or otherwise, all as though such payment had not been made.  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guarantee provided for in this Agreement pursuant to this Section 8.15.  At the request and sole expense of the applicable Grantor, the Administrative or the Collateral Agent, as applicable, shall execute and deliver to such Grantor such documents (in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable) and take such further actions as such Grantor may reasonably request to evidence such releases and subordinations

(b)           The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(c)           Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent, each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee and Collateral Agreement or any other Security Document, it being understood and agreed that all powers, rights and remedies under any of the Security Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent or the Collateral Agent on any of the Collateral pursuant to a public or private sale or other Disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent or the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and the Administrative Agent or the Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or the Collateral Agent at such sale or other Disposition.

8.16        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL

BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.  EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.17        Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder is subject to the provisions of any Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control.

[Remainder of This Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INNOVIVA, INC.,

By:
Name:
Title:

ADVANCED MEDICINE EAST, INC.,

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent and as Administrative Agent,

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

EXHIBIT D-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 18, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INNOVIVA, INC., a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent, and the several banks and other financial institutions or entities from time to time party thereto as Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.

[Signature Page Follows]

D-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated:                                                  , 20[ ]

D-1-2

EXHIBIT D-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 18, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INNOVIVA, INC., a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent, and the several banks and other financial institutions or entities from time to time party thereto as Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

D-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:                                                  , 20[ ]

D-2-2

EXHIBIT D-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 18, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INNOVIVA, INC., a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent, and the several banks and other financial institutions or entities from time to time party thereto as Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

D-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated:                                                  , 20[ ]

D-3-2

EXHIBIT D-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 18, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INNOVIVA, INC., a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent, and the several banks and other financial institutions or entities from time to time party thereto as Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

D-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated:                                                       , 20[ ]

I-2-2

EXHIBIT E

FORM OF NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, INNOVIVA, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its permitted registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of August 18, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent, and the several banks and other financial institutions or entities from time to time party thereto, (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower hereby promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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INNOVIVA, INC.

By
Name:
Title:

TERM LOANS AND PAYMENTS

Date	Amount of Term Loans	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT F-1

FORM OF CLOSING CERTIFICATE

August 18, 2017

Reference is made to the Credit Agreement dated as of August 18, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among INNOVIVA, INC., a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent, and the several banks and other financial institutions or entities from time to time party thereto as Lenders.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the terms of Section 5.1(h) of the Credit Agreement, the undersigned, a Responsible Officer of the Borrower, hereby certifies as of the date hereof, in [his/her] capacity as a Responsible Officer of the Borrower and not in [his/her] individual capacity, on behalf of the Borrower, that:

1.              Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects (or in all respects where qualified by materiality or Material Adverse Effect) on and as of the Effective Date.

2.              No Default or Event of Default has occurred or is continuing on the Effective Date immediately prior and after giving effect to the making of the Initial Term Loans to be made on the Effective Date and the use of proceeds thereof.

[The remainder of this page is intentionally left blank.]

F-1-1

IN WITNESS WHEREOF, I have executed this Closing Certificate on the date first written above.

INNOVIVA, INC.

By
Name: [ ]
Title: [ ]

F-1-2

EXHIBIT F-2

FORM OF COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Credit Agreement dated as of August 18, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INNOVIVA, INC., a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent, and the several banks and other financial institutions or entities from time to time party thereto as Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 6.2(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1.                                      [Attached hereto as Exhibit A is [(i)] a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of the fiscal year ended [     ] and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail  and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” qualification resulting solely from an upcoming maturity date of the Term Loans occurring within one year from the time such opinion is delivered]1 [and (ii) a narrative report and management’s discussion and analysis, in customary form, of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year].2 [Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.]3

2.                                      [Attached hereto as Exhibit A is [(i)] a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end the fiscal quarter ended [     ], the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarter and the then elapsed portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operation, stockholders’ equity and cash flows of the Borrower in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes)]4 [and (ii)] a narrative report and management’s discussion and analysis, in customary form, of the financial condition and results of operations for

1                                           To be attached to the extent not publicly available on the SEC’s EDGAR system.

2                                           To be attached in the event the Borrower is no longer subject to the periodic reporting requirements of the Exchange Act.

3                                           To be included if any Subsidiaries are Unrestricted Subsidiaries.

4                                           To be attached to the extent not publicly available on the SEC’s EDGAR system.

F-2-1

such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year].5 [Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.]6

3.                                      [Attached hereto as Exhibit B is an annual budget prepared by management of the Borrower, consisting of condensed income statements on an annual basis for the fiscal year ending      .]7

4.                                      To my knowledge[, except as otherwise specified in Annex A],8 no Default or Event of Default has occurred and is continuing.

5.                                      [Attached hereto as Exhibit C is a listing of any material Intellectual Property which is the subject of a United States federal registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States federal registration or federal application) acquired by any Loan Party since the date of the most recent list delivered pursuant to Section 6.2(a)(ii) of the Credit Agreement (or, in the case of the first such list so delivered, since the Effective Date).]9

5.                                      [Attached hereto as Schedule 1 is a calculation of the First Lien Secured Leverage Ratio as of the end of the most recent period of four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered, which calculation is true and correct.]10

6.                                      [Attached hereto as Schedule 2 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year.]11

5                                           To be attached in the event the Borrower is no longer subject to the periodic reporting requirements of the Exchange Act

6                                           To be included if any Subsidiaries are Unrestricted Subsidiaries.

7                                           To be included only in annual compliance certificates, beginning with the fiscal year ending December 31, 2017.

8                                           If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default or Event of Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.

9                                           To be included to the extent any material Intellectual property which is subject of a United States registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States federal registration or federal application) is acquired by any Loan Party since the date the most recent list was delivered (or, in the case of the first list so delivered, since the Effective Date).

10                                      To be included only in annual compliance certificates beginning with the annual compliance certificate for fiscal year ending December 31, 2018, pursuant to Section 3.2(c).

11                                      To be included only in annual compliance certificates beginning with the annual compliance certificate for fiscal year ending December 31, 2018, pursuant to Section 3.2(c).

F-2-2

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered as of the date first set forth above.

INNOVIVA, INC.

By:
Name:
Title:

F-2-3

SCHEDULE 1
TO COMPLIANCE CERTIFICATE

The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement. In the event any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule attached to an executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate.

A.	Consolidated Leverage Ratio: Consolidated Funded Debt to Consolidated EBITDA[1]

(1)

Consolidated Funded Debt as of [      ]: the aggregate principal amount, without duplication, of all Indebtedness of the types described below of the Loan Parties at such date, determined on a consolidated basis in accordance with GAAP:

	(a)	all indebtedness of such Person for borrowed money	$

	(b)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments	$

	(c)	all Capital Lease Obligations of such Person	$

(d)

all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (to the extent of any unreimbursed drawings)

$

	(e)	the liquidation value of all Disqualified Capital Stock of such Person	$

	(f)	all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above	$

		Consolidated Funded Debt (sum of Item (A)(1)(a) through (A)(1)(f))	$

(2)	Unrestricted cash and Cash Equivalents as of [ ]:

		the aggregate amount of unrestricted cash and Cash Equivalents included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries	$

provided that such amount shall not exceed $75,000,000

(3)	Consolidated EBITDA:

1                                           To be included only in annual compliance certificates beginning with the annual compliance certificate for fiscal year ending December 31, 2018.  For purposes of determining the ECF Percentage, the First Lien Secured Leverage Ratio shall be calculated  on a pro forma basis, but without giving effect to Section 1.03(a)(ii) of the Credit Agreement or any LCA Election.

F-2-4

(a)	Consolidated Net Income for the period of four consecutive fiscal quarters ended on such date:

(i)                                   the consolidated net income (or loss) of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication:

$

(A)                               the undistributed earnings of any Restricted Subsidiary that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), its Organizational Documents or Requirement of Law applicable to such Restricted Subsidiary

$

(B)                               the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is designated a Restricted Subsidiary, as applicable, or is merged into or consolidated with the Borrower or any Restricted Subsidiary or that Person’s assets are acquired by the Borrower or any Restricted Subsidiary

$

(C)                               the income (or loss) of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or any Restricted Subsidiary by such Person in such period

$

	(D) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period	$

(E)                                the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any Permitted Acquisition or joint venture

F-2-5

	investment or the amortization or write-off or write-down of any amounts thereof, net of taxes	$

	(F) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedge Agreements or (iii) other derivative instruments	$

(G)                               (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133; and (ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from Hedge Agreements for currency exchange risk

(ii)                                Increased by, the amount of any cash payments received in such period with respect to royalties and other assets that may be classified as financial assets and that would not otherwise be included in Consolidated Net Income

$

	Consolidated Net Income (item (A)(3)(a)(i) minus the sum of items (A)(3)(a)(i)(A) through (G) plus item (A)(3)(a)(ii))	$

(b)	increased by the sum of the following amounts, in each case (other than clause (xiv) below), to the extent deducted or excluded (and not added back) in calculating such Consolidated Net Income:

	(i) provisions for Taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes	$

(ii)                                interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Term Loans) for such period, including and together with (A) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (B) non-cash interest payments, (C) the interest component of Capital Lease Obligations, (D) net payments, if any, pursuant to interest Hedge Agreements with respect to Indebtedness, (E) amortization of deferred financing fees, debt issuance costs, commissions and fees, (F) the interest component of any pension or other post-employment benefit expense and (G) to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed)

$

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(iii) depreciation and amortization expense	$

(iv) non-cash stock-based compensation expense for such period	$

(v) all extraordinary, unusual or nonrecurring cash expenses, charges and losses for such period	$

(vi) non-cash purchase accounting adjustments	$

(vii) costs and expenses incurred in connection with the Transaction	$

(viii) any net loss from disposed or discontinued operations	$

(ix) all costs and expenses incurred or paid in connection with Investments (including Permitted Acquisitions) whether or not such Investment is consummated	$

(x)                               the amount of any minority interest expense (or income (loss) allocable to noncontrolling interests) consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary of the Borrower

$

(xi)                            all costs and expenses incurred in connection with the issuance, prepayment or amendment or refinancing of Indebtedness permitted under the Credit Agreement or issuance of Capital Stock whether or not consummated

$

(xii)                         other charges, expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period, including any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges in any future period)

$

(xiii) the aggregate net loss on the Disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business	$

(xiv)                     the amount of cost savings, operating expense reductions and synergies related to acquisitions, Dispositions, other Specified Transactions, cost savings initiatives and other initiatives projected by the Borrower in good faith as a result of actions taken or committed to be taken (including pursuant to internal procedures) no later than twelve (12) months after such acquisition, Disposition, other Specified Transaction or identification of cost savings initiative or other initiative (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on

F-2-7

the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable and (B) the benefits resulting therefrom are anticipated by the Borrower to be realized commencing not later than twelve (12) months of such actions having been taken, or having been committed to be taken

$

(xv)                        any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount (A) is not denied by the applicable carrier or indemnitor in writing within 180 days of the occurrence of such event and (B) is in fact indemnified or reimbursed within 365 days of such determination (with a subtraction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period)

$

(xvi)                     to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount (A) is not denied by the applicable carrier or indemnitor in writing within 180 days of the occurrence of such event and (B) is in fact reimbursed within 365 days of the date of such determination (with a subtraction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption

$

(xvii)                  cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back

$

(xviii)               expenses during such period in connection with Earn-Out Obligations and other deferred payments in connection with any acquisitions permitted under the Credit Agreement, to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such Earn-Out Obligations or other deferred payments exceeds the liability booked by the applicable Person therefor

$

F-2-8

(xix)                       the amount of any (A) retention charges (including charges or expenses in respect of incentive plans) and recruiting, relocation and signing bonuses and expenses and (B) restructuring charges or reserves, integration costs, transition costs, start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to information technology and accounting functions, integration and facilities opening costs or any one-time costs

$

(c) decreased by the following to the extent added in calculating such Consolidated Net Income of the Loan Parties:

(i) all interest income for such period	$

(ii) all Tax benefits for such period to the extent not netted in determining the amount for clause (A)(3)(b)(i) above,	$

(iii) non-cash purchase accounting adjustments	$

(iv)                            (i) the aggregate net gain from the Disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business, (ii) any net gain from disposed or discontinued operations, (iii) all extraordinary, unusual or nonrecurring gains for such period, and (iv) all non-cash items increasing Consolidated Net Income which do not represent a cash item in such period or any future period (but excluding any such items (x) in respect of which cash was received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period)

$

(v)                               the amount of minority interest income (or income (loss) allocable to noncontrolling interests) consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary of the Borrower

$

(vi)                            gains during such period in connection with Earn-Out Obligations and other deferred payments in connection with any acquisitions permitted under the Credit Agreement, to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such Earn-Out Obligations or other deferred payments is less than the liability booked by the applicable Person therefor

$

Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(3)(b)(i) through (xix) minus the sum of items (A)(3)(c)(i) through (vi))	$

Consolidated Funded Debt to Consolidated EBITDA	: 1.00

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B.	First Lien Secured Leverage Ratio[2]:

(1)	Consolidated Funded Debt secured by a first priority Lien on all or any portion of the Collateral or any other assets of any of the Loan Parties minus Item (A)(2) to Consolidated EBITDA
: 1.00

2  For purposes of determining the ECF Percentage, the First Lien Secured Leverage Ratio shall be calculated  on a pro forma basis, but without giving effect to Section 1.03(a)(ii) of the Credit Agreement or any LCA Election.

F-2-10

SCHEDULE 2
TO COMPLIANCE CERTIFICATE

B.	Excess Cash Flow Calculation[1]

	(a)	the sum, without duplication, of:

		(i) Consolidated Net Income for the fiscal year ending ,	$

(ii)                                the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future fiscal period or amortization of a prepaid cash gain that was paid in a prior fiscal period)

$

		(iii) decreases in Consolidated Working Capital for such fiscal period	$

(iv)                            the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and the Restricted Subsidiaries during such fiscal period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income

$

(v)                               expenses deducted from Consolidated Net Income during such fiscal period in respect of expenditures made during any prior fiscal period for which a deduction from Excess Cash Flow was made in such prior fiscal period pursuant to clause (b)(viii), (ix) or (xiii) below

$

	(b)	minus, the sum, without duplication of:

		(i) the amount of all non-cash credits included in arriving at such Consolidated Net Income	$

(ii)                                the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such fiscal period on account of Capital Expenditures, acquisitions, permitted Investments (including Permitted Acquisitions) and Earn-Out Obligations, in each case from Internally Generated Cash

$

(iii)                             the aggregate amount of all principal payments of Indebtedness (including the Term Loans (but other than mandatory prepayments made under Section 3.2(c) of the Credit Agreement and the Voluntary Prepaid Amount (as defined in Section 3.2(c) of the Credit Agreement)), but excluding payments in respect of

1                                           To be included only in annual compliance certificates beginning with the annual compliance certificate for fiscal year ending December 31, 2018.

F-2-1

any revolving credit facility unless there is an equivalent permanent reduction in commitments thereunder) of the Borrower and the Restricted Subsidiaries made during such fiscal period from Internally Generated Cash;

$

(iv) increases in Consolidated Working Capital for such fiscal period	$

(v)                               the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and the Restricted Subsidiaries during such fiscal period (other than sales of inventory in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income

$

(vi)                            cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) from Internally Generated Cash

$

(vii) Restricted Payments made in cash from Internally Generated Cash (other than to the Borrower or a Restricted Subsidiary)	$

(viii) the amount of cash Taxes actually paid in such fiscal period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such fiscal period	$

(ix)                            fees, expenses or charges paid in cash related to any acquisitions or permitted Investments (including Permitted Acquisitions), the issuance, payment, amendment or refinancing of Indebtedness permitted under Section 7.1 of the Credit Agreement and the issuance of Capital Stock and Dispositions permitted under Section 7.4 of the Credit Agreement, including, in each case, any such transaction undertaken but not completed, to the extent not deducted in arriving at such Consolidated Net Income

$

(x)                               any premium paid in cash during such period in connection with the prepayment, redemption, purchase, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied under the Credit Agreement

$

(xi)                            without duplication of amounts deducted in prior fiscal periods (A) the aggregate consideration required to be paid in cash by a Group Member pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal period relating to acquisitions or permitted Investments (including Permitted Acquisitions) or (B) any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries relating to Capital Expenditures or acquisitions of intellectual property (the “Planned Expenditures”), in each case to be consummated or made during the fiscal period of the Borrower following the end of such fiscal period; provided that, to the extent the aggregate

F-2-2

amount of Internally Generated Cash actually utilized to finance such acquisitions, Investments, Capital Expenditures or acquisitions of intellectual property during such fiscal period is less than the Contract Consideration and the Planned Expenditures, as applicable, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such fiscal period

$

(xii)                         any payment of cash to be amortized or expensed over a future period and recorded as a long term asset (it being understood that the amortization or expense of such payment shall not reduce Excess Cash Flow in any future fiscal period)

$

(xiii) cash expenditures in respect of Hedge Agreements to the extent not deducted in arriving at such Consolidated Net Income	$

Excess Cash Flow (the sum of items (B)(a)(i) through (v) minus the sum of items (B)(b)(i) through (xiii))	$

F-2-3

EXHIBIT G

FORM OF INTEREST ELECTION REQUEST

Date:           ,

To:                             Morgan Stanley Senior Funding, Inc., as Administrative Agent
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 18, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among INNOVIVA, INC., a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent, and the several banks and other financial institutions or entities from time to time party thereto as Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower hereby requests to convert or continue Term Loans as follows:

(A)                               Tranche of Term Loans:1

(B)                               Business Day of conversion/continuation:                 ,

(C)                               Amount of Term Loans being converted/continued:  $[•]

(D)                               Borrowing being converted/continued: [LIBOR Rate]/[ABR] Term Loans

(E)                                Nature and amount of conversion/continuation2:

[  ] a.                     [      ] Conversion of ABR Loans to LIBOR Loans

[  ] b.                     [      ] Conversion of LIBOR Loans to ABR Loans

[  ] c.                      [      ] Continuation of LIBOR Loans as such

(F)                                 If Term Loans are being continued as or converted to LIBOR Loans, the duration of the new Interest Period that commences on the conversion/continuation date:                  month(s)3

[The remainder of this page is intentionally left blank.]

1  E.g., Initial Term Loans or Incremental Term Loans.

2  If different options are being elected with respect to different portions of such borrowing, list the portions thereof to be allocated to each resulting borrowing.

3  Such Interest Period may be either a one, two, three or six months (or if consented to by all Lenders, twelve months).

G-1

INNOVIVA, INC.

By:
Name:
Title:

G-2

EXHIBIT H

FORM OF BORROWER ASSIGNMENT AND ASSUMPTION1

This Borrower Assignment and Assumption (the “Borrower Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Borrower Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Borrower Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Innoviva, Inc.

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of August 18, 2017, among the Borrower, the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent

6.	Assigned Interests:

1  To be used when the Assignee is the Borrower or any of its Subsidiaries.

Tranche Assigned[2]	Aggregate Amount of Commitment / Term Loans for all Lenders[3]	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment/ Term Loans[4]
	$	$		%
	$	$		%
	$	$		%

[7.	Trade Date:	][5]

[Remainder of page intentionally left blank]

2  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption.

3  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

4  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

5  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                    , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Borrower Assignment and Assumption are hereby agreed to:

ASSIGNOR[6]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

6  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent

By:
Name:
Title:

Consented to:

INNOVIVA, INC.

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

BORROWER ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Borrower Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Borrower Assignment and Assumption and to consummate the transactions contemplated hereby, (ii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iii) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Borrower Assignment and Assumption and to purchase the Assigned Interest, (iv) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Borrower Assignment and Assumption and to purchase the Assigned Interest and (v) no Event of Default has occurred or is continuing at the time of this Borrower Assignment and Assumption or would result from this Borrower Assignment and Assumption.

2.                                      Other Agreements.  The Assignor acknowledges and agrees that the Assignee shall not be required to represent that it does not have non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities or other information that would be material to the Assignor’s decision to assign Term Loans in the open market.  Following the occurrence of the Effective Date, (1) immediately, automatically and irrevocably, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, all principal and accrued and unpaid interest on the Term Loans constituting the Assigned Interest shall be deemed to have been paid and cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower or any Subsidiary), for all purposes of the Credit Agreement and all other Loan Documents and the Borrower or its Subsidiaries shall neither obtain nor have any rights as a Lender under the Credit Agreement or under the other Loan Documents by virtue of the execution of this Borrower Assignment and Assumption, and the aggregate principal amount of the Term Loans then outstanding shall be reduced by an amount equal to the Term Loans assigned hereunder, and (2) the Assignee will promptly advise the Administrative Agent of the total amount of Term Loans purchased pursuant hereto.  In connection with any Term Loans so cancelled pursuant to this Section 2, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

3.                                      General Provisions.  This Borrower Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Borrower Assignment and Assumption may be executed by one or more of the parties to this Borrower Assignment and Assumption on any number of separate counterparts (including by facsimile or other electronic imaging means), each of which shall be deemed an original and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Borrower Assignment and Assumption by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.  THIS BORROWER ASSIGNMENT AND ASSUMPTION AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS BORROWER ASSIGNMENT AND ASSUMPTION (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT I

FORM OF PERFECTION CERTIFICATE

In connection with a proposed transaction by and among Innoviva, Inc. (the “Debtor”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent, the Debtor hereby certifies on behalf of itself and the other grantors specified below (the “Grantors”) as follows:

I.                                        CURRENT INFORMATION

A.                                    Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if the Debtor or a particular Grantor is a natural person, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Debtor and each other Grantor are as follows:

Name of Debtor/Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number

B.                                    Chief Executive Offices and Mailing Addresses.  The chief executive office address (or the principal residence if the Debtor or a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Debtor and each other Grantor are as follows:

Name of Debtor/Grantor	Address of Chief Executive Office	Mailing Address (if different than CEO or residence)

C.                                    Special Debtors and Former Article 9 Debtors.   Except as specifically identified below none of the Grantors is: (i) a transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (vi) located (within the meaning of Section 9-307) in the Commonwealth of Puerto Rico.

Name of Debtor/Grantor	Type of Special Grantor

D.                                    Trade Names/Assumed Names.

Current Trade Names.  Set forth below is each trade name or assumed name currently used by the Debtor or any other Grantor or by which the Debtor or any Grantor is known or is transacting any business:

Debtor/Grantor	Trade/Assumed Name

E.                                    Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, neither the Debtor nor any other Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Debtor/Grantor	Date of Change	Description of Change

F.                                     Prior Addresses.

Except as set forth below, neither the Debtor nor any other Grantor has changed its chief executive office, or principal residence if the Debtor or a particular Grantor is a natural person, within the past five (5) years:

Debtor/Grantor	Prior Address/City/State/Zip Code

G.                                   Acquisitions of Equity Interests or Assets.

Except as set forth below, neither the Debtor nor any Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Debtor/Grantor	Date of Acquisition	Description of Acquisition including full legal name of seller and seller’s jurisdiction of organization and seller’s chief executive office

H.                                   Corporate Ownership and Organizational Structure.

Attached as Exhibit A hereto is a true and correct chart showing the ownership relationship of the Debtor and all of its subsidiaries.

II.                                   INFORMATION REGARDING CERTAIN COLLATERAL

A.                                    Investment Related Property

1.                                      Equity Interests.  Set forth below is a list of all equity interests owned by the Debtor and each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

2.                                      Securities Accounts.  Set forth below is a list of all securities accounts in which the Debtor or any other Grantor customarily maintains securities or other assets having an aggregate value in excess of $1,000,000, individually:

Debtor/Grantor	Type of Account	Name & Address of Financial Institutions

3.                                      Deposit Accounts.  Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which the Debtor or any other Grantor customarily maintains in excess of $1,000,000, individually:

Debtor/Grantor	Type of Account	Name & Address of Financial Institutions

4.                                      Debt Securities & Instruments.  Set forth below is a list of all debt securities and instruments owed to the Debtor or any other Grantor in the individual principal amount of greater than $5,000,000, individually:

Debtor/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

B.                                    Intellectual Property.  Set forth below is a list of all copyrights, patents, and trademark, all applications and licenses thereof owned by the Debtor and each other Grantor as of the date hereof and all exclusive copyright, patent and trademark licenses held by the Debtor or other Grantor as of the date hereof under which the Debtor or such Grantor is the licensee:

1.                                      Copyrights, Copyright Applications and Copyright Licenses

Jurisdiction	Copyright	App. No./App. Date	Reg. No./Reg. Date	Status	Owner

2.                                      Patents, Patent Applications and Patent Licenses

Jurisdiction	Patent	App. No./App. Date	Reg. No./Reg. Date	Status	Owner

3.                                      Trademarks, Trademark Applications and Trademark Licenses

Jurisdiction	Trademark	App. No./App. Date	Reg. No./Reg. Date	Classes	Status	Owner

C.                                    Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties.  Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Debtor or any other Grantor have possession of any material amount (fair market value of $5,000,000 or more individually) of tangible personal property of the Debtor or any other Grantor:

Debtor/Grantor	Address/City/State/Zip Code	County	Description of Assets and Value

D.                                    Real Estate Related UCC Collateral

1.                                      Fixtures.  Set forth below are all the locations where the Debtor or any other Grantor owns or leases any real property:

Debtor/Grantor	Address/City/State/Zip Code	County	Owned or Leased

2.                                      “As Extracted” Collateral.  Set forth below are all the locations where the Debtor or any other Grantor owns, leases or has an interest in any wellhead or minehead:

Debtor/Grantor	Address/City/State/Zip Code	County

3.                                      Timber to be Cut.  Set forth below are all locations where the Debtor or any other Grantor owns goods that are timber to be cut:

Debtor/Grantor	Address/City/State/Zip Code	County

IN WITNESS WHEREOF, the undersigned hereto has caused this Pre-Closing UCC Diligence/Perfection Certificate to be executed as of  the date first set forth above by its officer thereunto duly authorized.

INNOVIVA, INC.

By:
Name:
Title:

EXHIBIT A

Organizational Chart

B-1